   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 14, 1997

                                                       REGISTRATION NO. 333-4578
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                       POST-EFFECTIVE AMENDMENT NO. 2 TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                           CAFETERIA OPERATORS, L.P.
             (Exact name of registrant as specified in its charter)
                             ---------------------

           DELAWARE                           5812                          75-2186655
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)        Identification Number)

                             ---------------------
                               6901 QUAKER AVENUE
                              LUBBOCK, TEXAS 79413
                                 (806) 792-7151
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               THEODORE J. PAPIT
                           CAFETERIA OPERATORS, L.P.
                               6901 QUAKER AVENUE
                              LUBBOCK, TEXAS 79413
                                 (806) 792-7151
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------
                                With a copy to:
                            KENNETH L. STEWART, ESQ.
                          FULBRIGHT & JAWORSKI L.L.P.
                          2200 ROSS AVENUE, SUITE 2800
                                DALLAS, TX 75201
                                 (214) 855-8000
                             ---------------------
 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:
     From time to time after this Registration Statement became effective.

     If the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number off the earlier effective registration statement for the same offering. [ ] ________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                           CAFETERIA OPERATORS, L.P.

              CROSS REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
                      OF INFORMATION REQUIRED BY FORM S-1

                  REGISTRATION STATEMENT ITEM                             LOCATION IN PROSPECTUS
                  ---------------------------                             ----------------------
A.   Information About the Transaction
      1.  Forepart of Registration Statement and Outside Front
            Cover Page of Prospectus...........................  Facing Page; Cross Reference Sheet; Front
                                                                   Cover Page
      2.  Inside Front and Outside Back Cover Pages of
            Prospectus.........................................  Inside Front Cover Page
      3.  Summary Information, Risk Factors and Ratio of
            Earnings to Fixed Charges..........................  Prospectus Summary; Risk Factors
      4.  Use of Proceeds......................................  Use of Proceeds
      5.  Determination of Offering Price......................  *
      6.  Dilution.............................................  *
      7.  Selling Security Holders.............................  Selling Security Holders
      8.  Plan of Distribution.................................  Plan of Distribution
      9.  Description of Securities to be Registered...........  Description of Notes
     10.  Interests of Named Experts and Counsel...............  Legal Matters; Experts
     11.  Information With Respect to the Registrant...........  Outside Front Cover Page; Available
                                                                   Information; Prospectus Summary;
                                                                   Background; The Restructuring;
                                                                   Business; Risk Factors; Selected
                                                                   Historical Financial Data; Management's
                                                                   Discussion and Analysis of Results of
                                                                   Operations and Financial Condition;
                                                                   Management; Security Ownership of
                                                                   Certain Beneficial Owners and
                                                                   Management; Financial Statements
     12.  Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities.....................  *

---------------

     * Omitted because the item is inapplicable or the answer is negative.

PROSPECTUS

-----------------

                           CAFETERIA OPERATORS, L.P.

         $31,620,870.04 12% SENIOR SECURED NOTES DUE DECEMBER 31, 2001

                             ---------------------


     This Prospectus relates to the public offering by the selling note holders (the "Selling Note Holders") of $31,620,870.04 aggregate principal amount of 12% Senior Secured Notes due December 31, 2001 (the "Notes") of Cafeteria Operators, L.P. (the "Company"), a Delaware limited partnership and indirect wholly owned partnership subsidiary of Furr's/Bishop's, Incorporated, a Delaware corporation (the "Parent"). The Notes were originally issued by the Company pursuant to the Amended and Restated Indenture (the "Indenture") dated as of November 15, 1995 between the Company and Fleet National Bank of Massachusetts (f/k/a Shawmut Bank, N.A.), as trustee. State Street Bank and Trust Company (the "Trustee") has replaced Fleet National Bank of Massachusetts as Indenture trustee. The Notes being offered hereby represent a majority of the Notes issued under the Indenture. Interest on the Notes is payable semi-annually on March 31 and September 30 of each year, commencing March 31, 1996. The Notes are redeemable at the option of the Company at any time, upon not less than 30 nor more than 60 days' notice, in whole or in part, at 103% of the principal amount if the redemption occurs on or before September 30, 1998, and at 100% of the principal amount if the redemption occurs after September 30, 1998, in each case together with the accrued interest thereon to the redemption date. The Company is required to redeem Notes from the proceeds of certain property transfers and casualty losses which are not, within 180 days of the date of receipt thereof, applied, in the case of transfer, to purchase certain assets used or useful in the business of the Company, or, in the case of casualty loss, to either repair or replace the property that gave rise to such casualty loss. The obligations under the Notes are secured by a security interest in substantially all of the property and assets of the Company, including the Company's partnership interest in Furr's/Bishop's Specialty Group, L.P. ("Specialty"). The obligations of the Company in respect of the Notes and the Indenture are fully and unconditionally guaranteed by Specialty, which guarantee is secured by a security interest in substantially all of the property and assets of Specialty. Specialty, however, has no material assets. The Notes rank pari passu with all existing and future senior indebtedness of the Company. As of the date hereof, there is no other senior indebtedness outstanding. The Indenture contains limitations with respect to the amount of additional indebtedness that can be incurred by the Company and its subsidiaries. The Company, however, may obtain a revolving credit facility in the amount of $5.0 million and, under certain circumstances, release certain collateral, or subordinate to such facility, the liens securing the Notes.


     SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN RISKS INVOLVED IN THE PURCHASE OF THE NOTES.
                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

     The Selling Note Holders directly or through agents, dealers or underwriters may sell the Notes from time to time on terms to be determined at the time of sale. To the extent required, the specific Notes to be sold, the names of the Selling Note Holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and applicable commissions or discounts with respect to a particular offering will be set forth in an accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part. See "Plan of Distribution." Each of the Selling Note Holders reserves the sole right to accept or to reject, in whole or in part, any proposed purchase of its Notes.

     The Company will not receive any proceeds from this offering but, by agreement, will pay substantially all expenses of this offering, other than the commissions or discounts of underwriters, dealers or agents, but including the fees and disbursements of one counsel to certain of the Selling Note Holders. The Selling Note Holders, and any underwriters, dealers or agents that participate with the Selling Note Holders in the distribution of the Notes, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Notes purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" and "Description of Notes" for a description of indemnification arrangements between the Company and the Selling Note Holders and indemnification arrangements for underwriters.


               THE DATE OF THIS PROSPECTUS IS NOVEMBER 14, 1997.

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

     The Parent and the Company are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Parent can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048 and are available at http://www.sec.gov on the world wide web. Copies of such material also can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, material filed by the Parent can also be inspected at the offices of the New York Stock Exchange ("NYSE"), 20 Broad Street, Seventh Floor, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-1 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Notes. This Prospectus does not contain all the information set forth or incorporated by reference in the Registration Statement and the exhibits and schedules relating thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed or incorporated as a part thereof, which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements contained in this Prospectus as to the contents of other documents referred to herein are complete in all material respects, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, and each such statement is qualified in all respects by such reference.

     The Indenture pursuant to which the Notes were issued requires the Company to distribute to the Trustee and holders of the Notes copies of quarterly, annual and current reports and of other information, documents and other reports which the Company is required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act or the rules and regulations of the Commission promulgated thereunder.

                               CONCURRENT FILING

     The Parent has filed a separate Registration Statement (File No. 333-4576) with the Commission under the Securities Act with respect to the offer and sale by certain persons (the "Selling Stock Holders") of up to 42,060,043 shares of the Common Stock, par value $.01 per share, of the Parent (the "Common Stock"). The Selling Stock Holders include certain of the Selling Note Holders. See "Background; The Restructuring."

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY......................    4
  The Company...........................    4
  Background; The Restructuring.........    4
  Risk Factors..........................    5
  The Offering..........................    5
  Summary Financial Data................    8
RISK FACTORS............................    9
  Capital Expenditures..................    9
  Leverage..............................    9
  Ownership of the Parent...............    9
  History of Operating Losses...........   10
  Absence of an Established Public
     Market.............................   10
  Resignation of Chief Executive
     Officer............................   10
RECENT DEVELOPMENTS.....................   11
CAPITALIZATION..........................   12
USE OF PROCEEDS.........................   12
BACKGROUND; THE RESTRUCTURING...........   12
  Certain Income Tax Ramifications of
     the Restructuring..................   12
SELECTED HISTORICAL FINANCIAL
  INFORMATION...........................   14
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  RESULTS OF OPERATIONS AND FINANCIAL
  CONDITION.............................   15
  New Accounting Pronouncements.........   18
  Liquidity and Capital Resources.......   18
BUSINESS................................   20
  General...............................   20
  Family Dining Division................   20
  Marketing and Advertising.............   20
  Dynamic Foods.........................   21
  Restaurant Management.................   21
  Service Marks and Trademarks..........   21
  Seasonality...........................   21
  Working Capital Requirements..........   22
  Competition...........................   22
  Capital Expenditure Program...........   22
  Employees.............................   23
  Regulation............................   23
  Properties and Restaurant Locations...   23
  Legal Proceedings.....................   24
  Partnership Agreement.................   24
MANAGEMENT..............................   25
  Directors and Executive Officers......   25
  Executive Compensation................   27
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
  OWNERS AND MANAGEMENT.................   30
SELLING SECURITY HOLDERS................   31
PLAN OF DISTRIBUTION....................   32
DESCRIPTION OF NOTES....................   33
  General...............................   33
  Interest..............................   34
  Optional Redemption...................   34
  Required Redemption...................   34
  Ranking...............................   35
  Security and Guaranty.................   35
  Certain Covenants.....................   35
  Events of Default and Remedies........   40
  Amendments and Waivers................   42
  Transfer..............................   43
  Defeasance............................   43
  Information Concerning the Trustee....   44
  Definitions...........................   44
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS..........................   55
LEGAL MATTERS...........................   55
EXPERTS.................................   55

                               PROSPECTUS SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus. It is not, and is not intended to be complete. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Prospectus. Unless otherwise defined, capitalized terms used in this Summary have the meanings ascribed to them elsewhere in this Prospectus. Prospective purchasers are encouraged to read carefully all of the information contained in this Prospectus in its entirety.

THE COMPANY

     Cafeteria Operators, L.P., a Delaware limited partnership (the "Company"), was formed on June 22, 1987. The Company's sole general partner is Furr's/Bishop's, Incorporated, a Delaware corporation (the "Parent"). The Parent owns 94% of the outstanding limited partnership interest in the Company and Furr's/Bishop's Cafeterias, L.P., a Delaware limited partnership and indirect wholly owned partnership subsidiary of the Parent ("FBLP"), owns 6% of the outstanding limited partnership interest in the Company. The principal executive offices of the Company and the Parent are located at 6901 Quaker Avenue, Lubbock, Texas 79413, and the telephone number is (806) 792-7151. Unless the context otherwise requires, all references in this Prospectus to the "Company" include the Company and its subsidiaries.

     The Company is one of the largest operators of family-style cafeteria restaurants in the United States (based on the number of cafeterias operated). The Company believes that its cafeterias and buffets, which are operated under the "Furr's" and "Bishop's" names, are well recognized in their regional markets for their value, convenience, food quality and friendly service. The Company's 106 cafeterias and one buffet are located in 12 states in the Southwest, West and Midwest. In addition, the Company operates Dynamic Foods, its food preparation, processing and distribution division, in Lubbock, Texas. Dynamic Foods provides approximately 85% of the food and supply requirements of the Company's cafeteria and buffet restaurants. Dynamic Foods also sells pre-cut produce, bakery items, meats and seafood and various prepared foods to the restaurant, food service and retail markets. See "Business."

BACKGROUND; THE RESTRUCTURING

     In 1996, the Company continued to streamline its operating focus after completing a major restructuring of its financial position in fiscal 1995 (the "Restructuring"). On January 2, 1996, the Company received the approval of its lenders and the stockholders of the Parent of the Restructuring, which resulted in a reduction of the Company's debt and other obligations by over $200 million, a significant reduction in interest expense and an increase in net worth. Approval of the Restructuring concluded nearly three years of discussions aimed at providing the Company with greater financial stability and the resources to compete in an increasingly competitive industry.

     As part of the Restructuring, the Company executed the Amended and Restated Indenture (the "Indenture") dated as of November 15, 1995 between the Company and Fleet National Bank of Massachusetts (f/k/a Shawmut Bank, N.A.), as trustee, pursuant to which, among other things, the terms of $40.0 million aggregate principal amount outstanding under the Company's 11% Senior Secured Notes due June 30, 1998 (the "11% Notes"), issued pursuant to the Indenture dated as of March 27, 1992 between the Company and Shawmut Bank, N.A., as collateral agent (the "Old Indenture"), were amended, with the consent of the holders of the 11% Notes at such time (the "Original 11% Noteholders"), to constitute $40.0 million (subject to the issuance of additional notes in payment of the first interest installment) aggregate principal amount of 12% Senior Secured Notes ("12% Notes") issued pursuant to the Indenture. In addition, the Company issued a 12%
Note in the original principal amount of $1.7 (plus interest) million to the Trustees of General Electric Pension Trust ("GEPT") in settlement of a $5.4 million judgment against Furr's/Bishop's Cafeterias, L.P., a Delaware limited partnership and indirect wholly owned partnership subsidiary of the Company ("FBLP"). As part of the Restructuring, Wells Fargo Bank, National Association ("Wells Fargo") received an option to purchase 2.5% of the outstanding Common Stock (the "Wells Fargo Option") in satisfaction of approximately $6.1 million principal amount (plus approximately $1.6 million of accrued and unpaid interest) of indebtedness of a subsidiary of the Parent. State Street Bank and Trust Company is currently the trustee under the Indenture.

     As a result of the Restructuring, indebtedness of the Company in the amount of approximately $153 million aggregate principal amount (plus approximately $46.6 million in accrued and unpaid interest) outstanding under the Old Indenture was exchanged by holders on January 2, 1996 of the 11% Notes (the "Exchanging 11% Noteholders" and together with the Original 11% Noteholders, the "former 11% Noteholders") for an aggregate of 95% of the limited partnership interests of the Company and the right to put to the Parent their 95% limited partnership interests in the Company in exchange for 95% of the outstanding Common Stock (the "Put Option"). In addition, outstanding warrants to purchase capital stock of the Parent held by certain of the Exchanging 11% Noteholders were cancelled.

     On March 12, 1996, a majority of the Exchanging 11% Noteholders exercised the Put Option and, accordingly, all Exchanging 11% Noteholders put their aggregate 95% limited partnership interests to the Parent in exchange for 95% of the outstanding Common Stock. On March 15, 1996, Wells Fargo exercised the Wells Fargo Option thereby becoming the beneficial owner of 2.5% of the outstanding Common Stock. On March 22, 1996, a fifteen-to-one reverse stock split became effective upon the filing of an amendment to the Parent's Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

RISK FACTORS

     For a discussion of certain factors that should be considered in evaluating an investment in the Notes, see "Risk Factors" beginning on page 9.

THE OFFERING


Securities Offered............   $31,620,870.04 aggregate principal amount of
                                 12% Senior Secured Notes due December 31, 2001
                                 (the "Notes") held by selling note holders (the
                                 "Selling Note Holders"). Notes in the aggregate principal amount of $40.0 million were originally issued in a private placement by the Company pursuant to the Amended and Restated
                                 Indenture (the "Indenture") dated as of
                                 November 15, 1995 between the Company and Fleet
                                 National Bank of Massachusetts (f/k/a Shawmut
                                 Bank, N.A.), as trustee, in exchange for 11%
                                 Notes of the Company. State Street Bank and
                                 Trust Company is currently the trustee (the
                                 "Trustee") under the Indenture. A Note in the original principal amount of $1.7 million was issued to GEPT in settlement of a judgment and Notes in the aggregate principal amount of approximately $4.1 million were issued in payment of the first interest installment under the Indenture. The Notes offered hereby are being offered for sale by the Selling Note
                                 Holders and the Company will not receive any part of the proceeds from any sale thereof. No additional Notes were issued or may be issued pursuant to the Indenture.


Interest Rate.................   12% per annum, except that upon a default in
                                 the payment of interest for 30 days or
                                 principal at maturity, such interest rate shall be increased to the lesser of 13% per annum and the highest rate allowed by applicable law.

Interest Payment Dates........   January 24, 1996 and each March 31 and
                                 September 30 thereafter, commencing on March
                                 31, 1996. Interest accrued from April 1, 1995 through January 24, 1996 was paid on January
                                 24, 1996 by the issuance of additional Notes.
                                 The Company has made all other
                                 interest payments in cash, and all future interest payments must be made in cash.

Maturity Date.................   December 31, 2001.

Optional Redemption...........   The Notes are redeemable at the option of the
                                 Company at any time, upon not less than 30 nor more than 60 days notice, in whole or in part, at 103% of the principal amount if the redemption occurs on or before September 30, 1998 and at 100% of the principal amount of the Notes to be redeemed if the redemption occurs after September 30, 1998, in each case together with the accrued interest thereon to the redemption date.

Required Redemption...........   The Company is required to redeem Notes from
                                 the proceeds of certain transfers of property and casualty losses which are not, within 180 days of the date of receipt thereof, applied, in the case of transfer, to purchase certain assets used or useful in the business of the Company or its subsidiaries, or, in the case of casualty loss, to either repair or replace the property that gave rise to such casualty loss.

Ranking.......................   The Notes are senior obligations of the
                                 Company. The obligations under the Notes are secured by a security interest in substantially all of the property and assets of the Company.
                                 The Notes rank pari passu with all existing and future senior indebtedness of the Company. As of the date hereof, there is no other senior indebtedness outstanding. The Indenture contains limitations with respect to the amount of additional indebtedness that can be incurred by the Company and its subsidiaries. The
                                 Company may obtain a revolving credit facility in the amount of $5.0 million and, under certain circumstances, release certain collateral, or subordinate to such facility the liens, securing the Notes. See "Description of the Notes -- Security and Guaranty."

Security and Guaranty.........   Pursuant to the Collateral Documents (as
                                 defined in the Indenture), the Notes are secured by a valid, perfected security interest in certain assets and property of the Company, including, without limitation, certain real property, inventory, equipment, accounts receivable and intellectual property of the Company, and by a pledge of the partnership interest of the Company in and to Furr's/
                                 Bishop's Specialty Group, L.P. ("Specialty").
                                 The obligations of the Company in respect of the Notes and the Indenture are fully and unconditionally guaranteed by Specialty, which guarantee is secured by a security interest in substantially all of the property and assets of Specialty. Specialty, however, has no material assets. The liens and security interests with respect to certain property may be subject to prior liens and encumbrances, including liens which may be created to secure a working capital facility not exceeding $5.0 million. In addition, collateral may be released in connection with a permitted sale of assets by the Company. There can be no assurance that the amount realized upon any enforcement in respect of such collateral would be sufficient to satisfy the Company's payment obligations in respect of the Notes.

Covenants.....................   In addition to certain customary affirmative
                                 covenants, the Indenture contains covenants that, among other things, restrict the ability of the Company and each of its subsidiaries, subject to certain exceptions contained therein, to (i) create, incur, assume or guarantee any indebtedness, (ii) consolidate or merge with, or transfer substantially all of its assets and properties to any other person or entity, (iii) make certain investments, (iv) make any dividend or other distribution to the holders of its partnership interests, make any payment on account of the purchase, redemption, retirement or acquisition of its partnership interests or make any optional prepayment of any subordinated indebtedness, (v) create or permit to exist any liens (other than liens securing the Notes and certain purchase money liens) securing any indebtedness upon certain of the properties and assets owned by the Company or any of its subsidiaries, or agree for the benefit of certain other creditors to restrict its right to create any such liens,
                                 (vi) transfer all or any part of its assets
                                 (other than transfers of inventory in the ordinary course of business), (vii) enter into any transaction with any affiliate of the Company or any subsidiary thereof on terms that would be less favorable than those obtained through an arm's length negotiation with an unaffiliated third party or (vii) permit any subsidiary of the Company to enter into certain agreements, restricting the subsidiary's ability to pay dividends and make distributions to, create or pay indebtedness owing to or transfer any of its property to, the Company.

Defaults and Remedies.........   If the Company or certain of its subsidiaries
                                 shall (i) fail to pay amounts due, or observe any other covenant beyond certain grace periods, in respect of the Notes, the Indenture or the Credit Documents relating thereto, (ii) default in the payment of certain other indebtedness or allow to remain unpaid certain judgments, (iii) become the subject of certain events of bankruptcy or insolvency or (iv) sustain uninsured casualties in respect of certain of their properties; or if certain events rendering unenforceable the obligations of the Company or the liens granted for the benefit of the holders of the Notes shall have occurred and be continuing, then the Trustee or the holders of a majority in principal amount of the Notes may accelerate the maturity of the Notes, and the Trustee may (and upon direction by holders of a majority of the outstanding principal amount of the Notes shall) proceed against the collateral securing the Notes and pursue all other available legal remedies.

SUMMARY FINANCIAL DATA

     The following table presents, in summary form, historical financial data derived from the audited and unaudited historical consolidated financial statements of the Company and subsidiaries. The interim unaudited financial statements have been prepared pursuant to the rules and regulations of the Commission. In management's opinion, all adjustments and eliminations, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial statements, have been made. The results of operations for such interim periods are not necessarily indicative of the results of operations for the full year. The data should be read in conjunction with the historical financial statements, and the respective notes thereto, and "Management's Discussion and Analysis of Results of Operations and Financial Condition," included elsewhere in this Prospectus. See "Selected Historical Financial Information" and "Management's Discussion and Analysis of Results of Operations and Financial Condition."

                   CAFETERIA OPERATORS, L.P. AND SUBSIDIARIES
                             SUMMARY FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

                        TWENTY-SIX     TWENTY-SIX
                       WEEKS ENDED    WEEKS ENDED     YEAR ENDED      YEAR ENDED     YEAR ENDED     YEAR ENDED      YEAR ENDED
                       JULY 1, 1997   JULY 2, 1996   DEC. 31, 1996   JAN. 2, 1996   JAN. 3, 1995   DEC. 28, 1993   JAN. 2, 1993
                       ------------   ------------   -------------   ------------   ------------   -------------   ------------
STATEMENT OF
OPERATIONS DATA:
Net Sales............    $  97,140       $99,358       $197,427        $210,093      $ 225,186       $ 253,700       $268,057
Gross Profit.........       67,796        68,590        135,756         142,330        154,998         177,910        189,568
Income (Loss) Before
  Interest, Taxes and
  Extraordinary
  Items..............           26         5,616          8,789         (10,945)(a)      3,860        (141,281)(b)     20,936
Income (Loss) before
  extraordinary
  items..............         (108)        5,493          8,550         (37,154)(a)    (19,710)       (163,386)(b)       (457)
BALANCE SHEET DATA:
Cash.................        4,457         5,045          3,668             964          1,475           2,891          8,624
Net Working Capital
  Deficiency.........      (14,013)      (16,599)       (16,144)        (20,323)      (237,344)       (223,931)        (7,139)
Total Assets.........       81,262        89,036         86,342          86,066        103,430         111,615        257,238
Total Debt...........       71,894        77,387         74,640          78,408        226,824(c)      203,808(c)     193,014
Partners' Capital
  (Deficit)..........      (24,075)      (29,453)       (23,967)        (34,946)      (160,120)       (144,775)        22,077
Ratio (Deficit) of
  Earnings to Fixed
  Charges............     (0.96):1(d)     2.91:1(d)      2.49:1(d)     (0.42):1         0.16:1        (6.39):1         0.98:1
Amount of Coverage
  Deficiency.........          108           n/a            n/a          37,154         19,710         163,386            457

---------------

(a) Does not include a net gain of $157,619 from financial restructuring transactions in the fourth quarter of the fiscal year ended January 2, 1996.

(b) Includes a write-off of goodwill of approximately $135,208 in the fourth quarter of the fiscal year ended December 28, 1993.

(c) Includes interest subject to restructuring of $33,903 and $10,838 at January 3, 1995 and December 28, 1993, respectively.

(d) Includes interest not expensed in accordance with SFAS 15 of $2,746 for the 26 weeks ended July 1, 1997 and July 2, 1996 and $5,493 for the year ended December 31, 1996.
\

                                  RISK FACTORS

     In considering the matters set forth in this Prospectus, prospective investors should carefully consider, among other things, the significant factors described below which are associated with the Notes before making an investment in the Notes.

CAPITAL EXPENDITURES

     The Company may make significant capital expenditures in each of the next three fiscal years to remodel existing cafeterias, implement special programs to enhance customer traffic and develop new restaurants. The Company believes that its capital expenditure program is necessary to enable the Company and its subsidiaries to increase revenues and attain profitability in order to service their respective remaining obligations under outstanding debt instruments. Such obligations and debt instruments, as well as indemnification payments the Company must make to certain persons (See "Business -- Legal Proceedings"), limit the Company's ability to make future capital expenditures. There can be no assurance that the Company will be able to complete its capital expenditure program, service its financial obligations and meet the financial covenants contained in outstanding debt instruments. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

LEVERAGE

     As of October 1, 1997, the Company's total indebtedness was approximately $69.1 million (including approximately $23.4 million of interest accrued through maturity). At such date, the Company's total assets were approximately $77.3 million.

     In addition to certain customary affirmative covenants, the Indenture (hereinafter defined) contains covenants that, among other things, restrict the ability of the Company and each of its subsidiaries, subject to certain exceptions contained therein, to incur debt, make distributions to the Parent or transfer assets. The restrictions may limit the ability of the Company to expand its business and take other actions that the Parent considers to be in the Company's best interest.

     The Company and its subsidiaries presently have significant annual interest expense payment obligations under outstanding debt instruments. The ability of the Company and its subsidiaries to satisfy their respective obligations is dependent upon their future performances, which will be subject to financial, business and other factors affecting the business and operations of the Company, including factors beyond the control of the Company and its subsidiaries, such as prevailing economic conditions. Over the long term, the Company's performance will depend on, among other things, the Company's ability to implement successfully its expansion strategies and control costs. See
"Business -- Capital Expenditure Program" and "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Liquidity and Capital Resources." If the Company is unable to comply with the terms of outstanding debt instruments and any future debt instruments and fails to generate sufficient cash flow from operations in the future, it may be required to refinance all or a portion of its existing debt or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained, particularly in view of the Company's anticipated high levels of debt and the fact that a significant portion of the Company's assets have been pledged as collateral to secure indebtedness. These factors could have a material adverse effect on the marketability and value of the Notes.

OWNERSHIP OF THE PARENT

     As a result of the comprehensive Restructuring of the Company and the Parent and subsequent sales of Common Stock by the Selling Note Holders, certain of the Selling Note Holders own approximately 70% of the outstanding Common Stock of the Parent. Such Selling Note Holders, however, are seven separate holders (or groups of affiliated holders) who are entitled to, and who the Company believes intend to, vote separately upon all matters submitted to a vote of security holders of the Parent (including any mergers, sales of all or substantially all of the assets of the Parent or the Company and going private transactions). To the Company's knowledge, there are no agreements, arrangements or understandings among any of the Selling

Note Holders concerning the voting or disposition of any of such Common Stock or any other matter regarding the Company or the Parent or which might be the subject of a vote of the Parent's stockholders. Also, no Selling Note Holder (or affiliated group of Selling Note Holders) is a beneficial owner of more than 18% of the Common Stock; accordingly, no single Selling Note Holder or affiliated group could itself approve any matter regarding the Company or the Parent or which might be the subject of a vote of the Parent's stockholders.

     In addition, as a part of the Restructuring, certain 11% Noteholders designated for nomination a majority of the members of the Board of Directors of the Parent. These directors were duly nominated and elected by holders of the former classes of the Parent's capital stock at a meeting of the stockholders held prior to certain 11% Noteholders having exercised the Put Option. Certain of these directors continue to serve on the Board of Directors of the Parent, and such directors will generally have the power to direct the Parent's operations. None of such directors, however, is affiliated with any former 11% Noteholder or Selling Note Holder and to the Company's knowledge there is no agreement, understanding or arrangement among any former 11% Noteholders, Selling Note Holders or any such director concerning any matter regarding the governance of the Parent or the Company.

HISTORY OF OPERATING LOSSES

     Through fiscal year 1995, the Company had not reported net income since fiscal year 1990. The Company has reported net losses from continuing operations of approximately $457 thousand, $163.4 million and $19.7 million for the fiscal years 1992, 1993 and 1994, respectively. After giving effect to the Restructuring, but before the extraordinary credit associated therewith, the Company reported net loss from continuing operations of approximately $37.2 million for fiscal year 1995. Although the Company reported net income from continuing operations of $8.6 million for fiscal year 1996, the Company reported a net loss from continuing operations of $108 thousand for the 26-week period ended July 1, 1997.

ABSENCE OF AN ESTABLISHED PUBLIC MARKET

     The Notes are not listed or admitted for trading on any securities exchange or national market system, and the Company does not anticipate obtaining any such listing or admission to trading. At present, almost all of the Notes offered hereby are owned by a small number of institutional investors, and there is no established public market for the Notes. No assurance can be given as to the prices or liquidity of, or trading markets for, the Notes. The liquidity of any market for the Notes will depend upon the number of holders of Notes, interest of securities dealers in making a market in the Notes and other factors. The absence of any established active market for the Notes could adversely affect the liquidity of the Notes. The liquidity of, and trading markets for, the Notes may also be adversely affected by general declines in the market for similar grade debt. Such declines may adversely affect the liquidity of, and the trading markets for, the Notes, independent of the financial performance of, and the prospects for, the Company. Accordingly, no assurance can be given that a holder of the Notes will be able to sell its Notes in the future or that any future sale can be consummated at a price equal to or higher than the price at which the Notes were originally purchased.

RESIGNATION OF CHIEF EXECUTIVE OFFICER

     Theodore J. Papit has announced that he will resign his position as Chief Executive Officer and President of the Parent effective mid-December, 1997, based on personal reasons and a desire to pursue other long-term professional opportunities. If the Parent is unable to hire a full-time replacement for Mr. Papit reasonably soon, the failure of the Parent to have a full time Chief Executive Officer could have a material adverse effect on the Company.

                              RECENT DEVELOPMENTS

     The Company recorded a special charge of approximately $7.5 million in the Company's consolidated statement of operations for the 13-week period ended September 30, 1997, in connection with (i) the Company's obligations to make indemnification payments to certain persons (see "Business -- Legal Proceedings"), (ii) certain closed store reserves, (iii) certain produce department writedowns and (iv) certain corporate writedowns.

                                 CAPITALIZATION

     The following table sets forth the debt and capitalization of the Company at July 1, 1997. The information set forth below should be read in conjunction with the Company's financial statements appearing elsewhere in this Prospectus.

Short-term debt and current portion of long-term debt.......  $  5,493
Long-term debt (excluding current portion):
  12% Notes, including $20.7 million interest accrued
     through maturity.......................................  $ 66,401
Partners' Deficit...........................................  $(24,075)
Total Capitalization........................................  $ 42,326

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Notes offered pursuant to this Prospectus. The Selling Note Holders will receive all of the net proceeds from any sale of the Notes offered hereby.

                         BACKGROUND; THE RESTRUCTURING

     In 1996, the Company continued to streamline its operating focus after completing the Restructuring in fiscal 1995. On January 2, 1996, the Company received the approval of its lenders and the stockholders of the Parent of the Restructuring. Approval of the Restructuring concluded nearly three years of discussions aimed at providing the Company with greater financial stability and the resources to compete in an increasingly competitive industry.

     As part of the Restructuring, the Company executed the Indenture pursuant to which, among other things, the terms of $40.0 million aggregate principal amount outstanding under the Company's 11% Senior Secured Notes due June 30, 1998, issued pursuant to the Old Indenture, were amended, with the consent of the Original 11% Noteholders, to constitute $40.0 million (subject to the issuance of additional notes in payment of the first interest installment) aggregate principal amount of the 12% Notes issued pursuant to the Indenture. In addition, the Company issued a 12% Note in the original principal amount of $1.7 (plus interest) million to GEPT in settlement of a $5.4 million judgment against FBLP. As part of the Restructuring, Wells Fargo received the Wells Fargo Option in satisfaction of approximately $6.1 million principal amount (plus approximately $1.6 million of accrued and unpaid interest) of indebtedness of a subsidiary of the Parent.

     As a result of the Restructuring, indebtedness of the Company in the amount of approximately $153 million aggregate principal amount (plus approximately $46.6 million in accrued and unpaid interest) outstanding under the Old Indenture was exchanged on January 2, 1996 by the Exchanging 11% Noteholders for an aggregate of 95% of the limited partnership interests of the Company and the Put Option. In addition, outstanding warrants to purchase capital stock of the Parent held by certain of the Exchanging 11% Noteholders were cancelled.

     On March 12, 1996, a majority of the Exchanging 11% Noteholders exercised the Put Option and, accordingly, all Exchanging 11% Noteholders put their aggregate 95% limited partnership interests to the Parent in exchange for 95% of the outstanding Common Stock. On March 15, 1996, Wells Fargo exercised the Wells Fargo Option thereby becoming the beneficial owner of 2.5% of the outstanding Common Stock. On March 22, 1996, a fifteen-to-one reverse stock split became effective upon the filing of an amendment to the Parent's Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

CERTAIN INCOME TAX RAMIFICATIONS OF THE RESTRUCTURING

     As described above, the Restructuring was a complex series of transactions which had a variety of federal income tax implications for the Parent. The Recapitalization likely resulted in an ownership change (within the meaning of Section 382 of the Internal Revenue Code), which is likely to substantially restrict the ability of the Parent to utilize existing net operating loss carryovers to offset future income. In addition, although the Parent believes that such possibility is unlikely, no assurance can be given that the Internal Revenue Service might not successfully recharacterize the Recapitalization in a manner which would reduce certain tax attributes of the Parent and the other partners of the Company (all of which are subsidiaries of the Parent) in an amount equal to the excess of the outstanding amount of 11% Notes outstanding prior to the Recapitalization over the fair market value of the 11% Notes at such time.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     The following table presents summary historical financial data derived from the audited and unaudited historical financial statements of the Company and subsidiaries. The interim unaudited financial statements have been prepared pursuant to the rules and regulations of the Commission. In management's opinion, all adjustments and eliminations, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial statements, have been made. The results of operations for such interim periods are not necessarily indicative of the results of operations for the full year. The data should be read in conjunction with the historical financial statements of the Company and the respective notes thereto, and "Management's Discussion and Analysis of Results of Operations and Financial Condition," included elsewhere in this Prospectus.

                   CAFETERIA OPERATORS, L.P. AND SUBSIDIARIES
                             SUMMARY FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

                             TWENTY-SIX     TWENTY-SIX
                               WEEKS          WEEKS
                               ENDED          ENDED        YEAR ENDED      YEAR ENDED     YEAR ENDED     YEAR ENDED
                            JULY 1, 1997   JULY 2, 1996   DEC. 31, 1996   JAN. 2, 1996   JAN. 3, 1995   DEC. 28, 1993
                            ------------   ------------   -------------   ------------   ------------   -------------
STATEMENT OF OPERATIONS
  DATA:
Net Sales.................    $ 97,140       $ 99,358       $197,427        $210,093      $ 225,186       $ 253,700
Gross Profit..............      67,796         68,590        135,756         142,330        154,998         177,910
Income (Loss) Before
  Interest, Taxes and
  Extraordinary Items.....          26          5,616          8,789         (10,945)(a)      3,860        (141,281)(b)
Income (Loss) before
  extraordinary items.....        (108)         5,493          8,550         (37,154)(a)    (19,710)       (163,386)(b)
BALANCE SHEET DATA:
Cash......................       4,457          5,045          3,668             964          1,475           2,891
Net Working Capital
  Deficiency..............     (14,013)       (16,599)       (16,144)        (20,323)      (237,344)       (223,931)
Total Assets..............      81,262         89,036         86,342          86,066        103,430         111,615
Total Debt................      71,894         77,387         74,640          78,408        226,824(c)      203,808(c)
Partners' Capital
  (Deficit)...............     (24,075)       (29,453)       (23,967)        (34,946)      (160,120)       (144,775)
Ratio (Deficit) of
  Earnings to Fixed
  Charges.................    (0.96):1(d)      2.91:1(d)      2.49:1(d)     (0.42):1         0.16:1        (6.39):1
Amount of Coverage
  Deficiency..............         108            n/a            n/a          37,154         19,710         163,386


                             YEAR ENDED
                            JAN. 2, 1993
                            ------------
STATEMENT OF OPERATIONS
  DATA:
Net Sales.................    $268,057
Gross Profit..............     189,568
Income (Loss) Before
  Interest, Taxes and
  Extraordinary Items.....      20,936
Income (Loss) before
  extraordinary items.....        (457)
BALANCE SHEET DATA:
Cash......................       8,624
Net Working Capital
  Deficiency..............      (7,139)
Total Assets..............     257,238
Total Debt................     193,014
Partners' Capital
  (Deficit)...............      22,077
Ratio (Deficit) of
  Earnings to Fixed
  Charges.................      0.98:1
Amount of Coverage
  Deficiency..............         457

---------------

(a) Does not include a net gain of $157,619 from financial restructuring transactions in the fourth quarter of the fiscal year ended January 2, 1996.

(b) Includes a write-off of goodwill of approximately $135,208 in the fourth quarter of the fiscal year ended December 28, 1993.

(c) Includes interest subject to restructuring of $33,903 and $10,838 at January 3, 1995 and December 28,1993, respectively.

(d) Includes interest not expensed in accordance with SFAS 15 of $2,746 for the 26 weeks ended July 1, 1997 and July 2, 1996 and $5,493 for the year ended December 31, 1996.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION

     The Company's fiscal year is a 52-53 week year. Fiscal 1996 included 52 weeks, fiscal 1995 included 52 weeks and fiscal 1994 included 53 weeks. The Company's fiscal year ends on the Tuesday nearest December 31.

     The following table sets forth certain statement of operations data and restaurant data for the periods indicated (dollars in thousands, except sales per unit):

                                                TWENTY-SIX
                                                WEEKS ENDED                YEAR ENDED
                                             -----------------   ------------------------------
                                             JULY 1,   JULY 2,   DEC. 31,   JAN. 2,    JAN. 3,
                                              1997      1996       1996       1996       1995
                                             -------   -------   --------   --------   --------
Statement of operations data:
  Sales....................................  $97,140   $99,358   $197,427   $210,093   $225,186
  Costs and expenses
  Cost of sales (excluding depreciation)...   29,344    30,768     61,671     67,763     70,188
     As a percent of sales.................     30.2%     31.0%      31.2%      32.3%      31.2%
  Selling, general and administrative......   59,933    58,966    117,953    127,000    137,604
     As a percent of sales.................     61.7%     59.3%      59.7%      60.4%      61.1%
  Depreciation and amortization............    5,406     4,611     10,152     14,002     11,320
  Special charges (credits)................    2,431      (603)    (1,138)    12,273      2,214
                                             -------   -------   --------   --------   --------
          Total costs and expenses.........   97,114    93,742    188,638    221,038    221,326
                                             -------   -------   --------   --------   --------
  Operating income (loss)..................       26     5,616      8,789    (10,945)     3,860
  Interest expense.........................      134       123        239     26,209     23,570
                                             -------   -------   --------   --------   --------
  Income (loss) before extraordinary
     credit................................  $  (108)  $ 5,493   $  8,550   $(37,154)  $(19,710)
                                             =======   =======   ========   ========   ========
Restaurant Units in Operation:
  Beginning of period......................                           115        129        142
  Opened...................................                            --         --          1
  Closed...................................                            (5)       (14)       (14)
                                                                 --------   --------   --------
  End of Period............................                           110        115        129
                                                                 ========   ========   ========
Restaurant units reserved to be closed at
  the end of period........................                             0          2          4
                                                                 ========   ========   ========
Average weekly sales per restaurant unit
  (for units open at year end and which
  operated the full year)..................                      $ 33,449   $ 32,916   $ 32,533
                                                                 ========   ========   ========

     On January 2, 1996, at a special meeting of the Parent, stockholders approved the Restructuring. A series of financial restructuring transactions resulted in the recognition of a $157,619 extraordinary credit in the fiscal year ended January 2, 1996.

TWENTY-SIX WEEKS ENDED JULY 1, 1997 COMPARED TO TWENTY-SIX WEEKS ENDED JULY 2, 1996

     Results of operations. Sales for the 26 weeks ended July 1, 1997 were $97.1 million, a decrease of $2.2 million from the same period of 1996. The operating loss for the 26 week period of 1997 was $26 thousand compared to income of $5.6 million in the comparable period in the prior year. The operating results of the 26 week period of the prior year includes net special credits of $603 thousand. The net loss for the period in 1997 was $108 thousand compared to income of $5.5 million in the same period of 1996. During the first quarter of 1997, sales were negatively impacted by severe winter weather and by including fewer units in the operating results.

     Sales. Restaurant sales in comparable units were 0.5% lower in the 26 weeks of 1997 than the same period of 1996. Sales for the period were $604 thousand lower than the prior year due to there being a net of three fewer units included in operating results. Sales by Dynamic Foods to third parties were $1.2 million lower in the first 26 weeks of 1997 than the prior year.

     Cost of sales. Excluding depreciation, cost of sales was 30.2% of sales for the first 26 weeks of 1997 as compared to 31.0% for the same period of 1996. The decrease in the percentage of sales was the result of changes in pricing, menu mix and lower product costs.

     Selling, general and administrative. Selling, general and administrative expense was higher in the aggregate by $967 thousand in the first 26 weeks of 1997 as compared to 1996 due to increases in some expense categories being partially offset by there being fewer units included in the operating results. The change in selling, general and administrative expense included increases of $981 thousand in marketing expense, $199 thousand in salaries, wages and related benefits and a decrease of $216 thousand in utility expense.

     Depreciation and amortization. Depreciation and amortization expense was higher by $795 thousand in the first 26 weeks of 1997 due primarily to higher depreciation on newly acquired property, plant and equipment, along with the use of shorter depreciation periods.

     Special charges. The loss from operations for the 26 weeks ended July 1, 1997 includes net special charges of $2.4 million. The results of operations includes a charge of $1.9 million for the writedown of assets and adjustments to closed store reserves of units previously closed, as well as units to be closed, and a charge of $1.8 million to recognize the writedown of certain assets in property, plant and equipment to estimated fair values in accordance with SFAS
121. The results of operations includes a credit of $1.3 million related to the settlement of a lawsuit. The income from operations for the prior year period includes net special credits of $603 thousand, including $699 thousand for insurance proceeds related to a fire loss and a charge of $96 thousand related to a consulting agreement with Kevin E. Lewis, Chairman of the Board.

     Interest expense. Interest expense was $134 thousand in the 26 weeks ended 1997, which was slightly higher than the comparable period in the prior year. In accordance with Statement of Financial Accounting Standard No. 15, the restructured debt was recorded at the sum of all future principal and interest payments and there is no recognition of interest expense thereon.

FIFTY-TWO WEEKS ENDED DECEMBER 31, 1996 COMPARED TO FIFTY-TWO WEEKS ENDED JANUARY 2, 1996

     Results of operations. Sales for the 52-week fiscal year ended December 31, 1996 were $197.4 million, a decrease of $12.7 million from the fiscal year ended January 2, 1996. The operating income for the 1996 fiscal year was $8.8 million compared to a loss of $10.9 million in fiscal year 1995. The operating results of fiscal 1996 included net special credits of $1.1 million compared to special charges of $12.3 million in the prior year. Net income for fiscal 1996 was $8.6 million, compared to a net loss before extraordinary items of $37.2 million for fiscal 1995.

     Sales. Restaurant sales in comparable units were 0.04% higher in fiscal 1996 than 1995. For the units that were open for the entire year, average weekly sales were $33.4 thousand in fiscal 1996. Sales in 1996 were lower than the prior year by $10.9 million as a result of 16 fewer units being included in the results of operations in the current year. Revenues in fiscal year 1996 included $2.9 million of Dynamic Foods sales to third parties and $1.9 million from the two Zoo-Kini's Soups, Salads and Grill restaurants.

     Cost of sales. Excluding depreciation, cost of sales was 31.2% of sales for fiscal year 1996 compared to 32.3% for fiscal year 1995. The decrease in the percentage of sales was principally the result of lower product costs that were partially offset by changes in the menu mix.

     Selling, general and administrative. Selling, general and administrative expense was lower in the aggregate by $9.0 million in fiscal year 1996. Of the decrease, $7.6 million was due to operating results including 16 fewer units. SG&A expense includes decreases of $1.9 million in marketing expense, including discounts, $339 thousand in repair and maintenance, $283 thousand in utility expenses and $234 thousand in supplies expenses. SG&A expense includes an increase of $601 thousand in professional service expenses.

     Depreciation and amortization. Depreciation and amortization expense was $3.8 million lower than the prior year, due to the reduction of certain depreciable assets in 1995 in accordance with SFAS 121 partially offset by the reduction in the useful lives of certain depreciable assets in the prior year.

     Special credits and charges. The operating results for fiscal 1996 include net special credits aggregating $1.1 million. Included in the total are credits of $699 thousand for the insurance proceeds related to a fire loss, $709 thousand for the termination of a trademark royalty agreement and the modification and extension of a lease related to the Company's former El Paso Bar-B-Que Company restaurants and a charge of $270 thousand related to the search for a new Chief Executive Officer and a consulting agreement with Kevin
E. Lewis, Chairman of the Board. The loss from operations for the fiscal year ended January 2, 1996 includes special charges of $12.3 million, which includes charges to reserves of $4.5 million related to the closing of 14 units, including two units to be closed in future periods, and adjustments to the units previously reserved. Also included is $7.8 million to recognize the write-down of certain assets to estimated fair values in accordance with the adoption of SFAS 121.

     Interest expense. Interest expense was lower than the prior year by $26.0 million as a result of the Restructuring. In accordance with SFAS 15, the restructured debt was recorded at the sum of all future principal and interest payments and there is no recognition of interest expense thereon.

     Extraordinary credit. The results of fiscal year 1995 include an extraordinary credit of $157.6 million relating to the reduction of debt in a series of financial restructuring transactions.

FIFTY-TWO WEEKS ENDED JANUARY 2, 1996 COMPARED TO FIFTY-THREE WEEKS ENDED JANUARY 3, 1995

     Results of operations. Sales for the 52-week fiscal year ended January 2, 1996 were $210.1 million, a decrease of $15.1 million from the 53-week fiscal year ended January 3, 1995. The operating loss for the fiscal year ended 1995 was $10.9 million compared to income of $3.9 million in fiscal year 1994. The operating results of fiscal 1995 included special charges of $12.3 million compared to $2.2 million in the prior year. Net loss before extraordinary items for fiscal 1995 was $37.2 million, compared to $19.7 million for fiscal 1994.

     Sales. Restaurant sales in comparable units were 2.2% lower in fiscal 1995 than 1994. For the units that were open for the entire year, average weekly sales were $32.9 thousand in fiscal 1995. Sales in 1995 were lower than the prior year by $6.8 million as a result of 16 fewer units being included in the results of operations in the current year and were lower by $2.7 million as a result of three fewer specialty restaurants being included in the results of operations in the current year. Sales were lower in fiscal 1995 by approximately $3.7 million due to there being one less week than the prior fiscal year. Sales in fiscal year 1995 included $4.6 million of Dynamic Foods sales to third parties and $1.9 million from the two Zoo-Kini's Soups, Salads and Grill restaurants.

     Cost of sales. Excluding depreciation, cost of sales was 32.1% of sales for fiscal year 1995 compared to 31.0% for fiscal year 1994. The increase in the percentage of sales was the result of continued changes in the menu mix designed to improve food quality and variety and to create a better value for the guest.

     Selling, general and administrative. Selling, general and administrative expense was lower in the aggregate by $10.6 million in fiscal year 1995 than in fiscal year 1994. Of the decrease, $6.3 million was due to operating results including 16 fewer units and $2.0 million due to operating three fewer specialty restaurants. SG&A expense includes decreases of $2.8 million in salaries, wages and related benefits, $3.5 million in marketing expense, including discounts, $902 thousand in taxes, and $442 thousand in travel and related expenses. SG&A expense includes increases of $878 thousand in professional service expenses and $417 thousand in repair and maintenance expenses. Corporate overhead expense in fiscal 1995 (included in the variances above) was $1.0 million lower than the prior year.

     Special charges. The loss from operations for the fiscal year ended January 2, 1996 includes special charges of $12.3 million, which includes charges to reserves of $4.5 million related to the closing of 14 units, including two units to be closed in future periods, and adjustments to the units previously reserved. Also included is $7.8 million to recognize the write-down of certain assets to estimated fair values in accordance with the adoption of SFAS 121. The loss from operations for the fiscal year ended January 3, 1995 includes special charges of $2.7 million resulting primarily from the closing of one buffet restaurant and one specialty restaurant and a credit of $442 thousand related to the settlement of a lawsuit.

     Depreciation and amortization. Depreciation and amortization expense was $2.7 million higher than the prior year, due primarily to the reduction in the estimated useful lives of certain depreciable assets.

     Interest expense. Interest expense was $2.6 million higher than the prior year as a result of the deferral of the interest payments that were due on dates from December 31, 1993, through and including December 31, 1995 and the related interest thereon.

     Extraordinary credit. The results of fiscal year 1995 include an extraordinary credit of $157.6 million relating to the reduction of debt in a series of financial restructuring transactions.

NEW ACCOUNTING PRONOUNCEMENTS

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"), which specifies the computation, presentation and disclosure requirements for earnings per share for entities with publicly held common stock for both interim and annual periods ending after December 15, 1997. Management of the Company does not expect the adoption of the provisions of SFAS 128 in fiscal year 1997 to have a material impact.

LIQUIDITY AND CAPITAL RESOURCES

     During the 26 weeks ended July 1, 1997, cash provided by operating activities of the Company was $6.9 million compared to $9.2 million in the same period of 1996. The Company made capital expenditures of $2.7 million during the first 26 weeks of 1997 compared to $4.4 million during the same period of 1996. Cash, temporary investments and marketable securities were $4.5 million at July 1, 1997 compared to $5.1 million at July 2, 1996. The cash balance in the prior year included $800 thousand which was restricted pursuant to collateral requirements in a letter of credit agreement. The current ratio of the Company was .47:1 at July 1, 1997 compared to .41:1 at July 2, 1996. The Company's total assets at July 1, 1997 aggregated $70.0 million, following the net special charges of $2.4 million, compared to $80.8 million at July 2, 1996.

     During fiscal 1996, cash provided from operating activities of the Company was $17.8 million compared to $9.9 million in 1995. Cash used for the payment of interest was approximately $3.8 million in 1996 compared to $36 thousand during 1995. The Company made capital expenditures of $10.1 million during 1996 compared to $8.0 million during 1995. Cash, temporary investments and marketable securities were $3.7 million at December 31, 1996 compared to $964 thousand at January 2, 1996. The cash balance at January 2, 1996 included $800 thousand which was restricted pursuant to collateral requirements in a letter of credit agreement. The current ratio of the Company was .40:1 at December 31, 1996 compared to .30:1 at January 2, 1996. The Company's total assets at December 31, 1996 aggregated $86.3 million compared to $86.1 million at January 2, 1996.

     The Company's restaurants are a cash business. Funds available from cash sales are not needed to finance receivables and are not generally needed immediately to pay for food, supplies and certain other expenses of the restaurants. Therefore, the business and operations of the Company have not historically required proportionately large amounts of working capital, which is generally common among similar restaurant companies. If Dynamic Foods expanded its sales to third parties, the accounts receivable and inventory related to such sales could require the Company to maintain additional working capital.

     The Company intends to pursue a program of remodeling existing cafeterias, opening a new restaurant and possibly acquiring existing restaurants or food service companies. The Company anticipates expending approximately $5 million to $7 million in fiscal 1997 to remodel existing cafeterias and open a new restaurant and to make other capital expenditures.

     Following the September 30, 1997 interest payment on the 12% Notes, total scheduled maturities of long-term debt of the Company and its subsidiaries over the next four fiscal years are: $5.5 million in 1998, $5.5 million in 1999, $5.5 million in 2000 and $52.7 million in 2001.

     Following the September 30, 1997 interest payment on the 12% Notes, the Company has outstanding $69.1 million of 12% Notes due December 31, 2001, which includes $23.4 million of interest to maturity. Under the terms of the Indenture, a semi-annual cash interest payment of approximately $2.7 million is due on each March 31 and September 30. The obligations of the Company under the 12% Notes are secured by a security interest in and a lien on all of the of the personal property of the Company and mortgages on all fee and leasehold properties of the Company (to the extent such properties are mortgageable).

     In July 1997, the Parent and the Company reached a settlement of the litigation filed by Michael J. Levenson, the former Chairman of the Board of the Parent, and others. The settlement involved a payment by the Parent to the plaintiffs of a net amount of approximately $275 thousand. All settling defendants, including the Parent and the Company and their subsidiaries, received mutual releases with respect to all matters alleged in the litigation. The Parent and the Company are required to indemnify certain of the defendants originally named in the litigation (including certain of the Selling Note Holders) (the "Levenson Indemnitees") for certain settlement costs and reasonable expenses the Levenson Indemnitees incurred in connection with the litigation. The Company recorded a special charge of $4.8 million in the Company's consolidated statements of operations for the 13-week period ended September 30, 1997, as a reserve against the Company's obligations to the Levenson Indemnitees. The exact amount of the Company's obligations to the Levenson Indemnitees may be more or less than this charge.

     The Company, from time to time, considers whether disposition of certain of its assets, including its food processing and distribution operations, real estate owned in fee simple and leasehold interests, or potential acquisitions of assets would be beneficial or appropriate for the long-term goals of the Company and in order to increase shareholder value.

     The Company, the sponsor of the Cavalcade Pension Plan, has agreed to provide for funding at least two-thirds of the $4.6 million of the unfunded current liability which existed at the end of fiscal 1992 by the end of 1998. If the agreed upon funding is not satisfied by the minimum required annual contributions, as adjusted for the deficit reduction contribution and determined under Section 412 of the Internal Revenue Code, the Company will make contributions in excess of the minimum annual requirement.

     On November 15, 1993, the Company entered into the Amendment to Master Sublease Agreement, dated as of December 1, 1986, with Kmart pursuant to which, among other things, the aggregate monthly rent for the period September 1, 1993 through and including December 31, 1996 was reduced by 25% or approximately $1.6 million annually, and the aggregate monthly rent for the period January 1, 1997 through and including December 31, 1999 was reduced by approximately 1.2 million annually; provided that, during such period, among other things, Kevin E. Lewis remains as Chairman of the Board of the Parent. On June 7, 1996, the Parent entered into an agreement with Mr. Lewis pursuant to which Mr. Lewis would resign as Chairman of the Board of the Parent on December 31, 1996, unless requested by the board of directors of the Parent to continue until December 31, 1997. See "Management -- Executive Compensation -- Employment and Consulting Arrangements." In December 1996, Mr. Lewis was requested to continue as Chairman of the Board of the Parent into 1997, and in October 1997, Mr. Lewis agreed to continue as Chairman of the Board of the Parent into 1998. If Mr. Lewis ceases to be Chairman of the Board of the Parent, the Company intends to enter into negotiations with Kmart to modify the amendment to remove the provisions requiring Mr. Lewis to remain as Chairman of the Board of the Parent until the end of 1999. No assurance can be given that Kmart will agree to such modification.

                                    BUSINESS

GENERAL

     The Company was formed in 1987 and is one of the largest operators of family-style cafeteria restaurants in the United States. The Company believes that its cafeterias and buffet, which are operated under the "Furr's" and "Bishop's" names, are well recognized in their regional markets for their value, convenience, food quality and friendly service. The Company's 106 cafeterias and one buffet are located in 12 states in the Southwest, West and Midwest. In addition, the Company operates Dynamic Foods, its food preparation, processing and distribution division in Lubbock, Texas. Dynamic Foods provides in excess of 85% of the food and supply requirements of the Company's cafeteria and buffet restaurants. Dynamic Foods also sells pre-cut produce, bakery items and various prepared foods to the restaurant, food service and retail markets.

FAMILY DINING DIVISION

     The Family Dining Division consists of the Company's 106 cafeterias and one pay-at-the-door buffet-style restaurant.

     Cafeterias. Cafeterias occupy a long standing niche in the food service industry, providing the customer with a pleasant, moderately-priced alternative to fast-food chains and conventional full-service restaurants. The Company's cafeterias offer a wide variety of meals appealing to a broad range of personal tastes, including chicken, beef, fish and pasta entrees; soup, salad and vegetable choices; non-alcoholic beverages; and freshly baked pies and cakes. The food is prepared for serving by the individual cafeteria. The Company's cafeterias are generally characterized by quick service and modest prices per guest. Guest tickets for the fiscal years ended December 31, 1996 and January 2, 1996 averaged approximately $5.37 and $5.14, respectively. The Company's cafeterias average approximately 10,000 square feet in size and have average seating capacity for approximately 300 guests. Virtually all of the Company's cafeterias feature "All-You-Can-Eat" at a fixed price all day, every day, as well as the traditional "a la carte" pricing alternative.

     Management believes that the "Furr's" and "Bishop's" names are widely recognized in their regional markets. Management's emphasis on consistent food quality, variety, cleanliness and service has led to a loyal guest base. The Company's customer base consists principally of people over 45 years of age, shoppers, working people and young families.

     The Company considers its cafeteria business to be a relatively mature business, but believes that earnings growth can be achieved through successful implementation of its cost control, remodeling, marketing and growth strategies.

     Virtually all cafeterias offer the choice of "All-You-Can-Eat" and "a la carte" pricing options. As a result, customers choose the pricing and dining format which they find most attractive. The Company's goal is to be the value leader in its segment.

     Buffet. The Company's buffet-style restaurant features traditional American and ethnic foods at a fixed price that entitles each guest to unlimited servings of all menu items and beverages. Food items are served in a "scatter bar" format at buffet islands centrally located in the restaurant's food service area. The "scatter-bar" buffet format emphasizes customer choice by allowing customers to select at their own pace in self selected portions, thereby improving the restaurant experience for the guest. The buffet unit is approximately 10,000 square feet in size and has seating capacity for approximately 300 guests. Guest tickets for the fiscal year ended December 31, 1996 averaged approximately $5.64.

MARKETING AND ADVERTISING

     The Company's marketing program utilizes a variety of media to attract customers to the Company's restaurants and to create a targeted image for the Company's restaurants. Television advertisements are also used by the Company to enhance its image with respect to food quality and value pricing. The Company utilizes point of sale advertising within its restaurants to focus customers on the various food items and promotions being offered at the restaurant. Billboard advertising, newspaper and direct mail programs within the communities in which the Company has a large presence are used to direct customers to the Company's restaurants and to promote specific programs, including the one-price "All-You-Can-Eat" concept. In addition, store managers and other personnel are encouraged to participate in local public relations and promotional efforts.

DYNAMIC FOODS

     The Company operates Dynamic Foods, a food preparation, processing and distribution facility in Lubbock, Texas which supplies in excess of 85% of the food and supply requirements of the Company's family dining restaurants, providing the Company with uniform quality control and the ability to make volume purchases.

     Dynamic Foods prepares and processes approximately 150 separate food items, including over 20 salad and other fresh vegetable offerings under the "Dynamic Foods" and "Furr's Carry Out Kitchen" labels. Currently, over 90% of Dynamic Food's manufacturing output is used at the Company's restaurants and the remainder is sold to third parties.

     In 1993, Dynamic Foods commenced third party sales of pre-cut produce, meats and seafood, bakery goods and other prepared foods and entrees. Third party sales by Dynamic Foods aggregated $2.9 million in fiscal year 1996 and $865 thousand for the 26 weeks ended July 1, 1997.

RESTAURANT MANAGEMENT

     The success of each restaurant's operation is largely dependent upon the quality of in-store management and mid-level supervisory management. Experienced and well trained in-store management is important to assure good service, quality food and the cleanliness of each restaurant, to control costs, and to monitor local eating habits and traffic.

     Each cafeteria and buffet is operated under the supervision of a general manager, a food and beverage manager and one or two associate managers. Each cafeteria generally employs between 40 and 70 workers of whom approximately 20% are part-time workers. The buffet-style restaurant typically employs fewer persons as the "scatter-bar" concept reduces service staffing requirements.

     The general managers of the Company's family dining restaurants report to 13 regional managers who, in turn, report to the Vice President of Field Operations. The general managers have responsibility for day-to-day operations, including food ordering, labor scheduling, menu planning, customer relations and personnel hiring and supervision. The regional managers visit each restaurant regularly and work with the in-store managers to evaluate and maintain overall operating standards. They also make quality control checks, train personnel in operating procedures and evaluate procedures developed by cafeteria and buffet personnel for possible use in all Company owned family dining units.

SERVICE MARKS AND TRADEMARKS

     The Company utilizes and is dependent upon certain registered service marks, including "Furr's Cafeterias," "Bishop Buffets" and "Dynamic Foods," and a stylized "F" trademarked by Furr's. Other trademarks are current and are renewable on dates ranging from December 1997 to February 2008. The Company is not aware of any party who could prevail in a contest of the validity of such service marks and trademarks. In October 1994, the Company licensed the use of its "El Paso Bar-B-Que Company" and related trademarks to M&B Restaurants, L.C. under a License and Development Agreement. This agreement was terminated in September 1996 and the related trademarks were sold. In September 1997, the Company sold its two Zoo-kini's Soup Salad and Grill restaurants and the rights to the use of the "Zoo-kini's Soup Salad and Grill" name.

SEASONALITY

     Customer volume on a Company-wide basis at most established restaurants is generally somewhat lower in the winter months, due primarily to weather conditions in certain of the markets for the Company's restaurants. As a consequence, the first and fourth quarters of the year historically produce lower sales and results of operations. A harsh winter season has a negative effect on the Company's revenues, results of operations and liquidity.

WORKING CAPITAL REQUIREMENTS

     The Company's restaurants are a cash business. Funds available from cash sales are not needed to finance receivables and are generally not needed immediately to pay for food, supplies and certain other expenses of the restaurants. Therefore, the business and operations of the Company have not historically required proportionately large amounts of working capital, which is generally common among similar restaurant companies. Should Dynamic Foods expand its sales to third parties, the accounts receivables and inventory related to such sales could require it to maintain additional working capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

COMPETITION

     The food service business is highly competitive in each of the markets in which the Company's restaurants operate and is often affected by changes in consumer tastes, economic conditions and demographic and local traffic patterns. In each area in which the Company's restaurants operate, there is a large number of other food service outlets including other cafeterias, buffets and fast-food and limited-menu restaurants which compete directly and vigorously with the Company's restaurants in all aspects, including quality and variety of food, price, customer service, location and the quality of the overall dining experience.

     Neither the Company nor any of its competitors has a significant share of the total food service market in any area in which the Company competes. The Company believes that its principal competitors are other cafeterias and buffets; moderately-priced, conventional restaurants, fast-food outlets, and eat-at-home alternatives. Many of the Company's competitors, including its primary cafeteria and buffet competitors, have greater financial resources and lower total debt-to-equity ratios than does the Company. The Company competes with other food service outlets for management personnel based on salary, opportunity for advancement and stability of employment. The Company believes it offers existing and prospective management personnel an attractive compensation and benefits package in a stable segment of the food service industry.

     The food manufacturing and distribution business is highly competitive and many of Dynamic Foods' competitors are large regional or national food processors and distributors with significantly greater financial resources than the Company. Accordingly, there can be no assurance that Dynamic Foods will be able to generate significantly higher revenue or increase the profitability of the Company.

CAPITAL EXPENDITURE PROGRAM

     During the fiscal years ended December 31, 1996, January 2, 1996 and January 3, 1995, the Company expended $10.1 million, $8.0 million and $5.7 million, respectively, principally to maintain and remodel existing cafeterias, upgrade its computer and information systems, construct one new unit and improve the facility operated by Dynamic Foods. The Company believes that the aggregate level of capital expenditures over such period has been below that required to expand the Company's cafeteria operations and to remodel existing cafeterias as required by competitive conditions in the restaurant industry. The Company's capital expenditure program is necessary to enable the Company and its subsidiaries to increase their revenue and profitability.

     Subject to its ability to generate necessary funds from operations or to obtain funds from other sources, the Company intends to pursue a program of remodeling existing restaurants and opening a new restaurant. The Company anticipates expending approximately $5 million to $7 million in fiscal year 1997 to open a new restaurant, remodel existing cafeterias and make other capital expenditures. No assurance can be given that the Company will generate sufficient funds from operations or obtain alternative financing to enable it to make the desired capital expenditures. See "Risk Factors -- Capital Expenditures."

EMPLOYEES

     As of October 1, 1997, the Company employed approximately 5,800 persons, of whom approximately 4,500 were employed on a full-time basis. The Company employed approximately 350 persons as managers or assistant managers of its restaurants, 13 persons as regional managers and approximately 80 persons in executive, administrative or clerical positions in the corporate office. None of the Company's employees are covered by collective bargaining agreements. The Company believes that its relations with its employees are satisfactory.

     The majority of the Company's restaurants pay average wages in excess of the current minimum wage standards. Any future increase in the federal minimum wage could have the effect of increasing the Company's labor costs. In recent years, the market for those employees who have traditionally been employed in the restaurant industry has become increasingly competitive due to fewer persons entering this category of wage earner and the increased government regulation of immigrants entering and working in the United States. In response to this decrease in the available labor pool, the Company has increased its average hourly wage and expanded its hiring and training efforts.

REGULATION

     The Company's restaurants are subject to numerous federal, state and local laws affecting health, sanitation, waste water, fire and safety standards, as well as to state and local licensing regulating the sale of alcoholic beverages.

     The Federal Americans With Disabilities Act prohibits discrimination on the basis of disability in public accommodations and employment. Such act became effective as to public accommodations and employment in 1992. The Company could be required to expend funds to modify its restaurants in order to provide service to, or make reasonable accommodations for the employment of, disabled persons, as it proceeds with remodeling existing restaurants.

     The Company believes that it is in substantial compliance with applicable laws and regulations governing its operations.

PROPERTIES AND RESTAURANT LOCATIONS

     The following table sets forth the number of restaurants that the Company operates in certain states as of October 1, 1997.

                                                      NUMBER OF
STATE                                                RESTAURANTS
-----                                                -----------
Arizona............................................        8
Arkansas...........................................        2
California.........................................        3
Colorado...........................................       10
Illinois...........................................        1
Iowa...............................................        7
Kansas.............................................        8
Missouri...........................................        3
Nevada.............................................        2
New Mexico.........................................       15
Oklahoma...........................................       10
Texas..............................................       38
                                                         ---
                                                         107

     Site Selection. The Company generally intends to open new restaurants or reposition existing restaurants in markets in which the Company's restaurants are presently located and in adjacent markets, in order to improve the Company's competitive position and increase operating margins by obtaining economies of scale in merchandising, advertising, distribution, purchasing and supervision. The primary criteria considered by the

Company in selecting new locations are a high level of customer traffic, convenience to both lunch and dinner customers in demographic groups that tend to favor the Company's restaurants and the occupancy cost of the proposed restaurant. The ability of the Company to open new restaurants depends on a number of factors, including its ability to find suitable locations and negotiate acceptable leases, its ability to attract and retain a sufficient number of qualified restaurant managers and the availability of sufficient financing.

     Properties. Forty-nine of the Company's restaurants are leased from third parties, another 33 are subleased under a master sublease agreement, 16 are owned and are situated on land leased from third parties and 9 are owned in fee simple. Most of the leases have initial terms of from 10 to 20 years and contain provisions permitting renewal for one or more specified terms at specified rental rates. Some leases provide for fixed annual rent plus rent based on a percentage of sales. The average restaurant contains approximately 10,000 square feet and seats approximately 300 guests.

     Dynamic Foods' food manufacturing and distribution facility contains approximately 175,000 square feet and is situated on approximately 24 acres owned in fee simple by the Company in Lubbock, Texas. In addition, a grocery warehouse of approximately 36,000 square feet, a truck terminal of approximately 7,200 square feet and a sales office of approximately 4,000 square feet are located adjacent to the distribution facility.

     The Company's executive offices in Lubbock, Texas consist of approximately 34,000 square feet situated on approximately three acres of land owned in fee simple by the Company. The Company believes that its properties will be adequate to conduct its current operations for the foreseeable future.

     The Company leases one property from a third party and seven under a master sublease, owns eight buildings situated on land leased from third parties and owns two buildings on land owned in fee simple, which are not used in the Company's restaurant business and are periodically leased to third parties.

LEGAL PROCEEDINGS

     In July 1997, the Parent and the Company reached a settlement of the litigation filed by Michael J. Levenson, the former Chairman of the Board of the Parent, and others. The settlement involved a payment by the Parent to the plaintiffs of a net amount of approximately $275 thousand. All settling defendants, including the Parent and the Company and their subsidiaries, received mutual releases with respect to all matters alleged in the litigation. The Parent and the Company are required to indemnify the Levenson Indemnitees for certain settlement costs and reasonable expenses the Levenson Indemnitees incurred in connection with the litigation. The Company recorded a special charge of $4.8 million in the Company's consolidated statements of operations for the 13-week period ended September 30, 1997, as a reserve against the Company's obligations to the Levenson Indemnitees. The exact amount of the Company's obligations to the Levenson Indemnitees may be more or less than this charge.

PARTNERSHIP AGREEMENT

     Pursuant to the Company's Partnership Agreement, subject to certain circumstances, the Parent, as sole general partner, has the power to, among other things, (i) make and enter into contracts on behalf of the partnership,
(ii) compromise claims in favor of or against the partnership, (iii) make or revoke any election for tax purposes, (iv) do all acts necessary or appropriate for the preservation of the partnership's assets, (v) make distributions and allocations to the partners, (vi) execute documents or instruments to carry out the purposes of the partnership, (vii) file state income tax returns, (viii) invest partnership funds, (ix) select and dismiss employees, (x) borrow money on behalf of the partnership, (xi) commence or defend litigation, (xii) sell, transfer or assign assets of the partnership and (xiii) enter into leases for real or personal property. The Company may not, without the consent of the limited partners, (i) sell, transfer or assign substantially all of the partnership's assets, (ii) approve an amendment to the Partnership Agreement and
(iii) change the name of the partnership.

     The Parent, as sole general partner of the Company and sole general partner of FBLP (FBLP being the sole limited partner of the Company) may in its absolute discretion from time to time amend any term of the Partnership Agreement.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The Parent is the general partner of the Company. As the sole general partner of the Company, the Parent will generally have the exclusive right, responsibility and discretion in the management and control of the Company. See "Business -- Partnership Agreement." The names and ages of all current directors and executive officers of the Parent are set forth below. The business address of each of the directors and executive officers listed below is c/o Furr's/Bishop's, Incorporated, 6901 Quaker Avenue, Lubbock, Texas 79413.

                    NAME                       AGE                   POSITION
                    ----                       ---                   --------
DIRECTORS:
Suzanne Hopgood(1)...........................  48    Director
Kevin E. Lewis(2)(1).........................  32    Director, Chairman of the Board
Gilbert C. Osnos(2)..........................  67    Director
Theodore J. Papit(3).........................  52    Director, President and Chief Executive
                                                     Officer
Kenneth F. Reimer(1).........................  58    Director
E.W. Williams, Jr.(2)........................  70    Director

---------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

(3) Mr. Papit has announced that he will resign his position as Chief Executive Officer and President of the Company effective mid-December, 1997.

OTHER EXECUTIVE OFFICERS:

Donald M. Dodson.............................  59    Vice President, Operations Services
Rodger L. Fisher.............................  48    Vice President, Administration
Jim H. Hale..................................  55    Vice President, Field Operations
Alton R. Smith...............................  44    Executive Vice President

     Suzanne Hopgood has served as President of the Hopgood Group since founding the company in 1985. The company provides consulting, development and brokerage services to clients interested in hotel investments. Prior to founding the Hopgood Group, she served as Second Vice President at Aetna Realty Investors where she oversaw one-third of the corporation's multi-billion dollar real estate equity portfolio. Before joining Aetna, she was Vice President and Senior Loan Officer of the Lowell Institution for Savings in Lowell, Massachusetts. Ms. Hopgood serves on the board of directors of the Greater Hartford Arts Council and The Hartford Ballet, and is a director emirate of the Connecticut Business & Industry Association. She holds memberships in the Real Estate Exchange, Real Estate Finance Association and the Urban Land Institute. She is a senior fellow of the American Leadership Forum and a recognized speaker at Pension Real Estate Association and Commercial Real Estate Finance Securitization conferences.

     Kevin E. Lewis was elected Chairman of the Board of the Parent on June 24, 1993 and served as President and Chief Executive Officer of the Parent from July 1994 through December 1996. Prior to serving as Chairman of the Board of the Parent, Mr. Lewis was a Managing Director in the New York office of Houlihan, Lokey, Howard & Zukin, Inc., a specialty investment banking firm, where he had previously served as a Senior Vice President (January 1992 -- March 1993), Vice President (January 1990 -- December 1991) and Associate (June 1988 -- December
1989). Mr. Lewis was a director of the LVI Group, Inc. from December 1991 to May 1993 and was a director of Robertson-Ceco Corporation from July 1993 to May 1997. Mr. Lewis has been a director of Norton Drilling Services, Inc. since April 1997.

     Gilbert C. Osnos has been President of the consulting firm Gilbert C. Osnos & Co., Inc. since 1981, and a partner in Grisanti Galef & Osnos Associates since 1981, providing consulting and interim management services. Mr. Osnos began with Grisanti Galef in 1979 and became a partner in 1981. Gilbert C. Osnos & Co.,

Inc. was also formed in 1981 doing business as Grisanti Galef & Osnos Associates. Mr. Osnos was a director of the Turnaround Management Association from 1988 to 1993 and Chairman in 1990-91 and a director of Trivest Financial Services Corporation and Reprise Capital from 1989 to 1991. Mr. Osnos has served on the boards of directors of Mrs. Fields, Inc. since 1983 and American Mirrex since March 1996.

     Theodore J. Papit has served as President and Chief Executive Officer of the Company since March 1997. Prior to joining the Company, Mr. Papit served as President and Chief Executive Officer of Black-Eyed Pea Restaurants, Inc. and Casa Bonita Incorporated from 1988 to 1996. Prior to that, Mr. Papit served with Jerrico, Inc., an operator of over 1,400 Long John Silver's Seafood Restaurants and 79 Jerry's Coffee Shops, from 1975 to 1988 where his most recent position was that of Senior Executive Vice President and Chief Operating Officer.

     Kenneth F. Reimer has been Chairman and Chief Executive Officer of Reimer Enterprises, Inc. and Cactus Enterprises, Inc. engaging in management consulting activities and investment in child care centers since 1993. Mr. Reimer was President and Chief Executive Officer of the Parent from January 1997 until late March 1997. Mr. Reimer was a director of S. A. Telecommunications, Inc. from 1993 to 1995. Prior to that, Mr. Reimer was Chief Executive Officer, President and a director of Roma Corporation from 1984 to 1993 and is past Chairman of the Board of Trustees of St. Edward's University.

     E.W. Williams, Jr. is Chairman of the Board of the Citizens Bank in Slaton, Texas and Bank of Commerce in McLean, Texas; Chairman of the Executive Committee of the Hale County State Bank, Plainview, Texas and First National Bank in Clayton, New Mexico. Mr. Williams is also Chairman of LubCo BancShares, Inc., HaleCo BancShares, Inc., GrayCo BancShares, Inc. and Union Bancshares, Inc. and is Chairman of the Board of Coyote Lake Feedyard, Inc., Muleshoe, Texas. Mr. Williams has held each of these positions for longer than five years. Mr. Williams was previously a director and executive committee member of the Texas Tech University President's Council; founder of the West Texas A&M University President's Council, and was previous director of the Southern Methodist University Foundation and Alumni Association. Mr. Williams also served as Chairman of the Amarillo Hospital District. Mr. Williams currently has farming and ranching interests in Garza County and Bailey County, Texas.

     The business experience during the past five years of each executive officer who is not a director is summarized below.

     Donald M. Dodson has been Vice President of Operations Services since 1993 and was formerly Vice President Food and Beverage from 1990 until 1993. He was Vice President of Operations from 1987 to 1990. Mr. Dodson joined the Company in 1958 and managed several cafeterias before becoming a District Manager in 1968.

     Jim H. Hale has been Vice President of Field Operations since April 1996 and was formerly Regional Vice President of Operations from 1975. Mr. Hale joined the Parent in 1964 and managed several cafeterias before being promoted to regional management.

     Rodger L. Fisher has been Vice President of Administration of the Company since May 1997. Prior to joining the Company, Mr. Fisher served as director of Corporate Services of Black-Eyed Pea Restaurants, Inc. from 1989 to 1997. Prior to that, Mr. Fisher served with Electronic Data Systems, Inc. from 1984 to 1989, where his most recent position was that of Payroll Operations Manager.

     Alton R. Smith has been Executive Vice President of the Company since 1993, Secretary since 1995 and was formerly Executive Vice President and Chief Financial Officer from 1989 until 1993. He was Vice President and Controller between 1986 and 1989. Prior to 1986, Mr. Smith served as Controller and Assistant Secretary from 1985 until 1986. Mr. Smith was Assistant Controller and Assistant Secretary from 1982 to 1985, Director of Taxation from 1978 to 1982 and Tax Manager from 1974 to 1978. He is a certified public accountant and joined the Company in 1974.

EXECUTIVE COMPENSATION

     There is shown below information concerning the annual and long-term compensation for services in all capacities to the Company and its subsidiaries, and to the Parent, for the fiscal years ended December 31, 1996, January 2, 1996 and January 3, 1995 of those persons who were, at December 31, 1996, (i) the chief executive officer, and (ii) the four other most highly compensated executive officers of the Parent for the 1996 fiscal year (the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                   ANNUAL COMPENSATION               LONG-TERM
                             --------------------------------   --------------------
                                                                    COMPENSATION
                                                                 AWARDS     PAYOUTS
                                                                --------   ---------
                                                                 STOCK     LONG-TERM
    NAME AND PRINCIPAL                                          OPTIONS    INCENTIVE    ALL OTHER
         POSITION            YEAR   SALARY     BONUS    OTHER   (SHARES)    PAYOUTS    COMPENSATION
    ------------------       ----   -------   -------   -----   --------   ---------   ------------
Kevin E. Lewis               1996   383,654   151,550     --         --        --        160,500(2)
  Chairman, former
     President               1995   406,539    50,000     --         --        --             --
  and Chief Executive        1994   463,400    42,000     --         --        --             --
  Officer(1)
Alton R. Smith               1996   129,808    41,125     --         --        --             --
  Executive                  1995   120,994     5,000     --         --        --             --
  Vice President             1994   121,500        --     --     15,000        --             --
Jim Hale                     1996   121,731    39,480     --         --        --             --
  Vice President             1995   106,474    19,000     --         --        --             --
  Field Operations           1994   100,000     8,395     --         --        --             --
Donald M. Dodson             1996   129,808    27,875     --         --        --             --
  Vice President             1995   120,994     2,500     --         --        --             --
  Operations                 1994   125,000    10,000     --         --        --             --
John R. Egenbacher           1996   119,423    37,835     --         --        --             --
  Vice President             1995   111,314     2,500     --         --        --             --
  Real Estate                1994   100,000     7,500     --         --        --             --

---------------

(1) Mr. Lewis resigned as President and Chief Executive Officer effective December 31, 1996.

(2) Payments made to Mr. Lewis in 1996 pursuant to the Consulting Agreement (as defined below).

  Option Grants

     No grants of options were made during the fiscal year ended December 31, 1996 to the Named Officers which are reflected in the Summary Compensation Table. No appreciation rights were granted during fiscal 1996.

  Option Exercises and Fiscal Year-End Values

     At December 31, 1996, there were no options outstanding to the Named Officers.

  Certain Compensation Plans

     The Company has a qualified defined benefit pension plan (the "Pension Plan") covering employees and former employees of the Company and its affiliates, including those who were participants in the Kmart Corporation Employees' Retirement Pension Plan ( the "Kmart Pension Plan"). The Pension Plan assumed all of the obligations of the Kmart Pension Plan relating to benefits that accrued for employees and former employees of certain of the Company's subsidiaries through the consummation of the acquisition of such subsidiaries from Kmart. Kmart agreed to transfer an amount of plan assets equal to the actuarially computed accumulated benefits applicable to the Furr's and Bishop's employees in the Kmart Pension Plan.

     Benefits for service prior to 1987 were based on the provisions of the Kmart Pension Plan and are frozen for such service. Effective December 31, 1988, the Pension Plan was frozen for highly compensated participants and effective June 30, 1989 benefit accruals of all participants in the Pension Plan were frozen indefinitely.

     The Pension Plan covers all employees who are at least 21 years old and have one year or more of participation service and is integrated with Social Security. A participant's benefit under the Pension Plan will be the greater of
(i) a benefit provided by the participant's "cash balance account" defined below, or (ii) the sum of (x) the participant's accrued benefit under the Kmart Pension Plan plus (y) for each year of service after 1986, 0.75% of the participant's "considered pay" for the year plus (z) 0.75% of considered pay exceeding the Social Security integration level for the year. "Considered pay" is comprised of total W-2 compensation, excluding extraordinary items, such as moving expenses and imputed income, and including pre-tax amounts deferred under the Employees' Savings Plan described below. The Social Security integration level is one-half of the Social Security Taxable Wage Base for the year, rounded to the next highest $1,000. A participant's cash balance account will contain an amount equal to the sum of (i) 2% of 1986 considered pay multiplied by the number of years of benefit service prior to 1987, plus (ii) 2% of considered pay for each year thereafter, plus (iii) 6% interest per annum. The normal form of benefit under the Pension Plan will be a life annuity for an unmarried participant and a 50% joint and survivor annuity in the case of a married participant. Alternatively, participants may elect an optional form of payment which is the actuarial equivalent of the life annuity. Participants are fully vested in accrued benefits under the Pension Plan after five years of vesting service. Unreduced benefits are payable at age 65, or, if earlier, when age plus years of service equals ninety.

     The following table shows the amounts payable using the pension plan formula and the benefits accrued under the predecessor plans.

Approximate Annual Pension at Age 65*

                          TOTAL SERVICE AS OF 12/31/88

  CURRENT
COMPENSATION   5 YEARS   15 YEARS   25 YEARS   35 YEARS
------------   -------   --------   --------   --------
  $ 75,000     $ 3,700   $ 9,500    $15,400    $21,400
   100,000       5,000    13,500     21,800     30,100
   125,000       6,300    17,300     28,000     38,600
   150,000       7,700    21,100     34,200     47,200
   175,000       9,000    25,000     40,300     55,700
   200,000      10,400    28,800     46,500     64,200
   225,000      11,700    32,600     52,700     72,800
   325,000      17,000    48,300     77,800     94,023

---------------

* Estimates of frozen pension plan benefits.

     The total plan years of service at June 30, 1989 (the date benefit accruals were frozen) of the five Named Officers of the Company and its subsidiaries are Kevin E. Lewis 0, Alton R. Smith 15, Donald M. Dodson 31, Jim H. Hale 26, and John R. Egenbacher 1. If Mr. Smith, Mr. Dodson, Mr. Hale and Mr. Egenbacher were to retire on their respective retirement dates, they would receive monthly payments of $848, $3,265, $2,027 and $117, respectively.

     The Company established an Employees 401K Plan which is qualified under Sections 401(a) and 401(k) of the Code (the "401K Plan"). Under the 401K Plan, participants may elect to make pre-tax contributions, in an amount equal to from 1% to 12% of "considered pay", which consists of total W-2 compensation for personal services, excluding extraordinary pay, such as moving expenses and imputed income. Pre-tax contributions were limited to $9,500 in 1996. Additionally, the Company may make discretionary contributions to the 401K Plan. Employees will be eligible to participate in the 401K Plan at age 21 with one year of participation service.

     Participants' contributions are always fully vested. The Board of Directors of the Parent will either designate the Company and the Parent contributions as fully vested when made, or the Company and the Parent contributions will be subject to a vesting schedule under which 100% of the contributions are vested after seven years. Employee contributions may be invested either in a fixed income fund, consisting of guaranteed interest contracts and government securities, or five different equity funds with various growth and income objectives. Loans from participants' pre-tax accounts are permitted after two years of participation.

     Participants may generally receive their vested account balances at the earlier of retirement or separation from service.

     Non-employee directors of the Parent receive a fee of $1,500 per month and $1,000 per board meeting attended as compensation for their services. In addition, non-employee directors who are members of any Committee of the Board receive $500 for each meeting attended. Also, after January 1, 1998, Kevin Lewis, who is Chairman of the Board of the Parent, will receive the compensation described below.

     The Board of Directors of the Parent adopted, and on January 2, 1996 the stockholders approved, the 1995 Stock Option Plan authorizing an aggregate of 40,540,795 shares of Common Stock of the Parent (the "1995 Option Plan"). After giving effect to the reverse stock split, there are 2,702,720 shares of Common Stock reserved for issuance pursuant to the 1995 Option Plan. A Committee of the Board of Directors administers the 1995 Option Plan, including determining the employees to whom awards will be made, the size of such awards and the specific terms and conditions applicable to awards, such as vesting periods, circumstances of forfeiture and the form and timing of payment. Grants including stock options, stock appreciation rights and restricted stock may be made to selected employees of the Company and its subsidiaries and non-employee directors of the Parent. On November 22, 1996, options to purchase 6,666 shares of Common Stock were issued to each non-employee director of the Parent pursuant to the provisions of the 1995 Option Plan.

     On June 7, 1996, the Parent, the Company and Kevin E. Lewis entered into the Consulting and Indemnity Agreement and General Release (the "Consulting Agreement") pursuant to which, among other things, Mr. Lewis would resign as President and Chief Executive Officer of the Parent effective September 30, 1996, and would resign his position as Chairman of the Board of the Parent on December 31, 1996, unless requested by the Board of Directors to continue until December 31, 1997. On September 17, 1996, at the request of the Board of Directors, Mr. Lewis agreed to remain President and Chief Executive Officer beyond September 30, 1996, with no change to the financial terms of the Consulting Agreement. On December 24, 1996, Mr. Lewis resigned as President and Chief Executive Officer effective December 31, 1996, and was requested by the Board to continue as Chairman of the Board into 1997. After his resignation as President and Chief Executive Officer of the Parent, Mr. Lewis will serve as a consultant to the Company and the Parent until December 31, 1997. Pursuant to the Consulting Agreement, Mr. Lewis received an annual base salary of $350,000, pro-rated through the end of 1996 and will receive $250,000 through the end of 1997. Mr. Lewis received $75,000 upon the execution of the Consulting Agreement, $75,000 on September 30, 1996, and will receive $100,000 on December 31, 1997. In addition, Mr. Lewis is entitled to receive $100,000 if requested to assist in certain negotiations on behalf of the Company and additional compensation based upon the success of such negotiations. Furthermore, the Company agreed to pay, among other things, certain legal expenses of Mr. Lewis incurred in connection with the negotiation of the Consulting Agreement and certain travel and moving related expenses.

     In October 1997, Mr. Lewis agreed to remain as Chairman of the Board of the Parent until the earlier of (i) the election of a new Chairman of the Board of the Parent, which may occur at any time after January 1, 1998, (ii) the day immediately preceding the next stockholders' meeting of the Parent, if and only if Mr. Lewis fails to receive sufficient votes to be elected director at such stockholders' meeting, or (iii) May 30, 1998. Mr. Lewis will receive $50,000 on execution of an agreement containing the foregoing terms, and, in addition to the fees received by all non-employee directors (see "Business -- Certain Compensation Plans"), will receive a stipend of $7,500 per month commencing January 1, 1998.

     Kenneth Reimer was President and Chief Executive Officer of the Parent from January 1, 1997 until April 1, 1997. The Parent paid Mr. Reimer $25,000 per month for his services plus an additional $25,000 on his resignation.

     Theodore J. Papit's employment contract requires the Parent to pay Mr. Papit $25,000 per month for his services as President and Chief Executive Officer of the Parent. Mr. Papit's employment contract also (i) guarantees Mr. Papit a minimum first year bonus of $100,000, (ii) requires the Parent to grant Mr. Papit stock options convertible into 500,000 shares of Common Stock and to provide an apartment in Lubbock, Texas to Mr. Papit and (iii) provides that the Parent will enter into a one-year severance agreement in the event of a "change in control" (as defined in Mr. Papit's employment contract) or a separation for reasons other than "cause" (as defined in Mr. Papit's employment contract).

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The Company is a Delaware limited partnership. Its sole general partner is the Parent and its sole limited partner is FBLP, an indirect wholly owned partnership subsidiary of the Parent. The following table sets forth certain information, as of July 31, 1996, with respect to beneficial ownership of each stockholder of the Parent known by the Parent to be the beneficial owner of more than five percent of the Parent's equity securities.

                   NAME AND ADDRESS OF                     NUMBER OF       PERCENT OF
                    BENEFICIAL OWNER                        SHARES        COMMON STOCK
                   -------------------                     ---------      ------------
Teachers Insurance and Annuity Association of America
  730 Third Avenue
  New York, NY 10011                                       8,607,637          17.7
EQ Asset Trust 1993
  1345 Avenue of The Americas
  New York, New York 10105                                 8,499,857(1)       17.5
John Hancock Mutual Life Insurance Company
  P.O. Box 111
  Boston, MA 02117                                         5,477,994          11.3
The Northwestern Mutual Life Insurance Company
  720 East Wisconsin Avenue
  Milwaukee, WI 53202                                      5,471,679          11.2
The Mutual Life Insurance Company of New York
  1740 Broadway
  New York, NY 10019                                       4,105,339           8.4
Principal Mutual Life Insurance Company
  711 High Street
  Des Moines, IA 50392                                     3,286,701           6.8
Mr. Peter Collery
Mr. Gary Siegler
  c/o Siegler, Collery & Co.
  712 5th Avenue
  New York, NY 10019                                       3,186,842(2)        6.6
Rock Finance, L.P.
  1560 Sherman Avenue
  Evanston, IL 60201                                       2,998,860           6.2

---------------

(1) These shares of the Common Stock (the "Equitable Shares") are held of record by EQ Asset Trust 1993, a Delaware business trust (the "Trust"). The Equitable Companies Incorporated ("Equitable") is the beneficiary and owner of the Trust. The Trust is managed by Alliance Capital Management, L.P. ("Alliance") pursuant to a Collateral Management Agreement. A wholly-owned subsidiary of Equitable is the general partner of Alliance; through wholly-owned subsidiaries, Equitable owns a majority of the equity interest in Alliance. The Equitable Shares and such Collateral Management Agreement have been pledged to The Chase Manhattan
     Bank, N.A., as trustee for the benefit and security of holders of certain notes of the Trust.

     AXA beneficially owns approximately 60.7% of Equitable's outstanding common stock as well as certain convertible preferred stock of Equitable. AXA is indirectly controlled by the Mutuelles AXA (five French mutual insurance companies, acting as a group). AXA and the Mutuelles AXA and certain of their affiliates disclaim beneficial ownership of the Equitable Shares.

(2) Constitutes 2,163,625 shares owned by The SC Fundamental Value Fund, L.P. ("LP") and 1,023,217 shares owned by SC Fundamental Value BVI, Ltd. ("Ltd"). Messrs. Siegler and Collery, by virtute of their status as controlling stockholders of the general partner of LP and the managing general partner of the investment manager of Ltd, may be deemed to beneficially own the shares owned by LP and Ltd. Messrs. Siegler and Collery have disclaimed beneficial ownership of the shares owned directly by LP and Ltd. The information included in this table is based upon the Amendment No. 2 to
    Schedule 13D filed with the Securities and Exchange Commission on April 10, 1997, on behalf of Messrs. Siegler and Collery and the other reporting persons identified therein.

     The following table sets forth certain information, as of October 1, 1997 with respect to beneficial ownership of each director, certain officers and all officers and directors as a group. Unless otherwise indicated the business address of each director and executive officer is 6901 Quaker Avenue, Lubbock, Texas 79413.

                   NAME AND ADDRESS OF                      NUMBER OF       PERCENT OF
                     BENEFICIAL OWNER                        SHARES        COMMON STOCK
                   -------------------                      ---------      ------------
Donald M. Dodson..........................................     2,063(1)       *
Jim H. Hale...............................................     3,691(2)       *
Suzanne Hopgood...........................................     2,000          *
Kevin E. Lewis............................................   530,827(3)        1.1
Gilbert C. Osnos..........................................    10,000          *
Kenneth F. Reimer.........................................     1,500          *
Alton Smith...............................................       696(4)       *
E.W. Williams, Jr.........................................    44,934(5)        0.1
All officers and directors as a group.....................   597,466(6)        1.2

---------------

 *  Owns less than 0.1%

(1) Includes warrants to purchase 1,319 shares of common stock at $1.11 per share.

(2) Includes warrants to purchase 3,691 shares of common stock at $1.11 per share.

(3) Includes warrants to purchase 520,827 shares of common stock at $1.11 per share.

(4) Includes warrants to purchase 445 shares of common stock at $1.11 per share.

(5) Includes warrants to purchase 28,765 shares of common stock at $1.11 per share.

(6) Includes warrants to purchase 556,170 shares of common stock at $1.11 per share.

                            SELLING SECURITY HOLDERS

     The following table provides certain information with respect to the Notes held by each Selling Note Holder. As a result of the comprehensive Restructuring of the Company and the Parent and subsequent sales of Common Stock by Selling Note Holders, certain of the Selling Note Holders own approximately 70% of the outstanding Common Stock of the Parent. Such Selling Note Holders are seven separate holders of Notes. No Selling Note Holder (or affiliated group of Selling Note Holders) is a beneficial owner of more than 18% of the Common Stock; accordingly, no single Selling Note Holder or affiliated group could itself approve any matter regarding the Company or the Parent or which might be the subject of a vote of the Parent's stockholders. Since the Selling Note Holders may sell all or some of their Notes, no estimate can be made of the aggregate amount of the Notes that are to be offered hereby or that will be owned by each Selling Note Holder upon completion of the offering to which this Prospectus relates.

     As a part of the Restructuring, certain 11% Noteholders designated for nomination a majority of the members of the Board of Directors of the Parent. These directors were duly nominated and elected by holders of the former classes of the Parent's capital stock at a meeting of stockholders held prior to the Exchanging 11% Noteholders having exercised the Put Option. Certain of these directors continue to serve on the Board of Directors of the Parent. None of such directors, however, is affiliated with any former 11% Noteholder or Selling Note Holder and to the Company's knowledge there is no agreement, understanding or arrangement among any former 11% Noteholder, Selling Note Holder or any such director concerning any matter regarding the governance of the Parent or the Company. See "Risk Factors -- Ownership of the Parent."

     The Notes offered by his Prospectus may be offered from time to time by the Selling Note Holders named below:


                                                                  AGGREGATE AMOUNT OF
                                                                NOTES BENEFICIALLY OWNED
                            NAME                                  AND BEING REGISTERED
                            ----                                ------------------------
Teachers Insurance and Annuity Association of America.......         $8,177,438.84
EQ Asset Trust 1993.........................................         $8,075,045.42
John Hancock Mutual Life Insurance Company..................         $5,204,211.54
The Northwestern Mutual Life Insurance Company..............         $5,198,212.13
Principal Mutual Life Insurance Company.....................         $3,122,435.77
The Ohio National Life Insurance Company....................         $  935,048.67
CUNA Mutual Life Insurance Company..........................         $  908,477.67


     Equitable Real Estate Investment Management, Inc. ("EREIMI"), a former affiliate of EQ Asset Trust 1993, is the owner of six properties in Illinois and Iowa which are leased by the Company. The aggregate amount paid by the Company to EREIMI in respect of periodic rental installments during fiscal 1996 was $537,034.75. Such lease was entered into by the Company and EREIMI prior to EQ Asset Trust 1993's acquisition of an interest in the Company in connection with the Restructuring. Such lease was negotiated at arm's length on terms no less favorable than the Company would have obtained from an unrelated landlord.

                              PLAN OF DISTRIBUTION

     The Company will receive none of the proceeds from this offering. The Notes may be sold from time to time to purchasers directly by any of the Selling Note Holders. Alternatively, the Selling Note Holders may from time to time offer the Notes through underwriters, brokers, dealers or agents, pursuant to (a) a block trade in which a broker or dealer will attempt to sell the Notes as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus or (c) ordinary brokerage transactions and transactions in which the broker or dealer solicits purchasers. In effecting such sales, underwriters, brokers or dealers engaged by the Selling Note Holders may arrange for other brokers or dealers to participate in the resales. Such sales may be effected at market prices and on terms prevailing at the time of sale, at prices related to such market prices, at negotiated prices or at fixed prices. In addition, the Selling Note Holders may engage in hedging or other similar transactions, and may pledge the Notes being offered, and, upon default, the pledgee may effect sales of the pledged Notes pursuant to this prospectus. Underwriters, brokers, dealers and agents may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Note Holders or the purchasers of Notes for whom they may act as agent. The Selling Note Holders and any underwriters, dealers or agents that participate in the distribution of Notes may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Notes by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     There is currently no established public market for the Notes. The Company does not currently anticipate listing the Notes on any stock exchange. Therefore, any trading that does develop with respect to the Notes will occur in the over-the-counter market. The Company has not been advised by any broker or dealer that a broker or dealer intends to make a market in the Notes.

     At the time a particular offering of Notes is made, a Prospectus Supplement or a post-effective amendment to the Registration Statement, if required, will be distributed which will set forth the aggregate amount and type of Notes being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Note Holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     To comply with the securities laws of certain jurisdictions, if applicable, the Notes will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

     There is no assurance that the Selling Note Holders will sell any of the Notes. In addition, any Notes covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold pursuant to Rule 144 rather than pursuant to this prospectus.

     Pursuant to the Exchange Agreement (the "Exchange Agreement") dated as of November 15, 1995 between the Parent, the Company and former 11% Noteholders, some of which are Selling Note Holders, the Company will pay the expenses of former 11% Noteholders incident to the offering and sale of the Notes to the public, other than commissions, concessions and discounts of underwriters, dealers or agents, but including the fees and disbursements of one counsel to such Selling Security Holders. In addition, the Company has agreed to indemnify the Selling Security Holders, and, if requested, any underwriter they may utilize, against certain civil liabilities, including liabilities under the Securities Act and, if such indemnification is unavailable, to contribute to payments required to be made by any of them in respect of such liabilities. The Exchange Agreement requires the Company to keep the registration statement of which this prospectus is a part continuously effective until the earlier of (a) July 18, 1999, and (b) the date upon which all Notes have either (i) been disposed of under this prospectus, (ii) been distributed to the public pursuant to Rule 144 or Rule 145 under the Securities Act, (iii) been otherwise transferred and subsequent disposition of them shall not require registration or qualification of them under the Securities Act or any similar state law then in force, or (iv) ceased to be outstanding.

                              DESCRIPTION OF NOTES

     The following is only a summary of the material terms of the Notes, does not purport to be a full description thereof and is qualified in its entirety by reference to the Indenture, the Notes and the other exhibits to the Indenture (including certain terms defined in such documents), copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. See "Available Information." The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the Indenture (the "Trust Indenture Act"). The definitions of the material terms used herein are set forth in "Definitions" contained elsewhere in this Prospectus.

GENERAL

     Notes in the aggregate principal amount of $40.0 million were originally issued in a private placement by the Company pursuant to the Indenture in amendment of $40 million principal amount of the 11% Notes of the Company. In addition, a Note in the original principal amount of $1.7 million was issued to GEPT in settlement of a judgment against FBLP. On January 24, 1996, approximately $4.1 million aggregate principal amount of Notes were issued in payment of the first interest installment under the Indenture. No additional Notes may be issued pursuant to the Indenture and all future payments of interest must be made in cash. The maturity date of the Notes is December 31, 2001. The Notes offered hereby are being offered for sale by the Selling Security Holders and the Company will not receive any part of the proceeds from any sale thereof.

     The Notes are issuable only in registered form without coupons in denominations of one thousand dollars ($1,000) and any integral multiple thereof, except as necessary to reflect principal amounts not evenly divisible by one thousand dollars ($1,000). As provided in the Indenture and subject to certain limitations therein, the Notes are exchangeable for a like aggregate principal amount of Notes of a different authorized denomination, as requested by the Holder surrendering the same. No service charge shall be made for any registration of transfer or exchange or redemption of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

INTEREST

     The Notes bear interest at 12% per annum, except that upon a default in the payment of interest for thirty days or principal at maturity, such interest rate shall be increased to the lesser of 13% per annum and the highest rate allowed by applicable law. Interest on the Notes is payable semi-annually on March 31 and September 30. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. Interest on the Notes which is payable, and is punctually paid by the Company to the Trustee or duly provided for, on any Interest Payment Date shall be paid by the Trustee to the Person in whose name the Notes are registered at the close of business on the Regular Record Date for such interest. On January 24, 1996, approximately $4.1 million aggregate principal amount of Notes were issued in payment of the first interest installment. No additional Notes are issuable under the Indenture and all future interest payments shall be made in cash.

OPTIONAL REDEMPTION

     The Notes are redeemable at the option of the Company at any time, upon not less than thirty nor more than sixty days notice, in whole or in part, at 103% of the principal amount of the Notes to be redeemed if the redemption occurs on or before September 30, 1998 and at 100% of the principal amount if the redemption occurs after September 30, 1998, in each case together with the accrued interest thereon to the redemption date.

     In the case of any redemption of Notes, interest installments whose Stated Maturity is on or prior to the Redemption Date will be payable to the Trustee for payment to the Holders of record of such Notes at the close of business on the relevant Regular Record Date. Notes (or portions thereof) for whose redemption and payment provision is made in accordance with the Indenture shall cease to bear interest from and after the date fixed for redemption.

REQUIRED REDEMPTION

     The Company is required to redeem Notes from the proceeds of certain transfers of assets or property or casualty losses which are not, within 180 days of the date of receipt thereof, applied, in the case of transfer, to purchase certain assets used or useful in the business of the Company, or, in the case of casualty loss, to either repair or replace the property that gave rise to such casualty loss except that such proceeds may not be used to purchase assets if a Default or Event of Default shall have occurred and be continuing.

     In the event that a Specified Asset Sale shall be deemed to have occurred, or a Specified Casualty Loss Event shall occur, the Company shall irrevocably offer to redeem Notes without premium in the aggregate principal amount equal to the Net Cash Proceeds of such Specified Asset Sale, or an amount equal to such Specified Casualty Loss Payment, as the case may be, if such proceeds exceed $1.0 million. Notwithstanding the preceding sentence, the Company is required to irrevocably offer to redeem Notes without premium in the aggregate principal amount equal to all Collected Amounts aggregating $1.0 million. Failure to affirmatively accept such offer in the manner specified in the Indenture shall be deemed to be a rejection of such prepayment offer. A Holder may not elect to have redeemed less than or more than all of the portion of the Securities held by such Holder which the Company offers to redeem.

RANKING

     The Notes are senior obligations of the Company. The obligations under the Notes are secured by a security interest in substantially all of the property and assets of the Company. See "Security and Guaranty". The Notes rank pari passu with all existing and future senior indebtedness of the Company. As of the date hereof, there is no other senior indebtedness outstanding. The Indenture contains limitations with respect to the amount of additional indebtedness that can be incurred by the Company and its subsidiaries. The Company may obtain a revolving credit facility in the amount of $5.0 million and, under certain circumstances, release certain collateral, or subordinate to such facility the liens, securing the Notes. See "-- Security and Guaranty."

SECURITY AND GUARANTY

     Pursuant to the Collateral Documents, the Notes are secured by a valid, perfected security interest in substantially all of the assets and property of the Company, including, without limitation, certain real property, all inventory, equipment, accounts receivable and intellectual property of the Company, and by a pledge of the partnership interest of the Company in Specialty. The obligations of the Company in respect of the Notes and the Indenture are fully and unconditionally guaranteed by Specialty, which guarantee is secured by a security interest in substantially all of the property and assets of Specialty. Specialty, however, has no material assets. The liens and security interest with respect to certain property may be subject to prior liens and encumbrances. In addition, property and assets of the Company may be released from the liens of the Collateral Documents in connection with a transfer permitted under the provisions described in "Covenants -- Restricted Transfers of Assets."

     In the event the Company desires to obtain a revolving credit or similar facility from another lender, the Trustee shall, at the request of the Company, either (i) subordinate the Liens of the Collateral Documents to the Lien of such lender in an amount not to exceed $5.0 million or (ii) release the Lien of the Collateral Documents upon particularly identified Collateral which has a fair market value not to exceed $8.0 million.

     As of October 1, 1997, the Company's total indebtedness was approximately $69.1 million (including approximately $23.4 million of interest accrued through maturity). At such date, the Company's total assets were approximately $77.3 million. There can be no assurance that the amount realized upon any enforcement against the Collateral following an Event of Default would be sufficient to satisfy the Company's payment obligations in respect of the Notes.

CERTAIN COVENANTS

     The Indenture contains, among other things, the following covenants:

  Restricted Payments and Restricted Investments.

     The Company will not declare or make, or incur any liability to declare or make, or permit any of its Subsidiaries to declare or make, or incur any liability to declare or make, any Restricted Payment or any Restricted Investment, except that, at any time after the last day of the fiscal quarter during which the Second Closing Date occurs, the Company may, and may permit any Subsidiary to take the foregoing actions, so long as, immediately prior to giving effect to such declaration or payment, and immediately thereafter and after giving effect thereto, both:

          (a) no Default or Event of Default shall have occurred or be continuing; and

          (b) the aggregate amount of all Restricted Payments made during the period (treated as a single accounting period) beginning on the Second Closing Date and ending on such date, plus the aggregate amount of all Restricted Investments made after Second Closing Date and remaining outstanding on such date, does not exceed the difference of:

             (i) fifty percent (50%) of Consolidated Net Income accrued during the period (treated as a single accounting period) beginning on the Second Closing Date and ending on the last day of the full fiscal quarter of the Company most recently ended as of such date; minus

             (ii) (A) if Consolidated Net Income for the period commencing on the first day of the period of four (4) full consecutive fiscal quarters then most recently ended (or, if later, the Second Closing Date) and ending on the last day of the fiscal quarter of the Company then most recently ended as of such date is a loss, one hundred percent (100%) of the positive amount of such loss; and

                (B) if Consolidated Net Income for the period referred to in
           (b)(ii)(A) above is not a loss, Zero Dollars ($0).

  Limitations on Indebtedness.

     The Company shall not, and shall not permit any of its Subsidiaries to, create, incur, assume, or Guarantee any Indebtedness except:

          (a) the Company and the Subsidiaries may create, incur, assume or Guarantee Indebtedness pursuant to a revolving credit or similar facility, and may from time to time obtain advances in respect of such facility, so long as the aggregate amount of Indebtedness outstanding thereunder at any time, after giving effect to such creation, incurrence, assumption or Guarantee, or such advance, shall not exceed Five Million Dollars ($5,000,000); and

          (b) any Subsidiary may incur unsecured Indebtedness to the Company or any Guarantor Subsidiary, and the Company may incur Subordinated Intercompany Indebtedness;

          (c) the Company and its Subsidiaries may incur, create, assume or Guarantee any other Indebtedness (including Indebtedness in excess of Five Million Dollars ($5,000,000) in respect of the revolving credit or similar facility referred to in clause (a) above) so long as immediately after, and after giving effect to, such creation, incurrence, assumption or Guarantee and the concurrent prepayment, redemption, retirement or acquisition of any Indebtedness of the Company being prepaid, redeemed, retired or acquired concurrently with the proceeds of such Indebtedness, the Pro Forma Interest Coverage Ratio calculated at such time exceeds the "Percentage" set forth in the following table below associated with the period in which such date falls:

                         PERIOD                            "PERCENTAGE"
                         ------                            ------------
the period beginning on the Second Closing Date and
  ending on (and including) January 2, 1996.............       250%
the period beginning on (and including) January 3, 1996
  and ending on (and including) January 7, 1997.........       275%
the period beginning on (and including) January 8, 1997
  and ending on (and including) January 6, 1998.........       300%
the period beginning on January 7, 1998.................       325%

  Negative Pledge.

     The Company will not create or assume, or permit any of its Subsidiaries to create or assume, any Lien securing any Indebtedness on any asset or property, whether now owned or hereafter acquired by it, except:

          (a) Liens in favor of the Trustee, for the benefit of the Trustee and the Holders, including such Liens contemplated by the Collateral Documents;

          (b) Liens upon property securing Indebtedness which refinances, renews, replaces or extends Indebtedness secured by Liens on such Property in existence on the date of the Indenture, but not any increase in the principal amount of any thereof or the extension thereof to any other property of the Company or any of its Subsidiaries (except as otherwise permitted by the Indebtedness covenant and clause (e) of this covenant);

          (c) Liens securing the revolving credit or similar facility referred to in "Limitations on Indebtedness," so long as such Liens secure an amount not in excess of Five Million Dollars ($5,000,000) (except as otherwise permitted by certain provisions of the Indenture); with respect to such Liens, the Trustee, if requested by the Company to take either the action specified in clauses (i) or (ii) below (but not both) shall, if the lender under such facility is unwilling to make such facility available upon terms satisfactory to the Company unless the Trustee takes the action requested by the Company, either:

             (i) enter into an agreement for the benefit of such lender or lenders subordinating the Liens of the Collateral Documents (but not the rights of the Holders to receive payment generally) to the Lien of such lender securing the obligations owing such lender under such facility, but only insofar as such obligations do not exceed Five Million Dollars ($5,000,000); or

             (ii) release the Lien of the Collateral Documents upon particularly identified Collateral specified in such Company Order (but no other Collateral) including, without limitation, any particularly identified Collateral thereafter acquired, which specified Collateral has a fair market value of not greater than Eight Million Dollars ($8,000,000) at any time;

          (d) Purchase Money Mortgages by the Company or any of its Subsidiaries (including, without limitation, Capital Leases), so long as (i) such Purchase Money Mortgage secures only the obligation to pay the purchase price of such asset (or the obligations under such Capital Lease) or a Subsidiary being acquired, together with related fees and expenses, (ii) the initial amount secured by such Purchase Money Mortgage shall not be more than one hundred percent (100%) of the purchase price of such asset (or the obligation under such Capital Lease) or such Subsidiary being acquired, together with related fees and expenses, and (iii) the aggregate Indebtedness secured by all such Purchase Money Mortgages (other than Capital Leases) shall not exceed in the aggregate for the Company and its Subsidiaries twenty percent (20%) of the aggregate amount of assets reflected on a consolidated balance sheet of the Company and the Subsidiaries, as at the end of the fiscal quarter of the Company then most recently ended; which Purchase Money Mortgages may rank senior to the Lien, if any, of the Collateral Documents in respect of the property or assets so acquired; provided, however, that in the event that the Company or any Subsidiary shall apply any Entire Cash Proceeds in respect of any Transfer, or any Casualty Loss Payment in respect of any Casualty Loss, to the purchase of any property or assets in accordance with certain provisions of the Indenture, as the case may be, and the purchase price of such property or assets exceeds the amount of Entire Cash Proceeds or Casualty Loss Payment, the Company or such Subsidiary (subject to certain provisions of the Indenture) may finance the amount of such excess and may secure such financing with a Purchase Money Mortgage upon such property or assets, subject to the limitations set forth in this paragraph, as if the "purchase price," as such term is used above, were equal to the amount of such excess; and

          (e) subject to the Liens described in clause (a) above, other Liens securing Indebtedness, so long as, at the time such Lien is created or assumed, the Indebtedness secured thereby is permitted to be created and incurred pursuant to the provisions restricting Indebtedness.

  Limitations on Negative Pledges.

     The Company will not, and will not permit any of its Subsidiaries to enter into any agreement prohibiting the creation or assumption of any Lien upon the properties or assets of the Company or any of its Subsidiaries in favor of the Trustee (except under Capital Leases and Purchase Money Mortgage or Lien documents permitted hereunder but only to the extent such prohibition relates solely to the property or asset purchased or leased thereunder) or requiring an obligation to be secured if any Obligations are secured.

  Restricted Transfers of Assets.

     The Company shall not, nor shall it permit any Subsidiary to, Transfer all or any part of its assets (other than conveyances or transfers of the properties and assets of the Company substantially as an entirety in compliance with the provisions of the Indenture governing successors and other than Permitted Transfers) or agree to do any of the foregoing, unless the Company, no later than the date following the date of such Transfer, pays the Entire Cash Proceeds in respect of such Transfer to the Trustee, subject to release to the Company. All such Entire Cash Proceeds shall be held in trust for the equal and ratable benefit of the Holders, and the Company granted to the Trustee a Lien in all such Entire Cash Proceeds.

     In the event that, within one hundred eighty (180) days after the occurrence of any Transfer, the Company wishes to apply all or a portion of the Entire Cash Proceeds therefrom to purchase one or more assets constituting either fixed assets, real property, machinery or equipment, in each case, used or useful in the business of the Company or such Subsidiary, then, so long as no Default or Event of Default shall have occurred and be continuing, the Company may request the Trustee to pay to the Company or to its order all or any portion of the amount of such Entire Cash Proceeds actually applied to any such purchase; provided, however, that the Company and its Subsidiaries shall not be entitled to apply to any such purchase any Entire Cash Proceeds, or any portion thereof, which have become Net Cash Proceeds. As promptly as practicable following receipt by the Trustee of a Company order specifying the amount of the Entire Cash Proceeds to be paid by the Trustee, accompanied by an officers' certificate certifying that such amount is to be applied to purchase one or more assets constituting either fixed assets, real property, leasehold improvements, machinery or equipment, in each case, used or useful in the business of the Company or such Subsidiary, the Trustee shall pay the requested amount of such Entire Cash Proceeds to the Company or its order in payment for the purchase price of such purchase, so long as (i) at or prior to the time of such purchase, the Company or such Subsidiary grants to the Trustee a Lien in such acquired property and (ii) such acquired property shall be owned by the Company or such Subsidiary, as the case may be, free and clear of all Liens, other than Liens not securing Indebtedness and other than those permitted by certain provisions of the Indenture.

     Upon the transfer of property or assets permitted by these provisions, the lien of the Collateral Documents in respect of the property or assets so transferred shall be released, but the lien of the Collateral Documents shall continue in the proceeds of such transfer.

  Limitations on Transactions with Affiliates.

     The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction (including, without limitation, the purchase, sale or exchange of property or the rendering of a service), whether or not in the ordinary course of business, with any Affiliate of the Company or such Subsidiary unless (a) such transaction is entered into upon terms and conditions no less favorable to the Company, or the affected Subsidiary, as those that would be obtained through an arm's-length negotiation with an unaffiliated third party, and (b) the terms of any such transaction shall be approved by a majority of the directors who are not parties to, and have no interest in, such transaction. The foregoing restrictions shall not apply to (i) any issuance of capital stock of the Parent, or options, stock appreciation rights or similar rights in respect thereof, or other awards or grants, in cash or otherwise, pursuant to, or the funding of, employee benefit plans approved by a majority of the disinterested directors of the board of directors of the General Partner (or, if the General Partner is a partnership, the general partner of the General Partner), (ii) loans or advances to employees in the ordinary course of business, (iii) transactions between and among the Company and the Guarantor Subsidiaries, (iv) transactions and the making of payments contemplated by the Reimbursement Agreement and (v) any agreements to do any of the foregoing acts described in clauses (i) through (iv).

  Future Property.

     The Company will, with respect to all property (other than real property and improvements thereon) acquired by the Company after the date hereof (and, if such acquisition were financed, if there were no prohibition in the documents governing such financing to encumbrances on such property), duly execute and deliver to the Trustee, not later than thirty (30) days after the acquisition thereof, such pledge agreements, security agreements or other like agreements with respect to such property creating in the Trustee's favor for the ratable benefit of the Holders a valid, perfected and enforceable first priority (except for Liens permitted by certain provisions of the Indenture) Lien on such property, such pledge agreements, security agreements or other like agreements to be, to the extent applicable, substantially in the forms of such agreements executed by the Company in favor of the Trustee on the date of the Old Indenture (except for changes authorized under the Indenture) reasonably acceptable to the Trustee, together with such other documents, certificates, opinions of counsel and the like as the Trustee shall reasonably request in connection therewith.

     The Company will, with respect to its real property and improvements thereon (other than any leasehold interests of the Company in real property and improvements thereon) acquired by the Company after the date hereof (and, if such acquisition were financed, if there was no prohibition in the documents governing such financing to encumbrances on such property), duly execute and deliver to the Trustee, not later than thirty (30) days after the acquisition thereof, Mortgages creating in the Trustee's favor for the ratable benefit of the Holders, upon recordation thereof, a valid, perfected and enforceable first priority (except for Liens permitted by certain provisions of the Indenture) Lien on all such real property and improvements thereon, such Mortgages to contain substantially the same terms as the Mortgages securing the Obligations on the date after the date of this Indenture and which shall be reasonably acceptable to the Trustee, and the enforceability, proper filing and proper recording of which shall be supported by an opinion of counsel acceptable to the Trustee. The Company shall use its best efforts to cause to be executed and delivered to the Trustee, prior to or concurrently with the delivery by the Company of the aforesaid Mortgages to the Trustee (or if such is not possible, as promptly as possible thereafter), any and all necessary estoppel certificates, non-disturbance agreements, waivers, consents of third parties thereto to the extent deemed necessary or appropriate by the Trustee, and the Company shall cause such Mortgages to be duly recorded in the appropriate recording office or offices and shall pay all fees and taxes payable in connection therewith.

  Maintenance of Liens.

     Except for the filing of continuation statements and the making of other filings by the Trustee as secured party or assignee, the Company shall at all times take all action necessary to maintain the Liens provided for under or pursuant to the Collateral Documents as valid and perfected first priority Liens on the property intended to be covered thereby (subject only to Liens expressly permitted hereunder) and supply all information to the Trustee necessary for such maintenance.

  Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries.

     The Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to
(a) pay dividends or make any other distribution on any of such Subsidiary's Capital Stock owned by the Company or any Subsidiary of the Company, (b) pay any Indebtedness owed to the Company or any other Subsidiary, (c) make loans or advances to the Company or any other Subsidiary, or (d) transfer any of its property or assets to the Company or any other Subsidiary; except, in each case, for (i) any restrictions created by the Credit Documents; (ii) any restrictions existing under any agreements in effect on the date of the Original Indenture;
(iii) any renewals or extensions of the restrictions referred to in clause (i) or (ii); (iv) with respect to clause (d) above only, Capital Leases or Purchase Money Mortgage or Lien documents permitted hereunder (but only with respect to the property leased or purchased thereunder), and customary non-assignment provisions of any leases governing any leasehold interest or any supply, license or other similar agreement entered into in the ordinary course of business; and
(v) any restrictions existing by reason of applicable law.

  Limitations on Merger, Consolidation and Sale of Substantially All Assets

     The Company shall not consolidate with or merge with or into, Transfer its properties and assets substantially as an entirety to or purchase or acquire the properties and assets substantially as an entirety of any of the Parent Restricted Subsidiaries. The Company shall not consolidate with or merge with or into any other Person, or Transfer its properties and assets substantially as an entirety to any Person, unless (a) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by Transfer the properties and assets of the Company substantially as an entirety (the "Surviving Person") shall be a corporation or partnership organized and existing under the laws of the United States of America or any State or the District of Columbia, and shall expressly assume the due and punctual payment of the principal of (and premium, if any) and interest on all the Notes, the performance of every covenant of the Indenture and the other Credit Documents on the part of the Company to be performed or observed, and all other Obligations of the Company pursuant to the Indenture, the Notes and the Credit Documents, (b) immediately after, and after giving effect to, such transaction, no Default or Event of Default shall have occurred and be continuing, (c) either (i) immediately after, and after giving effect to, such transaction, both (A) the Tangible Net Worth of the Company or the surviving person, as the case may be, and its Subsidiaries on a consolidated basis shall be equal to or greater than the Tangible Net Worth of the Company and its Subsidiaries on a consolidated basis immediately prior to the consummation of such transaction and (B) the Company or the Surviving Person, as the case may be, shall be entitled to incur at least One Dollar ($1.00) of additional Indebtedness pursuant to certain provisions of the Indenture or (ii) such transaction involves a merger of the Company with and into, or a Transfer of its properties and assets substantially as an entirety to, the Parent, so long as, but only so long as, the Parent shall not, at any time prior to or contemporaneously with such transaction, have consolidated with or merged with or into, Transferred its properties and assets substantially as an entirety to or purchased or acquired the properties and assets substantially as an entirety of, any of the Parent Restricted Subsidiaries, and (d) the Company or the Surviving Person, as the case may be, has executed and delivered to the Trustee certain certificates and opinions all necessary assignments, amendments to financing statements under the Uniform Commercial Code of any jurisdiction and other documents necessary to maintain the Trustee's right, title and interest in and to the Trust Estate.

  SEC Reports

     Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), the Company shall file with the Securities and Exchange Commission (the "Commission") and provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Section 13 and 15(d) of the Exchange Act.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture defines Event of Default as any one of the following events:
(a) if default shall be made in the due and punctual payment of the principal, premium, if any, and interest of any of the Notes when due and payable and in the case of interest such default shall continue unremedied for a period of thirty (30) days; (b) if (A) a default shall be made in the performance or observance of any covenant, agreement or provision described above in "-- Certain Covenants" and such default shall continue unremedied for a period of thirty (30) days after any officer of the General Partner becomes aware of such default, (B) a default shall be made in the due and punctual payment of any amounts payable under the Indenture or under any other Credit Document when due and payable or a default shall be made in the performance or observance of any covenant, agreement or provision contained in the Indenture or the Notes or in any other Credit Document, and such default shall continue unremedied for a period of thirty (30) days after there has been given, in the manner contemplated by the Indenture by the Holders of twenty-five percent (25%) or more in aggregate principal amount of outstanding Notes, a written notice specifying such default or breach, requiring it to be remedied and stating that such notice is a "Notice of Default," (C) the Indenture or any other Credit Document shall terminate, be terminated or become void or unenforceable without the prior written consent of the Holders, or (D) any of the Liens created by the Collateral Documents shall cease to be enforceable or shall not have the priority purported to be created thereby with respect to Collateral having a fair market value in excess of two million five hundred thousand dollars ($2,500,000); (c) if a default shall occur (A) in the payment of any principal or interest (after giving effect to any applicable grace period) with respect to any Indebtedness of the Company or any of its Subsidiaries or any General Partner (other than the Notes) or

(B) under any agreement pursuant to which any such indebtedness may have been issued, created, assumed, Guaranteed or secured by the Company or any of its Subsidiaries or any General Partner, and, as a result thereof, such Indebtedness shall be declared due and payable prior to the stated maturity thereof or shall not be paid in full at the stated maturity thereof, provided, however, that the aggregate amount of all Indebtedness as to which such a payment default or such other default causing acceleration shall occur exceeds (x) one million dollars ($1,000,000) in Indebtedness other than Non-Recourse Indebtedness or (y) two million five hundred thousand dollars ($2,500,000) in Indebtedness consisting of Non-Recourse Indebtedness; (d) if the Company or any of its Significant Subsidiaries or any General Partner (A) is dissolved, (B) files a petition to take advantage of any insolvency act, (C) makes an assignment for the benefit of its creditors of itself or of the whole or any substantial part of its property,
(D) commences a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property or (E) files a petition or answer seeking reorganization or similar relief under applicable law or statute of the United States of America, any state thereof or any foreign country; (e) if a court of competent jurisdiction
(A) shall enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of the Company or any of its Significant Subsidiaries or any General Partner or of the whole or any substantial part of their respective properties, or approve a petition filed against the Company or any of its Significant Subsidiaries or any General Partner seeking reorganization or similar relief under applicable law or statute of the United States of America, any state thereof or any foreign country, (B) under the provisions of any other law for the relief or aid of debtors, shall assume custody or control of the Company or any of its Significant Subsidiaries or any General Partner or of the whole or any substantial part of their respective properties, or (C) if there is commenced against the Company or any of its Significant Subsidiaries or any General Partner any proceeding for any of the foregoing relief and such proceeding remains undismissed for a period of sixty
(60) days or the Company or any of its Significant Subsidiaries or any General Partner by any act indicates its consent to or approval of any such proceeding or petition; (f) if (A) one or more judgments exceeding the insurance coverage in respect thereof by more than two million five hundred thousand dollars ($2,500,000) in the aggregate are rendered against any of the Company or any of its Subsidiaries or any General Partner or (B) there are any attachments or executions against any of the properties of the Company or any of its Subsidiaries or any General Partner for amounts in excess of two million five hundred dollars ($2,500,000) in the aggregate and (C) such judgments, attachments or executions remain unpaid, unstayed or undismissed for any period of sixty (60) consecutive days; (g) if there shall occur the loss, theft, substantial damage to or destruction of any portion of the Collateral not fully covered by insurance (less deductibles in an amount permitted hereunder), which uncovered portion of the Collateral by itself has a fair market value in excess of two million five hundred thousand dollars ($2,500,000) or with other such losses, thefts, damage or destruction of uncovered portions of Collateral occurring while this Indenture is in effect have an aggregate fair market value in excess of two million five hundred thousand dollars ($2,500,000); or (h) the partnership agreement of the Company shall be amended in any manner so that the partnership agreement shall violate, conflict with or breach any provision of the Indenture, any of the Collateral Documents or any other document delivered thereunder or the partnership agreement shall prohibit or prevent the performance by the Company of any of its obligations or agreements made in the Indenture, any of the Collateral Documents or any other such documents.

     If an Event of Default specified in clause (d) or (e) above with respect to the Company occurs and is continuing, then the principal amount of the Notes, together with accrued interest on the principal amount of such Notes as well as all other Obligations, shall automatically become immediately due and payable, without any declaration or other act on the part of the Trustee or any Holder. If an Event of Default (other than an Event of Default specified in clause (d) or (e) above with respect to the Company) occurs and is continuing, then and in every such case the Holders of not less than a majority of the principal amount of the Notes outstanding may, and the Trustee upon the request of the Holders of not less than a majority of the principal amount of the Notes outstanding shall, by written notice to the Company (and to the Trustee if given by Holders) declare the principal of the Notes, together with accrued interest on the principal amount of such Notes as well as all other Obligations, to be immediately due and payable and the same shall become immediately due and payable without any further declaration or other act on the part of the Trustee or any

Holder. Under certain circumstances, the Holders of the Requisite Amount of the Notes outstanding may rescind any such acceleration with respect to the Notes and its consequences.

     The Holders of the Requisite Amount of the Notes Outstanding may on behalf of the Holders of all the Notes waive any past Default hereunder or under any other Credit Document and its consequences, except a Default in the payment of the principal of (or premium, if any) or interest on any Security or in respect of a covenant or provision in the Indenture or under any other Credit Document which under the provisions of the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Security affected. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

     The Holders of the Requisite Amount of the Notes outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, whether before or after the occurrence of an Event of Default, provided that such direction shall not be in conflict with any rule of law or with the Indenture and the Trustee may, but shall not be required to, take any other action deemed proper by the Trustee which is not inconsistent with such direction.

     In addition to exercise of all other rights and remedies permitted to be exercised by the Trustee hereunder, in the event that either (a) the Stated Maturity of the Notes is accelerated in accordance with the provisions of the Indenture or (b) under certain circumstances, an Event of Default has occurred and is continuing, and the Trustee is directed to do so in writing by the Holders of the Requisite Amount of Notes, then the Trustee shall proceed, subject to certain provisions of the Indenture, to enforce the rights of the Trustee and the Holders of Notes pursuant to the provisions of the Collateral Documents. In no event may a Holder exercise any right or remedy with respect to any Collateral under any Collateral Document, such right of exercise being vested solely in the Trustee as herein provided and as provided in the Collateral Documents.

     No Holder of any Notes shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless (a) such Holder has previously given written notice to the Trustee of a continuing Event of Default, (b) the Holders of not less than twenty-five percent (25%) in principal amount of the Outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder, (c) such Holder or Holders have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, (d) the Trustee for sixty (60) days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding, and (e) no direction inconsistent with such written request has been given to the Trustee during such sixty (60) day period by the Holders of the Requisite Amount of the Notes outstanding; it being understood and intended that no one or more Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of the Indenture to affect, disturb or prejudice the rights of any other Holders, or to obtain priority or preference over any other Holders or to enforce any right under the Indenture, except in the manner herein provided and for the equal and ratable benefit of all the Holders.

     The Company will be required to furnish annually to the Trustee a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

AMENDMENTS AND WAIVERS

     Without prior notice to or the Consent of the Holders of Notes outstanding, the Company (and additionally for any Credit Document as to which the Company is not the sole obligor, such other obligor(s); or for any Credit Document as to which the Company is not the obligor, the obligor of such document) and the Trustee may enter into an indenture or indentures supplemental to the Indenture or amendments or waivers to other Credit Documents constituting Collateral Documents or Guarantees, but solely for one or more of the following purposes
(a) to evidence the succession of a successor to the Company or such obligor, and the assumption by such successor of the covenants of the Company or such obligor under the Indenture, in the Notes and in the other Credit Documents to which the Company or such obligor is a party contained,

(b) to add to the covenants of the Company or such other obligor, for the benefit of the Holders, or to surrender any right or power herein or therein conferred upon the Company or such other obligor, (c) to cure any ambiguity, to correct or supplement any provision of the Indenture which may be inconsistent with any other provision of the Indenture or in such Credit Documents or to make any other provisions with respect to matters arising thereunder which shall not be inconsistent with the provisions of the Indenture; provided, however, such action shall not adversely affect the interests of the Holders, and (d) to modify, eliminate or add to the provisions of the Indenture to the extent necessary to effect the qualification of the Indenture under, or the compliance by the Indenture with the provisions of, the Trust Indenture Act.

     With the Consent of the Holders, the Company (and additionally for any Credit Document as to which the Company is not the sole obligor, such other obligor(s); or for any Credit Document as to which the Company is not the obligor, the obligor of such document) and the Trustee may enter into an indenture or indentures supplemental to the Indenture or amendments or waivers to other Credit Documents constituting Collateral Documents or Guarantees for the purpose of adding, amending or waiving compliance with any provisions of the Indenture or any such other Credit Document or of modifying in any manner the rights of the Holders under the Indenture or under any such other Credit Document; provided, however, that no such supplemental indenture, amendment or waiver shall, without the consent of the Holder of each outstanding Note affected thereby (a) change the Stated Maturity of or any Redemption Date with respect to the principal of, or of any installment of interest on or any premium payable upon the redemption of, any Note, or reduce the principal amount thereof or the rate of interest thereon payable upon the redemption or other payment thereof, or change the coin or currency in which, any Note or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after any Redemption Date), (b) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, amendment or waiver, (c) modify certain remedial provisions of the Indenture, except to increase any such percentage or to provide that certain or other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Note affected thereby, (d) waive a Default or Event of Default in the payment of principal of or interest on, or redemption payment with respect to, any Security, or (e) modify any of the provisions of the Indenture relating to the pro rata redemption of Notes.

     It shall not be necessary for the Holders to approve the particular form of any proposed supplemental indenture, amendment or waiver, but it shall be sufficient if they shall approve the substance thereof.

     After a supplemental indenture, amendment or waiver under the Indenture with respect to a Credit Document is effective, the Company shall mail to each Holder a copy of such supplemental indenture, amendment or waiver. Any failure of the Company to so mail such copy shall not, however, in any way impair or affect the validity of any such supplemental indenture, amendment or waiver.

TRANSFER

     The Notes will be issued in registered form in denominations of one thousand dollars ($1,000) and any integral multiple thereof, except as necessary to reflect principal amounts not evenly divisible by one thousand dollars ($1,000), and will be transferable only upon surrender of the Notes being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

     The Indenture shall cease to be of further effect (except as to any surviving rights of transfer or exchange of Notes expressly provided for), and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture and release of the Liens of the Collateral Documents securing the Obligations, when (a) either (i) all Notes theretofore authenticated and delivered (other than Notes which have been destroyed, lost or stolen and which have been replaced) have been delivered to the Trustee cancelled or for cancellation or
(ii) all such Notes not theretofore delivered to the Trustee cancelled or for cancellation (A) have become due and payable in full, or

(B) will become due and payable at their Stated Maturity within six (6) months or (C) are to be called for redemption within six (6) months under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company; and the Company, in the case of (A), (B) or (C) above, has deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount in cash sufficient (without giving effect to any income or gain in respect of the investment of such amount) to pay and discharge the entire indebtedness on such Securities not theretofore delivered to the Trustee cancelled or for cancellation, for principal (and premium, if any) and interest to the date of such deposit (in the case of Notes which have become due and payable), or to the Stated Maturity or Redemption Date, as the case may be (b) the Company has paid or caused to be paid all other sums payable hereunder by the Company and (c) the Company has delivered to the Trustee certain officers' certificates and opinions of counsel. Notwithstanding the satisfaction and discharge of the Indenture, the obligations of the Company pursuant to certain Sections of the Indenture shall survive.

INFORMATION CONCERNING THE TRUSTEE

     The Trustee and its subsidiaries may from time to time in the future provide the Company and its Subsidiaries with banking and financial services in the ordinary course of their business.

DEFINITIONS

     Affiliate -- means, with respect to any Person, any other Person (the "Subject Affiliate") that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes:

          (a) any Subject Affiliate which beneficially owns or holds ten percent (10%) or more of any class of voting securities of such Person or ten percent (10%) or more of the equity interest in such Person;

          (b) any Subject Affiliate ten percent (10%) or more of any class of voting securities (or, in the case of any Person which is not a corporation, ten percent (10%) or more of the equity interest) in which is held by such Person; and

          (c) any director or executive officer of such Person or an Affiliate of such Person;

provided, however, that in no event shall any Person who was a holder of Original Securities on the day prior to the date of the Indenture be deemed, at any time or for any purpose under the Indenture, to be an Affiliate of the Company, the Parent, and General Partner or any of their respective Subsidiaries; and provided, further, that the Parent, the General Partner and their respective Subsidiaries shall be deemed to be Affiliates of the Company whether or not they would otherwise be included by virtue of the foregoing provisions of this definition.

     The term "control" (including, with correlative meanings, the terms "controlled by" and "under common control") means the possession, directly or indirectly, of the power either to direct or cause the direction of the management or policies of a Person, or to vote a majority of the securities having ordinary voting power for the election of directors of such Person, in either case whether through the ownership of voting securities, by contract, by proxy or otherwise. The term "Affiliate," when used with respect to any particular Person, means an Affiliate of the Company.

     Capital Expenditures -- means, with respect to any Person, any item which, pursuant to GAAP, would be classified on the financial statements of such Person as a "capital expenditure."

     Capital Lease -- means, as to any Person, any lease of property, real or personal, the obligations under which are, or should be in conformity with GAAP, capitalized on a consolidated balance sheet of such Person.

     Casualty Loss -- means and includes each separate loss, damage or injury to any tangible property subject to the Lien of the Trustee or any condemnation or eminent domain proceedings in respect of any such property.

     Casualty Loss Payment -- means and includes any payment of proceeds of any insurance required to be maintained on account of each separate loss, damage or injury to any tangible property subject to the Lien of the Trustee or any payment of proceeds of any condemnation or eminent domain proceedings in respect of any such property.

     Collateral -- means all property and interests therein (real and personal, tangible and intangible) in which a Lien is now or hereafter held by the Trustee or granted by the Company or any other Person to the Trustee for the ratable benefit of the Holders as security for the payment and performance of any or all of the Obligations.

     Collateral Documents -- means and includes each document, agreement, assignment, mortgage or deed of trust executed or delivered with the Old Indenture, the Indenture or from time to time granting a Lien in any property in favor of the Trustee for the ratable benefit of the Holders to secure the payment and performance of any or all of the Obligations.

     Collected Amount -- Redemption Amounts less than $1,000,000 plus certain excess amounts of past Redemption Amounts.

     Consent of the Holders -- means the requisite principal amount of the Securities Outstanding with respect to any consent of the Holders pursuant to the Indenture which, except as otherwise specifically stated in any provision of the Indenture, shall be more than fifty percent (50%) of the principal amount of the Securities Outstanding.

     Consolidated Cash Flow -- means, for any period, the sum of:

          (a) Consolidated Net Income for such period; provided, however, that for purposes of calculating Consolidated Cash Flow only:

             (i) extraordinary non-cash charges (to the extent deducted in calculating Consolidated Net Income) shall be added back to Consolidated Net Income; and

             (ii) extraordinary non-cash revenue (to the extent included in calculating Consolidated Net Income) shall be deducted from Consolidated Net Income;

plus

          (b) the sum of (but in each case, only to the extent not included in Consolidated Net Income for such period) the following, without duplication:

             (i) Consolidated Interest Expense; plus

             (ii) Consolidated Income Tax Expense; plus

             (iii) Consolidated Depreciation and Amortization Expense.

     Consolidated Depreciation and Amortization Expense -- means, for any period, the consolidated depreciation and amortization expense of the Company and its Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP.

     Consolidated Income Tax Expense -- means, for any period, the aggregate of all current and deferred taxes based upon income and franchise tax expense of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

     Consolidated Interest Expense -- means, for any period, the interest expense of the Company and its Subsidiaries (including amortization of original issue discount on any Indebtedness, the interest portion of any deferred payment obligation, the net costs associated with interest rate swap obligations or agreements and the interest component of rentals in respect of Capital Leases) for such period calculated on a consolidated basis, such consolidation to be performed in accordance with GAAP.

     Consolidated Net Income -- means, for any period, the aggregate of the Net Income of the Company and its Subsidiaries, determined on a consolidated basis.

     Consolidated Revenues -- means, for any period, the aggregate revenue for such period of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

     Credit Documents -- means, collectively, the Indenture, the Securities, the Collateral Documents, the Specialty Guaranty, any other Guarantees of any or all of the Obligations and any and all other documents, instruments and agreements now or hereafter executed and/or delivered in connection therewith.

     Default -- means an event, act or condition that, with notice or lapse of time, or both, would become an Event of Default.

     Defaulted Interest -- any interest which is payable, but is not punctually paid or duly provided for on any Interest Payment Date.

     Entire Cash Proceeds -- means, with respect to any Transfer of assets, the difference of:

          (a) the cash proceeds (whenever received) actually received by the Company or any Subsidiary of the Company from such Transfer; minus

          (b) the sum of:

             (i) commissions and other fees and expenses (including fees and expenses of counsel, accountants and investment bankers) related to such Transfer; plus

             (ii) provisions for all taxes paid or payable as a result thereof and in connection therewith and payments made to retire Indebtedness (other than the Securities or the Original Securities) secured by or otherwise relating directly to such assets being sold or otherwise disposed of where payment of such Indebtedness is required in connection therewith.

     Event of Default -- has the meaning described in "Description of Notes -- Events of Default."

     GAAP -- means generally accepted accounting principles in effect from time to time in the United States applied on a consistent basis.

     General Partner -- means the Parent or any other general partner of the Company.

     Governmental Authority -- means any federal, state, local, foreign or other governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission or other similar dispute resolving panel or body.

     Guarantee -- means, with respect to any Person, any guarantee or other contingent liability (other than any endorsement for collection or deposit in the ordinary course of business), direct or indirect, of such Person with respect to any obligation of another Person, through an agreement or otherwise, including, without limitation:

          (a) any other endorsement or discount with recourse or undertaking substantially equivalent to or having economic effect similar to a guarantee in respect of any such obligation; and

          (b) any agreement:

             (i) to purchase, or to advance or supply funds for the payment or purchase of, any such obligation;

             (ii) to purchase, sell or lease property, products, materials, supplies, transportation or services, to enable such other Person to pay any such obligation or to assure the owner thereof against loss regardless of the delivery or nondelivery of the property, products, materials, supplies, transportation or services; or

             (iii) to make any Investment in, or to otherwise provide funds to or for, such other Person to enable such Person to satisfy any obligation (including any liability for a dividend, stock liquidation payment or expense) or to assure a minimum equity, working capital or other balance sheet condition in respect of any such obligation.

     The amount of any Guarantee shall be equal to the outstanding amount of the obligation directly or indirectly guaranteed. The term "Guarantee" used as a verb has a corresponding meaning.

     Guarantor Subsidiary -- means Specialty.

     Holder -- means a Person in whose name a Security is registered in the Security register.

     Indebtedness -- of a Person means, without duplication:

          (a) all indebtedness of such Person for borrowed money or evidenced by bonds, notes, debentures or similar instruments;

          (b) all obligations of such Person under leases which have been or, in accordance with GAAP, should be, recorded as Capital Leases;

          (c) all indebtedness of such Person arising under acceptance facilities;

          (d) the face amount of all letters of credit (other than letters of credit securing solely the payment of insurance premiums) issued for the account of such Person and, without duplication, all drafts drawn thereunder;

          (e) all liabilities secured by any Lien on any property owned by such Person, to the extent attributable to such Person's interest in such property, even though such Person has not assumed or become liable for the payment thereof;

          (f) all obligations of such Person under any interest rate swap, interest rate future, interest rate cap, interest rate option or other form of interest rate hedging agreement or arrangement designed to protect against fluctuations in interest rates; and

          (g) any Guarantee of such Person with respect to Indebtedness of another Person.

     Investment -- means any investment in any Person, whether by means of asset or share or equity purchase, capital contribution, loan, advance, time deposit, purchase of notes, bonds or other evidences of Indebtedness or otherwise, other than:

          (a) the purchase by such Person of assets either constituting Capital Expenditures or made in the ordinary course of such Person's business;

          (b) the exchange of the Original Securities pursuant to the provisions of, and the consummation of the transactions contemplated by, the Exchange Agreement; and

          (c) repurchases of the Securities.

     Junior Indebtedness -- means any Indebtedness of the Company which is subordinated to the Securities in right of payment.

     Lien -- means any mortgage, deed of trust, pledge, hypothecation, assignment for security, deposit arrangement, encumbrance, lien (statutory or other), security interest, easement, defect in or exception to title or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any Capital Lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement (other than notice filings not perfecting a security interest) under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing.

     Mortgages -- means each and every mortgage, deed of trust, collateral assignment of leases, collateral assignment of rents or similar instrument granting the Trustee an interest in or Lien upon any real property and securing the Obligations, in each case, as amended through and including the date hereof and as hereafter amended.

     Net Cash Proceeds -- means:

          (a) in respect of a Specified Asset Sale described in clause (a) of the definition of "Specified Asset Sale", the Entire Cash Proceeds with respect to such Specified Asset Sale; and

          (b) in respect of a Specified Asset Sale described in clause (b) of the definition of "Specified Asset Sale", an amount equal to the difference of:

             (i) the Entire Cash Proceeds in respect of such Transfer; minus

             (ii) the amount of such Entire Cash Proceeds in respect of such Transfer actually applied to purchase assets used or useful in the business of the Company or its Subsidiaries;

together, in either case, with any amounts previously retained by the Trustee required to be added thereto.

     Net Income -- means, for any Person and for any period, the net income
(loss) of such Person for such period, determined in accordance with GAAP; provided, however, that:

          (a) no gains and no losses realized by such Person and its Subsidiaries upon the sale or other disposition (including, without limitation, pursuant to Sale-Leaseback Transactions, sales or disposals of business segments, or sales or abandonment of properties, plants and equipment of such Person and its Subsidiaries) of property or assets which are not sold or otherwise disposed of in the ordinary course of business, or pursuant to the sale of any Capital Stock of or other equity or ownership interest in such Person or any Subsidiary, shall be considered in calculating Net Income;

          (b) no writedowns, writeoffs or writeups by such Person and its Subsidiaries of receivables, inventories, fixed assets, real property, real estate leasehold interests or intangible assets (not including amortization of intangible assets in accordance with GAAP) shall be considered in calculating Net Income;

          (c) net income or net loss of any Person combined with such Person on a "pooling of interests" basis attributable to any period prior to the date of such combination shall not be considered in calculating Net Income; and

          (d) net income or net loss of any Person which is not consolidated with such Person shall not be considered in calculating Net Income except to the extent of the amount of dividends or distributions paid to such Person or any of its Subsidiaries.

     Non-Recourse Indebtedness -- owing by any Person means Indebtedness for money borrowed or evidenced by a Lien, wherein liability is limited solely to the security therefor without any liability on the part of such Person for any deficiency, or with respect to which the holder of such Indebtedness has irrevocably made the election under Section 1111(b)(1)(A)(i) of Title 11 of the United States Code, as amended.

     Obligations -- means any and all obligations and liabilities of the Company, now or hereafter incurred, under or with respect to the Securities, the Indenture, the Collateral Documents or any other Credit Document, whether or not such obligations and liabilities are reduced to judgment, liquidated, unliquidated, evidenced by any note or other instrument, direct or indirect, absolute or contingent, due or to become due, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not any such obligations and liabilities are discharged, stayed or otherwise affected by any dissolution, insolvency or similar proceeding such obligations and liabilities to include without limitation:

          (a) the payment of the principal and interest (and premium, if any) on all of the Securities now and hereafter issued and delivered and outstanding;

          (b) the payment of all other sums owing hereunder and under each of the other Credit Documents to any Holder or to the Trustee;

          (c) all costs and expenses (including attorneys' fees) incurred or payable in connection with any Credit Document; and

          (d) the performance of the respective covenants of the Company herein and in each of the other Credit Documents contained.

     Omnibus Amendment -- means that certain Omnibus Amendment Agreement, dated as of the date hereof, among the Company, Specialty and the Trustee.

     Original Holders -- means the holders of the Original Securities on the day preceding the date of the Indenture.

     Parent Restricted Subsidiaries -- means and includes Cavalcade Holdings, Inc.; Cavalcade Foods, Inc.; Cavalcade Development, L.P.; Furr's/Bishop's Cafeterias, L.P.; any of their respective subsidiaries; or any of their respective successors and assigns.

     Paying Agent -- means the Person or Persons authorized by the Company to pay the principal of (and premium, if any) or interest on any Securities on behalf of the Company. The Company initially appoints the Trustee to act as Paying Agent. For purposes of redemption of the Notes, neither the Company nor any Affiliate may act as Paying Agent.

     Permitted Transfers -- means and includes:

          (a) sales of inventory in the ordinary course of business;

          (b) Transfers of obsolete or worn-out machinery and equipment, and subleases of leased property, no longer used or useful in the conduct of the business of the Company and its Subsidiaries;

          (c) Transfers of assets from any Subsidiary of the Company to the Company; and Transfers from the Company to any Guarantor Subsidiary;

          (d) with respect to cafeteria or other restaurant properties acquired after the date hereof and in accordance with the terms hereof, Transfers of land adjacent to or in the immediate proximity of any such cafeteria or restaurant not necessary for the operation of such cafeteria's or restaurant's business;

          (e) so long as no Default or Event of Default shall have occurred and be continuing, with respect to any land, buildings or equipment acquired after the date hereof and in accordance with the terms hereof, Sale-Leaseback Transactions of any such assets; and

          (f) so long as no Default or Event of Default shall have occurred and be continuing, Transfers of any assets or property of the Company, so long as the aggregate fair market value for all such assets or property so sold or disposed of in any one calendar year does not exceed Five Million Dollars ($5,000,000).

     Person -- means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Authority or any agency or political subdivision thereof.

     Priority Indebtedness -- means and includes, without duplication:

          (a) Indebtedness secured by any Lien (including, without limitation, any Purchase Money Mortgage) on any property owned by the Company or any of its Subsidiaries, to the extent attributable to such Person's interest in such property, whether or not such Person has not assumed or become liable for the payment thereof;

          (b) all Indebtedness of, and all preferred stock (valued at the liquidation preference thereof), of Subsidiaries of the Company (other than Guarantor Subsidiaries), except:

             (i) such Indebtedness owing to, or such preferred stock beneficially owned by, the Company; and

             (ii) in the case of any such Indebtedness owing to, or preferred stock beneficially owned by, a Subsidiary of the Company, for the amount thereof owing (directly or indirectly through Subsidiaries of the Company) to the Company; and

          (c) with respect to any Sale-Leaseback Transaction, the net amount of all rent required to be paid in respect of the lease of the property subject thereto by the Company or any of its Subsidiaries during the remaining primary term thereof, discounted from the respective due dates thereof to such date at the rate per annum implicit in such lease.

     Pro Forma -- means, for any period, with respect to any calculation of Consolidated Cash Flow or Consolidated Interest Expense, in connection with the incurrence of any Indebtedness during such period, the amount of Consolidated Cash Flow or Consolidated Interest Expense, as the case may be, which would have resulted during and for such period, assuming that:

          (a) any assets acquired with the proceeds of the Indebtedness being incurred had been acquired, and such Indebtedness had been incurred, created, assumed or Guaranteed, on the first day of such period;

          (b) any other Indebtedness repaid with the proceeds of such Indebtedness had been repaid on the first day of such period;

          (c) the rate of interest in effect for floating rate Indebtedness shall at all times be the rate of interest in effect on the date of determination;

          (d) the entire principal amount of such newly incurred Indebtedness shall be outstanding for each day during such period; and

          (e) if the Second Closing Date occurred during such period, the Second Closing Date had occurred, and the transactions contemplated to occur on the Second Closing Date pursuant to the provisions of the Exchange Agreement had occurred, on the first day of such period.

     Pro Forma Interest Coverage Ratio -- means, at any time of calculation, the ratio, expressed as a percentage, of:

          (a) Pro Forma Consolidated Cash Flow for the period of four (4) full consecutive fiscal quarters of the Company most recently ended at such time; to

          (b) Pro Forma Consolidated Interest Expense for such period.

     Purchase Money Mortgage -- means:

          (a) a Lien held by any Person (whether or not the seller of such assets) on tangible property (other than assets acquired to replace, repair, upgrade or alter tangible property owned by the Company or any of its Subsidiaries on the date hereof) acquired or constructed by the Company or any of its Subsidiaries after the date hereof, which Lien secures all or a portion of the related purchase price or construction costs of such property; provided, however, that such Lien is created not later than one hundred eighty (180) days after acquisition or completion of construction of such property;

          (b) any Lien existing on any fixed assets at the time such fixed assets are acquired by the Company or any of its Subsidiaries; and

          (c) any Lien existing on any fixed assets of any Person at the time it becomes a direct or indirect Subsidiary of the Company;

provided, however, that no such Lien extends to any other asset or property of the Company or any of its Subsidiaries.

     Redemption Amount -- the aggregate Net Cash Proceeds and Specified Casualty Loss Payments prompting an offer of redemption.

     Redemption Date -- when used with respect to any Securities to be redeemed means the date fixed for such redemption by or pursuant to the Indenture.

     Redemption Price -- when used with respect to any Security to be redeemed means the price at which it is to be redeemed pursuant to the Indenture (including, without limitation, any accrued and unpaid interest thereon payable with respect to such redemption).

     Regular Record Date -- for the interest payable on any Interest Payment Date (other than the first Interest Payment Date and other than on December 31, 2001) means the March 15 or September 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date or, in the case of the first Interest Payment Date, the Second Closing Date.

     Reimbursement Agreement -- means the Reimbursement Agreement, dated as of the date hereof, among the Company, the Parent and Furr's/Bishop's Cafeterias, L.P., a Delaware limited partnership.

     Requisite Amount -- means the requisite principal amount of the Securities Outstanding with respect to any request, demand or other action of the Holders pursuant to the Indenture which, except as otherwise specifically stated in any provision of the Indenture, shall be more than fifty percent (50%) of the principal amount of the Notes outstanding.

     Restricted Investment -- means any Investment made by the Company or any Subsidiary of the Company except:

          (a) Investments in stock or partnership interests of any Subsidiaries of the Company existing on the date hereof, but not any increase in the amount thereof;

          (b) Temporary Cash Investments, which shall be pledged to the Trustee for the ratable benefit of the Holders as collateral security for the payment of the Obligations pursuant to a pledge agreement in form and substance stated in an opinion of counsel to be effective to accomplish the valid pledge thereof to the Trustee; provided, however, that to the extent that such pledge agreement and such opinion of counsel covers specified after-acquired Temporary Cash Investments, no new pledge agreement or opinion of counsel shall be necessary upon the subsequent acquisition of such after-acquired Temporary Cash Investments if the Lien thereupon is perfected in the manner contemplated in such opinion of counsel and the Company so states in an officers' certificate delivered to the Trustee;

          (c) Investments in Guarantor Subsidiaries or Persons which, contemporaneously with the making of such Investment become Guarantor Subsidiaries;

          (d) for the formation of other Subsidiaries of the Company created and utilized solely to satisfy state and local alcoholic beverage licensing requirements for the Company's businesses and any of its current or future retail liquor sales establishments; and

          (e) Investments in Subsidiaries of the Company:

             (i) in which the Company has contributed less than One Million Dollars ($1,000,000) (whether in cash, property, assets or otherwise) in the aggregate, which contributions (to the extent subject to a Lien in favor of the Trustee) shall remain subject to the Lien of the Trustee after giving effect to such contribution (and such Subsidiaries shall acknowledge same); and

             (ii) so long as the Company has no Indebtedness and no other obligations owing to such Subsidiaries or to any third party with respect to such Subsidiary.

     Restricted Payment -- means, with respect to any Person:

          (a) any dividend or other distribution in respect of such Person's capital stock, or incurrence of a liability for such dividend or distribution, in cash, properties or other assets, on any shares of such Person's capital stock, but excluding any dividend or distribution consisting solely of capital stock of such Person;

          (b) any payment (including, without limitation, the setting aside of assets or the deposit of funds therefor) on account of the purchase, redemption, retirement or acquisition of:

             (i) any capital stock of such Person, the Company or any of its Subsidiaries; or

             (ii) any option, warrant or other right to acquire any security or interest described in the immediately preceding clause (i); and

          (c) any optional payment or prepayment of principal or premium on account of Junior Indebtedness (other than Non-Recourse Indebtedness paid solely out of the property or assets securing such Non-Recourse Indebtedness) or any optional purchase, defeasance, redemption, retirement or acquisition of any principal on any such Junior Indebtedness (including, without limitation, the setting aside of assets or the deposit of funds therefor);

provided, however, that:

                (A) no such dividend, distribution or payment made by any Subsidiary to the Company or any Guarantor Subsidiary shall be deemed to be a Restricted Payment;

                (B) no such dividend, distribution or payment made by any Subsidiary to another Subsidiary shall be deemed to be a Restricted Payment to the extent of the Company's direct or indirect equity interest in such Subsidiary;

                (C) the exchange, conversion or exercise of any option on the part of holders of the limited partnership interests of the Company to exchange, convert, exercise or otherwise transfer such interests to the Parent or any Affiliate of the Parent, solely in exchange for Capital Stock of the Parent or such Affiliate, shall not constitute a Restricted Payment; and

                (D) payments made by the Company and the Subsidiaries pursuant to the Reimbursement Agreement shall not constitute Restricted Payments; and

                (E) payments made by the Company to any Person which is or was a partner of the Company solely to reimburse such Person for income taxes payable and paid by such partner in respect of the income of the Company for any period, shall not constitute a Restricted Payment.

     Sale-Leaseback Transaction -- means any arrangements, directly or indirectly, with any Person, whereby the Company or any of its Subsidiaries shall sell or transfer any property, whether now owned or hereafter acquired, used or useful in its business, in connection with the rental or lease of the property so sold or transferred or of other property which the Company or such Subsidiary intends to use for substantially the same purpose or purposes as the property so sold or transferred.

     Second Closing Date -- January 2, 1996.

     Significant Subsidiary -- means a Subsidiary, including its Subsidiaries, which meets any of the following conditions:

          (a) the Company's and its other Subsidiaries' investments in and advances to the Subsidiary exceed ten percent (10%) of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year of the Company; or

          (b) the total assets (after intercompany eliminations) of the Subsidiary exceed ten percent (10%) of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year of the Company; or

          (c) the Company's and its other Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Subsidiary exceeds ten percent (10%) of such income of the Company and its Subsidiaries consolidated for the most recently completed fiscal year of the Company.

     Specialty Guaranty -- means that certain Unlimited Guaranty of Specialty, dated March 27, 1992, for the benefit of the Trustee, as amended by the Omnibus Amendment and as thereafter amended from time to time.

     Specified Asset Sales -- means:

          (a) the receipt by the Company or any of its Subsidiaries of any Entire Cash Proceeds in respect of any Transfer (other than Permitted Transfers), if any Default or Event of Default is continuing at the time of receipt of such proceeds; and

          (b) the failure of the Company to apply the entire amount of Entire Cash Proceeds from any such Transfer to purchase assets used or useful in the business of the Company or its Subsidiaries within one hundred eighty
     (180) days of the date of receipt thereof.

     Specified Casualty Loss Event -- means:

          (a) the receipt by the Company or any of its Subsidiaries of any Casualty Loss Payment in respect of any Casualty Loss, if any Default or Event of Default is continuing at the time of receipt of such Casualty Loss Payment; and

          (b) the failure of the Company to apply the entire amount of any Casualty Loss Payment to either repair or replace the property that gave rise to such Casualty Loss within one hundred eighty (180) days of the date of receipt thereof.

     Specified Casualty Loss Payment -- means:

          (a) in respect of a Specified Casualty Loss Event described in clause
     (a) of the definition of "Specified Casualty Loss Event", the entire Casualty Loss Payment with respect to such Specified Casualty Loss Event; and

          (b) in respect of a Specified Casualty Loss Event described in clause
     (b) of the definition of "Specified Casualty Loss Event", an amount equal to the difference of:

             (i) the entire Casualty Loss Payment in respect of such Casualty Loss; minus

             (ii) the amount of such Casualty Loss Payment in respect of such Casualty Loss actually applied to either repair or replace the property that gave rise to such Casualty Loss;

together, in either case, with any excess amounts previously retained by the Trustee and required to be added thereto.

     Stated Maturity -- when used with respect to any Security or any installment of interest thereon means the date specified in such Security as the fixed date on which the principal of such Security (disregarding any mandatory redemption payments required by the terms of the Indenture) or such installment of interest is due and payable.

     Subordinated Intercompany Indebtedness -- means unsecured Indebtedness of the Company or any Guarantor Subsidiary, owing solely to one or more Guarantor Subsidiaries, which is subordinated to the Securities in right of payment and the terms of which do not permit the Company to make any payment in respect thereof at any time:

          (a) during which an Event of Default shall have occurred or shall be continuing; or

          (b) following acceleration of the maturity of the Securities or the exercise of any other remedy in respect thereof, pursuant to any Collateral Document or otherwise, until after the final and indefeasible payment in full of all the Securities.

     Subsidiary -- means, with respect to any Person, any corporation or other Person with respect to which more than fifty percent (50%) of the Capital Stock or other equity or ownership interests having ordinary voting power (other than stock or other equity or ownership interests having such power only by reason of the happening of a contingency) is at the time owned by such Person or by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

     Tangible Net Worth -- means, with respect to any Person or group of consolidated Persons, at any time, the difference of:

          (a) the stockholders' equity (or, in the case of a partnership, the partners' equity) of such Person or group determined on a consolidated basis in accordance with GAAP at such time; minus

          (b) the sum of:

             (i) the aggregate amount of deferred assets, other than prepaid insurance and prepaid taxes;

             (ii) patents, copyrights, trademarks, trade names, franchises, goodwill and other similar intangible assets; and

             (iii) unamortized debt discount and expense;

     of such Person or group of consolidated Persons at such time.

     Temporary Cash Investments -- means and includes Investments in:

          (a) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one (1) year from the date of acquisition;

          (b) certificates of deposit and Eurodollar time deposits with maturities of not more than six (6) months from the date of acquisition, bankers' acceptances with maturities not exceeding six (6) months and overnight bank deposits, in each case, with:

             (i) Amarillo National Bank;

             (ii) any domestic commercial bank having capital and surplus in excess of One Hundred Million Dollars ($100,000,000) and a long-term unsecured debt rating from both Moody's Investors Services, Inc. and Standard & Poor's Ratings Group (a division of McGraw Hill, Inc.) of at least "A";

          (c) repurchase obligations with respect to securities of the types described in clauses (a) and (b), entered into with any financial institution meeting the qualifications specified in clause (b) above and having a term not in excess of fourteen (14) days;

          (d) commercial paper rated at least A-2 or the equivalent thereof by Standard & Poor's Ratings Group (a division of McGraw Hill, Inc.) or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc. and in either case maturing within six (6) months after the date of acquisition;

          (e) certificates of deposit with maturities of not greater than six
     (6) months from the date of acquisition with any domestic commercial bank at which the Company has an operating account aggregating not greater than One Hundred Thousand Dollars ($100,000) at any one time outstanding for all such certificates of deposit at any one such bank and not greater than Five Hundred Thousand Dollars ($500,000) at any one time outstanding for all such certificates of deposits under this clause (e); and

          (f) money market mutual funds subject to regulation as investment companies under the Investment Company Act of 1940, as amended, so long as such mutual fund:

             (i) has assets of at least One Hundred Million Dollars ($100,000,000);

             (ii) is either:

                (A) an Affiliate of, or managed by, Fidelity Management & Research Company; or

                (B) rated "A" or better by Standard & Poor's Ratings Group (a division of McGraw Hill, Inc.) or an equivalent rating by another nationally recognized rating service;

             (iii) invests solely in Investments listed in clause (a) and clause
        (c) of this definition of "Temporary Cash Investments;"

             (iv) permits redemptions to be made on any Business Day; and

             (v) has as a fundamental investment goal the maintenance of a constant net asset value.

     Transfer -- means, with respect to any assets or property, to sell, lease, transfer, convey or otherwise dispose of such assets or property.

     Trust Estate -- means all Collateral granted to the Trustee.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Since February 1996, Cactus Enterprises, Inc., a company wholly owned by Kenneth Reimer, has performed certain management consulting services for the Board. Compensation for such services has been paid by the Company at a rate of $2,000 per day. Total fees and expenses paid in 1996 were approximately $68,000. From January 1, 1996, to March 27, 1997, Mr. Reimer assumed the duties of President and Chief Executive Officer of the Company on an interim basis and received a total of $100,000 for such activity. In June 1996 the Company and the Parent entered into certain agreements with Kevin E. Lewis in connection with his resignation as President and Chief Executive Officer of the Parent. In December 1996 and in October 1997, the Parent and the Company entered into certain agreements with Mr. Lewis in connection with Mr. Lewis serving as Chairman of the Board of and consultant to the Parent. See "Business -- Certain Compensation Plans."

                                 LEGAL MATTERS

     Certain legal matters in connection with the Notes offered hereby are being passed upon for the Company by Fulbright & Jaworski L.L.P.

                                    EXPERTS

     The consolidated financial statements and schedule of Cafeteria Operators, L.P. as of and for the fifty-two week year ended December 31, 1996 have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, included herein and upon the authority of said firm as experts in accounting and auditing.

     The consolidated balance sheet as of January 2, 1996 and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the fifty-two week year ended January 2, 1996, and the fifty-three week year ended January 3, 1995 included in this Prospectus, have been audited by Deloitte & Touche LLP, independent certified public accountants, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                   CAFETERIA OPERATORS, L.P. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE NO.
                                                              --------
Cafeteria Operators, L.P. and Subsidiaries
Independent Auditors' Report of KPMG Peat Marwick LLP.......     F-2
Independent Auditors' Report of Deloitte & Touche LLP.......     F-3
Consolidated Balance Sheets, as of July 1, 1997 (unaudited),
  December 31, 1996 and January 2, 1996.....................     F-4
Consolidated Statements of Operations
  Twenty-six weeks ended July 1, 1997 and July 2, 1996
  (unaudited),
  Fifty-two weeks ended December 31, 1996,
  Fifty-two weeks ended January 2, 1996 and
  Fifty-three weeks ended January 3, 1995...................     F-5
Consolidated Statements of Partners' Deficit
  Fifty-three weeks ended January 3, 1995,
  Fifty-two weeks ended January 2, 1996,
  Fifty-two weeds ended December 31, 1996 and twenty-six
  weeks
  ended July 1, 1997 (unaudited)............................     F-6
Consolidated Statements of Cash Flows
  Twenty-six weeks ended July 1, 1997 and July 2, 1996,
  (unaudited),
  Fifty-two weeks ended December 31, 1996,
  Fifty-two weeks ended January 2, 1996, and
  Fifty-three weeks ended January 3, 1995...................     F-7
Notes to Consolidated Financial Statements
  Fifty-two weeks ended December 31, 1996,
  Fifty-two weeks ended January 2, 1996, and
  Fifty-three weeks ended January 3, 1995...................     F-8
Financial Statement Schedule -- Consolidated Valuation and
  Qualifying Accounts
  Twenty-six weeks ended July 1, 1997 (unaudited),
  Fifty-two weeks ended December 31, 1996,
  Fifty-two weeks ended January 2, 1996,
  and Fifty-three weeks ended January 3, 1995...............     S-1

                          INDEPENDENT AUDITORS' REPORT

To the Partners
Cafeteria Operators, L.P.
Lubbock, Texas

     We have audited the accompanying consolidated balance sheet of Cafeteria Operators, L.P., (a Delaware limited partnership wholly owned by Furr's/Bishop's, Incorporated) and subsidiaries (collectively, the Partnership) as of December 31, 1996, and the related consolidated statements of operations, partners' deficit and cash flows for the 52-week year then ended. Our audit also included the financial statement schedule for the 52-week year ended December 31, 1996 listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the December 31, 1996 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cafeteria Operators, L.P. and subsidiaries as of December 31, 1996 and the results of their operations and their cash flows for the 52-week year then ended, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule for the 52-week year ended December 31, 1996, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

     As discussed in Notes 1 and 11 to the consolidated financial statements, effective January 2, 1996, the Company changed its method of accounting for impairment of long-lived assets and for long-lived assets to be disposed of to conform to Statement of Financial Accounting Standards No. 121.

                                            KPMG Peat Marwick LLP

February 7, 1997
Dallas, Texas

                          INDEPENDENT AUDITORS' REPORT

To the Partners
Cafeteria Operators, L.P.
Lubbock, Texas

     We have audited the accompanying consolidated balance sheet of Cafeteria Operators, L.P., (a Delaware limited partnership wholly owned by Furr's/Bishop's, Incorporated) and subsidiaries (collectively, the Partnership) as of January 2, 1996 and the related consolidated statements of operations, partners' deficit and cash flows for the 52-week year ended January 2, 1996 and the 53-week year ended January 3, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Cafeteria Operators, L.P. and subsidiaries, as of January 2, 1996 and the results of their operations and their cash flows for the 52-week year ended January 2, 1996 and the 53-week year ended January 3, 1995, in conformity with generally accepted accounting principles.

     As discussed in Notes 1 and 11 to the consolidated financial statements, effective January 2, 1996, the Partnership changed its method of accounting for impairment of long-lived assets and for long-lived assets to be disposed of to conform to Statement of Financial Accounting Standards No. 121.

                                            DELOITTE & TOUCHE LLP

March 28, 1996
Dallas, Texas

                   CAFETERIA OPERATORS, L.P. AND SUBSIDIARIES
 (A DELAWARE LIMITED PARTNERSHIP WHOLLY OWNED BY FURR'S/BISHOP'S, INCORPORATED)

                          CONSOLIDATED BALANCE SHEETS
        JULY 1, 1997 (UNAUDITED), DECEMBER 31, 1996 AND JANUARY 2, 1996
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                JULY 1,     DECEMBER 31,   JANUARY 2,
                                                                 1997           1996          1996
                                                              -----------   ------------   ----------
                                                              (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents ($800 restricted at January 2,
     1996)..................................................   $  4,457       $  3,668      $    964
  Accounts and notes receivable (net of allowance for
     doubtful accounts of $19 and $27, respectively)........        478          1,186           745
  Inventories...............................................      5,771          5,722         5,831
  Prepaid expenses and other................................      1,271            306         1,355
                                                               --------       --------      --------
          Total current assets..............................     11,977         10,882         8,895
PROPERTY, PLANT AND EQUIPMENT:
  Land......................................................      9,119          9,119        10,424
  Buildings.................................................     33,616         39,619        40,623
  Leasehold improvements....................................     20,115         21,247        21,139
  Equipment.................................................     42,912         48,195        45,762
  Construction in progress..................................        126          1,340           442
                                                               --------       --------      --------
                                                                105,888        119,520       118,390
  Less accumulated depreciation and amortization and reserve
     for impairment.........................................    (48,527)       (55,714)      (52,263)
                                                               --------       --------      --------
          Total property, plant and equipment...............     57,361         63,806        66,127
RECEIVABLE FROM AFFILIATES, NET.............................     11,333         11,129        10,503
OTHER ASSETS................................................        591            525           541
                                                               --------       --------      --------
TOTAL ASSETS................................................   $ 81,262       $ 86,342      $ 86,066
                                                               ========       ========      ========
                             LIABILITIES AND PARTNER'S CAPITAL (DEFICIT)
CURRENT LIABILITIES:
  Current maturities of long-term debt......................   $  5,493       $  5,493      $  3,798
  Trade accounts payable....................................      6,398          5,498         5,074
  Other payables and accrued expenses.......................     13,184         14,957        18,134
  Reserve for store closings -- current portion.............        915          1,078         2,212
                                                               --------       --------      --------
          Total current liabilities.........................     25,990         27,026        29,218
RESERVE FOR STORE CLOSINGS, NET OF CURRENT PORTION..........      2,534          2,470         3,443
LONG-TERM DEBT, NET OF CURRENT PORTION......................     66,401         69,147        74,610
OTHER PAYABLES, INCLUDING ACCRUED PENSION COST..............      7,188          8,184         9,611
EXCESS OF FUTURE LEASE PAYMENTS OVER FAIR VALUE, NET OF
  AMORTIZATION..............................................      3,224          3,482         4,130
COMMITMENTS AND CONTINGENCIES
PARTNERS' DEFICIT...........................................    (24,075)       (23,967)      (34,946)
                                                               --------       --------      --------
TOTAL LIABILITIES AND PARTNERS' DEFICIT.....................   $ 81,262       $ 86,342      $ 86,066
                                                               ========       ========      ========

                See notes to consolidated financial statements.

                   CAFETERIA OPERATORS, L.P. AND SUBSIDIARIES
 (A DELAWARE LIMITED PARTNERSHIP WHOLLY OWNED BY FURR'S/BISHOP'S, INCORPORATED)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                            TWENTY-SIX     TWENTY-SIX      FIFTY-TWO       FIFTY-TWO     FIFTY-THREE
                            WEEKS ENDED    WEEKS ENDED    WEEKS ENDED     WEEKS ENDED    WEEKS ENDED
                              JULY 1,        JULY 2,      DECEMBER 31,    JANUARY 2,     JANUARY 3,
                               1997           1996            1996           1996           1995
                            -----------    -----------    ------------    -----------    -----------
                            (UNAUDITED)    (UNAUDITED)
Sales.....................    $97,140        $99,358        $197,427       $210,093       $225,186
Costs and Expenses:
  Cost of sales (excluding
     depreciation)........     29,344         30,768          61,671         67,763         70,188
  Selling, general and
     administrative.......     59,933         58,966         117,953        127,000        137,604
  Depreciation and
     amortization.........      5,406          4,611          10,152         14,002         11,320
  Special charges
     (credits)............      2,431           (603)         (1,138)        12,273          2,214
                              -------        -------        --------       --------       --------
                               97,114         93,742         188,638        221,038        221,326
                              -------        -------        --------       --------       --------
Operating income (loss)...         26          5,616           8,789        (10,945)         3,860
Interest expense..........        134            123             239         26,209         23,570
                              -------        -------        --------       --------       --------
Income (loss) before
  extraordinary item......       (108)         5,493           8,550        (37,154)       (19,710)
Extraordinary item -- net
  gain on financial
  restructuring...........                                                  157,619
                              -------        -------        --------       --------       --------
Net income (loss).........    $  (108)       $ 5,493        $  8,550       $120,465       $(19,710)
                              =======        =======        ========       ========       ========

                See notes to consolidated financial statements.

                   CAFETERIA OPERATORS, L.P. AND SUBSIDIARIES
 (A DELAWARE LIMITED PARTNERSHIP WHOLLY OWNED BY FURR'S/BISHOP'S, INCORPORATED)

                  CONSOLIDATED STATEMENTS OF PARTNERS' DEFICIT
   FISCAL YEARS ENDED JANUARY 3, 1995, JANUARY 2, 1996 AND DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                                                       TOTAL
                                                             GENERAL     LIMITED     PARTNERS'
                                                             PARTNER     PARTNERS     DEFICIT
                                                            ---------    --------    ---------
BALANCE, DECEMBER 28, 1993................................  $(144,775)   $           $(144,775)
  Net loss................................................    (15,388)    (4,322)      (19,710)
  Pension liability adjustment............................         43      4,322         4,365
                                                            ---------    -------     ---------
BALANCE, JANUARY 3, 1995..................................   (160,120)                (160,120)
  Net income..............................................    115,452      5,013       120,465
  Capital contribution....................................                 9,742         9,742
  Distributions declared..................................                (3,041)       (3,041)
  Pension liability adjustment............................        (20)    (1,972)       (1,992)
                                                            ---------    -------     ---------
BALANCE JANUARY 2, 1996...................................    (44,688)     9,742       (34,946)
  Net income..............................................      8,550                    8,550
  Pension liability adjustment............................         24      2,405         2,429
                                                            ---------    -------     ---------
BALANCE, DECEMBER 31, 1996................................  $ (36,114)   $12,147     $ (23,967)
  Net Loss................................................       (108)                    (108)
                                                            ---------    -------     ---------
BALANCE, JULY 1, 1997
  (Unaudited).............................................  $ (36,222)   $12,147     $ (24,075)
                                                            =========    =======     =========

                See notes to consolidated financial statements.

                   CAFETERIA OPERATORS, L.P. AND SUBSIDIARIES
 (A DELAWARE LIMITED PARTNERSHIP WHOLLY OWNED BY FURR'S/BISHOP'S, INCORPORATED)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                         TWENTY-SIX    TWENTY-SIX     FIFTY-TWO      FIFTY-TWO    FIFTY-THREE
                                                         WEEKS ENDED   WEEKS ENDED   WEEKS ENDED    WEEKS ENDED   WEEKS ENDED
                                                           JULY 1,       JULY 2,     DECEMBER 31,   JANUARY 2,    JANUARY 3,
                                                            1997          1996           1996          1996          1995
                                                         -----------   -----------   ------------   -----------   -----------
                                                         (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)......................................    $  (108)      $ 5,493       $  8,550      $ 120,465     $(19,710)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation and amortization........................      5,406         4,611         10,152         14,002       11,320
  Loss on sale of property, plant and equipment and
    other assets.......................................        199            24            365            203          111
  Provision for (reversal of) closed store.............        111           168            (29)          (339)        (645)
  Special charges (credits)............................      2,431          (699)          (699)        12,273        2,214
  Deferred charges.....................................        198           341            808            499          853
  Net gain on financial restructuring..................                                               (157,619)
Changes in operating assets and liabilities:
  Decrease in restricted cash..........................                                     800
  (Increase) decrease in accounts and notes
    receivable.........................................        708           140           (441)           167          943
  (Increase) decrease in inventories...................        (49)         (180)           109            647        1,512
  (Increase) decrease in prepaid expenses and other....       (964)          (30)         1,049         (3,501)      (3,126)
  Increase (decrease) in trade accounts payable........        901           264            424         (1,147)      (4,572)
  Increase (decrease) in other payables and accrued
    expenses...........................................     (1,774)         (867)        (3,179)        24,821       18,899
  Increase (decrease) in other payables, including
    accrued pension cost...............................         33           100           (123)          (547)        (826)
                                                           -------       -------       --------      ---------     --------
  Net cash provided by operating activities............      7,092         9,365         17,786          9,924        6,973
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment.............    $(2,687)      $(4,415)      $(10,133)     $  (8,019)    $ (5,695)
Expenditures charged to reserve for store closings.....       (664)       (1,248)        (2,077)        (1,794)      (2,330)
Proceeds from the sale of property, plant and equipment
  and other assets.....................................         16         1,615          2,019             41          700
Other, net.............................................          1            68             62             (1)         (34)
                                                           -------       -------       --------      ---------     --------
  Net cash used in investing activities................     (3,334)       (3,980)       (10,129)        (9,773)      (7,359)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of indebtedness................................     (2,746)       (1,021)        (3,767)           (53)         (49)
Paid to affiliates.....................................       (204)         (226)          (627)          (530)        (761)
Other, net.............................................        (19)          (58)           241            (79)        (220)
                                                           -------       -------       --------      ---------     --------
  Net cash used in financing activities................     (2,969)       (1,305)        (4,153)          (662)      (1,030)
                                                           -------       -------       --------      ---------     --------
INCREASE (DECREASE) IN UNRESTRICTED CASH AND CASH
  EQUIVALENTS..........................................        789         4,080          3,504           (511)      (1,416)
UNRESTRICTED CASH AND CASH EQUIVALENTS AT BEGINNING OF
  YEAR.................................................      3,668           965            164            675        2,091
                                                           -------       -------       --------      ---------     --------
UNRESTRICTED CASH AND CASH EQUIVALENTS AT END OF
  YEAR.................................................    $ 4,457       $ 5,045       $  3,668      $     164     $    675
                                                           =======       =======       ========      =========     ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid, including $3,753 of interest
    classified as payment of indebtedness during the
    fiscal year ended December 31, 1996................    $ 2,750       $ 1,019       $  3,774      $      36     $    242
                                                           =======       =======       ========      =========     ========
  Pension liability adjustment.........................    $    --       $    --       $ (2,429)     $   1,992     $ (4,365)
                                                           =======       =======       ========      =========     ========

                See notes to consolidated financial statements.

                   CAFETERIA OPERATORS, L.P. AND SUBSIDIARIES
 (A DELAWARE LIMITED PARTNERSHIP WHOLLY OWNED BY FURR'S/BISHOP'S, INCORPORATED)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       YEARS ENDED DECEMBER 31, 1996, JANUARY 2, 1996 AND JANUARY 3, 1995
                             (DOLLARS IN THOUSANDS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation -- Cafeteria Operators, L.P. (the "Company"), a Delaware limited partnership, is wholly owned by Furr's/Bishop's, Incorporated (the "Parent") and operates cafeterias and specialty restaurants. The financial statements presented herein are the consolidated financial statements of Cafeteria Operators, L.P. and its subsidiaries. All material intercompany transactions and account balances have been eliminated in consolidation.

     The financial statements reflect the results of a series of transactions relating to the financial restructuring of the Parent at January 2, 1996, as described in Note 2.

     The activities of the Company are governed by the terms of the partnership agreement, as amended (the "Partnership Agreement"). Prior to the financial restructuring described in Note 2, the Company owned the 1% general partner interest in the Company and wholly owned the 99% limited partner interest through its wholly owned subsidiary Furr's/Bishop's Cafeterias, L.P. (the "Holding Partnership"). As a result of a series of transactions relating to the financial restructuring, 95% of the limited partner interest was transferred to the Parent. The Parent, as the general partner, has exclusive and complete discretion in managing the business and operations of the Company, as provided in the Partnership Agreement.

     Fiscal Year -- The Company operates on a 52-53 week fiscal year ending on the Tuesday nearest December 31. The fiscal years ended December 31, 1996 and January 2, 1996 each represent a 52-week year and the fiscal year ended January 3, 1995 represents a 53-week year.

     Business Segments -- The Company operates in a single business segment, namely the operation of cafeterias and restaurants which includes retailing, food processing, warehousing and distribution of food products, and real estate in twelve states in the Southwest, West and Midwest areas of the United States.

     Cash and Cash Equivalents -- The Company has a cash management program which provides for the investment of excess cash balances in short-term investments. These investments have original or remaining maturities of three months or less at date of acquisition, are highly liquid and are considered to be cash equivalents for purposes of the consolidated balance sheets and consolidated statements of cash flows.

     Inventories -- Inventories are stated at the lower of cost (first-in, first-out method) or market.

     Prepaid Expenses and Other -- Direct costs comprising legal and consulting fees of $2,144 relating to the restructuring discussed in Note 2 were capitalized at January 3, 1995 and as of January 2, 1996 were charged off as a part of the extraordinary item. As of December 31, 1996 and January 2, 1996, this account balance included prepaid rent of $3 and $748, respectively, along with other assets recorded in the ordinary course of business.

     Property, Plant and Equipment -- Property, plant and equipment is generally recorded at cost, while certain assets considered to be impaired are recorded at the estimated fair value. All property, plant and equipment is depreciated at annual rates based upon the estimated useful lives of the assets using the straight-line method. Restaurant equipment is generally depreciated over a period of 1 to 5 years, while the useful life of manufacturing equipment is considered to be 5 to 10 years. Buildings are depreciated over a 30 year useful life, while improvements to owned buildings have estimated useful lives of 3 to 5 years. Provisions for amortization of leasehold improvements are made at annual rates based upon the estimated useful lives of the assets or terms of the leases, whichever is shorter.

     Valuation of Long-Lived Assets -- Effective January 2, 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived

                   CAFETERIA OPERATORS, L.P. AND SUBSIDIARIES
 (A DELAWARE LIMITED PARTNERSHIP WHOLLY OWNED BY FURR'S/BISHOP'S, INCORPORATED)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121") and recorded a special charge of $7,772 for the year ended January 2, 1996 to recognize the write-down of certain assets in property, plant and equipment to estimated fair value, based on expected future cash flows. SFAS 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

     Start-Up and Closing Costs of Restaurants -- Start-up and preopening costs incurred in connection with a new restaurant becoming operational are expensed as incurred.

     When the decision to close a restaurant is made, the present value of all fixed and determinable costs to be incurred after operations cease is accrued. These fixed and determinable costs consist primarily of obligations defined in lease agreements such as rent and common area maintenance, reduced by sublease income, if any. If a decision is made to keep or reopen such restaurants, the remaining costs are reversed.

     Advertising Costs -- Advertising costs are expensed as incurred. Total advertising expense was $2,085, $4,455 and $8,970 for the years ended December 31, 1996, January 2, 1996 and January 3, 1995.

     Unfavorable Leases -- For leases acquired through purchase, the net excess of future lease payments over the fair value of these payments is being amortized over the lives of the leases to which the differences relate.

     Income Taxes -- For state and federal income tax purposes, the Company is not a tax-paying entity. As a result, the taxable income or loss, which may vary substantially from income or loss reported for financial reporting purposes, should be included in the state and federal tax returns of the individual partners. Accordingly, no provision for income taxes is reflected in the accompanying financial statements.

     Allocation of Results of Operations -- Each item of income, gain, loss and deduction is allocated in accordance with the Partnership Agreement.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of certain assets, liabilities, revenues and expenses as of and for the reporting periods and actual results may differ from such estimates.

     Reclassification -- Certain amounts in the prior year financial statements have been reclassified to conform with current year classification.

2. RESTRUCTURING

     On January 25, 1995, the Parent announced that it had entered into an Agreement in Principle dated as of January 24, 1995 (the "Agreement in Principle") among the Parent, its subsidiaries, the holders of the 11% Notes of the Company (the "11% Noteholders"), the holder of the 9% Note of Cavalcade Foods (both as defined in Note 4), the Trustees of General Electric Pension Trust ("GEPT"), and Kmart Corporation ("Kmart").

     The Agreement in Principle provided for (i) the exchange of an aggregate of approximately $249,344 of debt of the Company for the issuance of $40,000 principal amount of new senior secured notes of the Company due 2001 pursuant to a new indenture and 95% of the limited partner interest of the Partnership, (ii) the exchange of warrants to purchase an aggregate of approximately 21.5% of the Parent's common stock for options to acquire an aggregate of 95% of a new class of common stock of the Parent ("Common Stock") and new five year warrants to purchase an aggregate of 1% of the fully diluted Common Stock, (iii) the exchange of $6,117 of other obligations of the Company for the issuance of $1,700 principal amount of new senior secured notes of the Company due 2001 pursuant to a new indenture, (iv) the exchange of $11,737 of debt of Cavalcade Foods, Inc., an indirect subsidiary of the Parent ("Foods"), for options to acquire 2.5% of

                   CAFETERIA OPERATORS, L.P. AND SUBSIDIARIES
 (A DELAWARE LIMITED PARTNERSHIP WHOLLY OWNED BY FURR'S/BISHOP'S, INCORPORATED)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

the Common Stock and an interest in certain land owned by a subsidiary of the Parent and (v) the exchange of the Parent's outstanding shares of Class A Common, Class B Common and Convertible Preferred Stock for an aggregate of 2.5% of the Common Stock and five year warrants to purchase an aggregate of 4% of the fully diluted Common Stock (together, the "Restructuring"). The Restructuring became effective upon approval of the stockholders at a meeting held January 2, 1996.

     The Restructuring has been accounted for in accordance with Statement of Financial Accounting Standards No. 15 "Accounting by Debtors and Creditors for Troubled Debt Restructurings" ("SFAS 15"), under which the transactions include both a partial settlement and modification of terms. The fair value of the 95% limited partner interest issued by the Company as partial settlement of indebtedness in connection with the Restructuring was estimated based upon discounted cash flows anticipated from the reorganized business. The remaining indebtedness was recorded at the sum of all future principal and interest payments and, accordingly, interest expense is no longer recognized on the restructured debt. The amounts of indebtedness subject to modification in excess of the amount recorded in accordance with SFAS 15 was recorded as an extraordinary gain of $157,619, net of all expenses associated with the Restructuring. The extraordinary item is made up of the following:

Long-term debt reclassified as current......................  $192,854
Accrued interest subject to restructuring...................    60,118
Partnership distribution....................................     3,041
Long-term debt, issued for payment of interest..............    (3,627)
Capital contribution........................................    (9,742)
Expenses related to series of financial transactions........   (10,415)
Long-term debt, including accrued interest..................   (74,610)
                                                              --------
                                                              $157,619
                                                              ========

3. OTHER PAYABLES AND ACCRUED EXPENSES

     Other payables and accrued expenses consist of the following:

                                                              DECEMBER 31,    JANUARY 2,
                                                                  1996           1996
                                                              ------------    ----------
Salaries, wages and commissions.............................    $ 4,092        $ 3,441
Rent........................................................      1,031          1,072
Taxes other than income taxes...............................      3,692          3,892
Restructuring expenses......................................      1,783          4,795
Insurance...................................................      2,003          2,152
Gift certificates outstanding...............................        926          1,045
Utilities...................................................        701            728
Other payables and accrued expenses.........................        729          1,009
                                                                -------        -------
                                                                $14,957        $18,134
                                                                =======        =======

4. LONG-TERM DEBT

     Effective January 2, 1996, as part of the series of financial restructuring transactions described in Note 2, the Company issued $41,700 of 12% Senior Secured Notes, due December 31, 2001 (the "12% Notes"), to replace $40,000 of 11% Senior Secured Notes, due June 30, 1998 (the "11% Notes") and the interest accrued thereon and to terminate a $5,408 judgment and the interest accrued thereon. In January 1996, the Company also issued $4,073 of 12% Notes as payment in kind for all interest accrued as of January 23, 1996. All of the

                   CAFETERIA OPERATORS, L.P. AND SUBSIDIARIES
 (A DELAWARE LIMITED PARTNERSHIP WHOLLY OWNED BY FURR'S/BISHOP'S, INCORPORATED)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

assets of the Company are pledged as collateral security on behalf of the holders of the 12% Notes. The Company also issued limited partner interests equal to 95% of the outstanding partnership interests in exchange for and in full satisfaction of the remaining $152,854 of 11% Notes, together with all interest accrued thereon.

     Payments of interest on the 12% Notes are due each March 31 and September
30. However, for financial accounting reporting purposes, no interest expense will be recorded under SFAS 15, as all of the interest through maturity has been recorded as a liability.

     The Company had other mortgages outstanding on certain real estate properties totaling $14 that were paid in full in 1996.

     Long-term debt consists of the following:

                                                      STATED
                                                     MATURITY    DECEMBER 31,    JANUARY 2,
                                                       DATE          1996           1996
                                                     --------    ------------    ----------
12% Notes, including $28,867 interest accrued
  through maturity.................................    2001        $74,640        $78,394
Real Estate Mortgages..............................    1996             --             14
                                                                   -------        -------
                                                                    74,640         78,408
Current maturities of long-term debt...............                 (5,493)           (14)
Interest classified as current maturities
  of long-term debt................................                                (3,784)
                                                                   -------        -------
Long-term debt.....................................                $69,147        $74,610
                                                                   =======        =======

     At December 31, 1996, the scheduled aggregate amount of all maturities of long-term debt and interest classified as long-term debt for the next five years and thereafter is as follows:

1997...............................................  $ 5,493
1998...............................................    5,493
1999...............................................    5,493
2000...............................................    5,493
2001...............................................   52,668
                                                     -------
                                                     $74,640
                                                     =======

5. PARTNERS' CAPITAL

     On January 2, 1996, the Company issued an aggregate 95% limited partner interest to the 11% Noteholders in exchange for reductions of debt and interest thereon, as described in Note 2. Subsequent to year end, the holders of the 95% limited partner interest exercised their option to put the limited partner interest to the Parent in exchange for common stock of the Parent. As a result of a series of financial restructuring transactions, the Parent owns a 1% general partner interest and 95% limited partner interest and indirectly owns the remaining 4% limited partner interest through the Holding Partnership.

     The Company made a distribution to the Holding Partnership during 1996 by issuing 12% Notes in the amount of $1,700. The liability for the notes was recorded as $3,041, including interest accrued through maturity of the notes in accordance with SFAS 15.

                   CAFETERIA OPERATORS, L.P. AND SUBSIDIARIES
 (A DELAWARE LIMITED PARTNERSHIP WHOLLY OWNED BY FURR'S/BISHOP'S, INCORPORATED)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Each item of income, gain, loss and deduction is allocated in accordance with the Partnership Agreement based on the partners' respective percentage interest. The allocation of losses and deductions, including those of subsidiary partnerships, are limited to the respective partners' bases.

6. INCOME TAXES

     The Company is currently a nontaxable entity.

     The Internal Revenue Service (the "Service") has examined the federal income tax returns of certain of the Parent's subsidiaries for years prior to 1990. The Service asserts deficiencies of approximately $2,500, plus interest from the date such amounts are deemed payable. Petitions have been filed to dispute the claims and the parties are negotiating toward a settlement. The Parent intends to vigorously contest the Service's assessment and believes that the outcome of the litigation will not have a material adverse effect on its equity, results of operations, and liquidity and capital resources after consideration of the applicable amounts previously accrued.

7. EMPLOYEE BENEFIT PLANS

     The Company has a noncontributory defined benefit pension plan for which benefit accruals were frozen effective June 30, 1989. The funding policy is to make the minimum annual contribution required by applicable regulations. The Company, the sponsor of the plan, agreed to provide for funding by the 1998 plan year, of at least two-thirds of the $4,569 of the unfunded current liability which existed at the beginning of the 1993 plan year. If the agreed upon funding is not satisfied by the minimum required annual contributions, as adjusted for the deficit reduction contribution, determined under Section 412 of the Internal Revenue Code, the Company will make contributions in excess of the minimum annual requirement. Pension expense was $590, $592 and $785 for the years ended December 31, 1996, January 2, 1996 and January 3, 1995, respectively.

     The Company is required to recognize the additional minimum liability aspects of Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions" ("SFAS 87"). SFAS 87 requires the recognition of an additional pension liability in the amount of the Company's unfunded accumulated benefit obligation in excess of accrued pension cost with an equal amount to be recognized as either an intangible asset or a reduction of equity. Based upon plan actuarial and asset information as of January 2, 1996 and December 31, 1996, the Company recorded an increase at January 2, 1996 and a decrease at December 31, 1996 to the noncurrent pension liability and a corresponding decrease or increase to partners' deficit of $1,992 and $2,429, respectively.

                   CAFETERIA OPERATORS, L.P. AND SUBSIDIARIES
 (A DELAWARE LIMITED PARTNERSHIP WHOLLY OWNED BY FURR'S/BISHOP'S, INCORPORATED)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The funded status of the plan amounts recognized in the balance sheets and major assumptions used to determine these amounts are as follows:

                                                                  YEARS ENDED
                                                    ----------------------------------------
                                                    DECEMBER 31,    JANUARY 2,    JANUARY 3,
                                                        1996           1996          1995
                                                    ------------    ----------    ----------
Components of pension expense:
  Interest cost...................................    $    903       $    966       $ 972
  Actual return on plan assets....................        (864)        (1,475)        (74)
  Net amortization and deferral...................         551          1,101        (113)
  Service cost....................................
                                                      --------       --------       -----
Net pension expense...............................    $    590       $    592       $ 785
                                                      ========       ========       =====
Actuarial present value of projected benefit
  obligations:
  Vested..........................................    $(11,947)      $(14,211)
Plan assets at fair value (primarily money market
  cash investments, corporate equities, and
  corporate bonds)................................      10,803         10,349
                                                      --------       --------
Projected benefit obligation in excess of plan
  assets..........................................      (1,144)        (3,862)
Net loss..........................................       2,871          5,283
Additional liability for unfunded accumulated
  benefit obligation..............................      (2,871)        (5,283)
                                                      --------       --------
Accrued pension cost..............................    $ (1,144)      $ (3,862)
                                                      ========       ========
Major assumptions at beginning of year:
  Discount rate...................................       7.75%          7.00%
  Expected long-term rate of return on plan
     assets.......................................       9.00%          9.00%

     Effective December 31, 1996, for purposes of calculating benefit obligations, the assumed discount rate increased from 7.00% to 7.75% to reflect the current financial market for high-quality debt instruments. There have been no other changes in the plan's major actuarial assumptions for the two years ended December 31, 1996.

     The Company also has a voluntary savings plan covering all eligible employees of the Company and its subsidiaries through which it may contribute discretionary amounts as approved by the Board of Directors of the Parent. Administrative expenses paid by the Company for the years ended December 31, 1996, January 2, 1996 and January 3, 1995 amounted to $7, $2 and $24, respectively.

8. COMMITMENTS AND CONTINGENCIES

     The Company leases restaurant properties under various noncancelable operating lease agreements which expire between 1997 and 2015 and require various minimum annual rentals. Certain leases contain escalation clauses. Further, many leases have renewal options ranging from one five-year period to ten five-year periods. Certain of the leases also require the payment of property taxes, maintenance charges, advertising charges, insurance and parking lot charges, and additional rentals based on percentages of sales in excess of specified amounts.

     On November 15, 1993, the Company entered into an amendment of a master sublease agreement pursuant to which it leased 43 properties from Kmart. Pursuant to the amendment and subject to the terms and conditions thereof, two properties were removed from the master sublease, and the aggregate monthly for the period August 1, 1993 through and including December 31, 1996 was reduced by 25% and the aggregate monthly rent for the period January 1, 1997 through and including December 31, 1999 has been reduced by

                   CAFETERIA OPERATORS, L.P. AND SUBSIDIARIES
 (A DELAWARE LIMITED PARTNERSHIP WHOLLY OWNED BY FURR'S/BISHOP'S, INCORPORATED)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

20%. The reductions in rent are subject to termination by Kmart if Kevin E. Lewis ceases to be Chairman of the Board of Directors of the Parent. On June 7, 1996, the Parent and the Company entered into an agreement with Mr. Lewis pursuant to which Mr. Lewis would resign as Chairman of the Board on December 31, 1996, unless requested by the Board of Directors to continue until December 31, 1997. In December 1996, Mr. Lewis was requested to continue as Chairman of the Board into 1997. As a consequence of this action, the Parent anticipates entering into negotiations with Kmart to modify the amendment to remove the provisions requiring Mr. Lewis to remain as Chairman of the Board until the end of 1999. No assurance can be given that Kmart will agree to such modification. In consideration for these lease term modifications, the Parent granted Kmart warrants to purchase 1.7 million shares of Class A Common Stock of the Parent on or before September 1, 2003, at $0.75 per share. As a part of the Restructuring, effective January 2, 1996, these warrants were terminated and replaced with warrants to purchase 8,108,159 shares of Common Stock on or before January 2, 2001, at $0.074 per share, and following the reverse stock split, Kmart retained warrants to purchase 540,544 shares at $1.11 per share.

     The total minimum annual rental commitment and future minimum sublease rental income under noncancelable operating leases are as follows as of December 31, 1996:

                                                              MINIMUM    SUBLEASE
                                                               RENT       INCOME
                                                              -------    --------
1997........................................................  $9,821      $  851
1998........................................................   8,783         855
1999........................................................   8,321         855
2000........................................................   9,023         765
2001........................................................   8,612         805
For the remaining terms of the leases.......................  42,276       2,528

     Total rental expense included in the statements of operations is $10,916, $11,929 and $12,375, which includes $1,077, $1,187 and $1,095 of additional rent based on net sales for the years ended December 31, 1996, January 2, 1996 and January 3, 1995, respectively. The results of operations include sublease rent income of $760, $717 and $312 for the years ended December 31, 1996, January 2, 1996 and January 3, 1995, respectively.

     The Company, in the ordinary course of business, is a party to various legal actions. In the opinion of management, these actions ultimately will be disposed of in a manner which will not have a material adverse effect upon the Company's equity, results of operations, and liquidity and capital resources after consideration of the applicable amounts previously accrued.

     On August 11, 1995, a complaint was filed in the District Court of Travis County, Texas by former Chairman of the Board of the Parent, Michael J. Levenson, both individually and on behalf of his minor son Jonathan Jacob Levenson, James Rich Levenson, Benjamin Aaron Levenson, S.D. Levenson, General Consulting Group, Inc. and Cerros Morado. The complaint named as defendants the Parent, the Company, Furr's/Bishop's Cafeterias, L.P., Cavalcade & Co., individual members of the Board of Directors, Houlihan, Lokey, Howard & Zukin, Inc., KL Park Associates, L.P. ("KL Park"), KL Group, Inc. ("KL Group"), Skadden, Arps, Slate, Meagher & Flom, certain of the then current and former 11% Noteholders, Deloitte & Touche LLP, Kmart and certain partners and employees of the foregoing.

     The complaint alleged, among other things, that the Parent and certain defendants conspired to wrest control of the Parent away from the Levensons by fraudulently inducing them to transfer their working control of the Parent through a series of transactions in which the Levensons transferred Class B Common Stock and stock options in the Parent to KL Park and KL Group. Plaintiffs initially sought actual damages of approximately $16,425, as well as punitive damages. In a Fifth Amended Petition filed on or about February 3,

                   CAFETERIA OPERATORS, L.P. AND SUBSIDIARIES
 (A DELAWARE LIMITED PARTNERSHIP WHOLLY OWNED BY FURR'S/BISHOP'S, INCORPORATED)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

1997, plaintiffs sought an unspecified amount of actual damages, alleging only that their actual damages claim is "no more than $400 million." The Parent's management believes the allegations are completely without merit and intends to defend the action vigorously.

     On October 6, 1995, the Levensons filed a Notice of Non-Suit as to certain of the defendants, including the Parent, the Company, Furr's/Bishop's Cafeterias, L.P., Cavalcade & Co. and specific individual members of the Board of Directors (other than William E. Prather and Kevin E. Lewis) and amended their complaint. As a result of such Notice of Non-Suit, the named entities and individuals are no longer defendants in the Levenson litigation. In addition, Deloitte & Touche LLP has settled with the plaintiffs and has been voluntarily dismissed from the case.

     The Parent is required to indemnify certain of the defendants originally named in the Levensons' complaint, including the individual members of the Board of Directors and certain of their affiliated entities pursuant to the Parent's Certificate of Incorporation and otherwise, for any and all damages that may result from such complaint. As part of the Restructuring, the Parent also agreed to indemnify certain parties named as defendants in the Levensons' complaint, including the 11% Noteholders, KL Group, KL Park and Kmart, from and against all claims, actions, suits and other legal proceedings, damages, costs, interest, charges, counsel fees and other expenses and penalties which such entity may sustain or incur to any person whatsoever (excluding judgments in the case of KL Group and KL Park) by reason of or arising out of the Levenson litigation. Under no circumstances will the Parent be obligated to indemnify any party for any liability resulting from such party's willful misconduct or bad faith.

     On June 7, 1996, the Parent, the Company and Kevin E. Lewis entered into the Consulting and Indemnity Agreement and General Release pursuant to which the Parent and the Company agreed to release any claims it may have against Mr. Lewis and to indemnify and hold harmless Mr. Lewis, to the fullest extent permitted by law, from and against all judgments, costs, interest, charges, counsel fees and other expense relating to or in connection with any claims, actions, suits and other proceedings by reason of or arising out of any action or inaction by Mr. Lewis in his capacity as an officer, director, employee or agent of the Company and its affiliates, including the Parent, except to the extent that such claim or indemnification arises directly from any claim or cause of action that the Company or its affiliates may have that relates to or arises from Mr. Lewis' knowingly fraudulent, dishonest or willful misconduct, or receipt of any personal profit or advantage that he is not legally entitled to receive. The amount of legal fees and other expenses paid in respect to the Levenson litigation decreases the amount of cash available to the Parent to pay its outstanding indebtedness and other obligations. An adverse judgment against the Parent or any of the other defendants which the Parent is required to indemnify, a settlement by any defendant which the Parent is required to indemnify or the continued payment of substantial legal fees and other expenses could have a material adverse effect on the Parent.

9. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                        THIRTEEN WEEKS ENDED
                                          -------------------------------------------------
                                          APRIL 2,    JULY 2,    OCTOBER 1,    DECEMBER 31,
                                            1996       1996         1996           1996
                                          --------    -------    ----------    ------------
Year ended December 31, 1996:
  Sales.................................  $48,817     $50,678     $50,002        $47,930
  Gross profit(1).......................   33,402      34,643      33,880         32,825
  Net income............................    2,084       3,409(2)    2,164(2)         893

                   CAFETERIA OPERATORS, L.P. AND SUBSIDIARIES
 (A DELAWARE LIMITED PARTNERSHIP WHOLLY OWNED BY FURR'S/BISHOP'S, INCORPORATED)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                     THIRTEEN WEEKS ENDED
                                        -----------------------------------------------
                                        APRIL 4,    JULY 4,    OCTOBER 3,    JANUARY 2,
                                        --------    -------    ----------    ----------
Year ended January 2, 1996:
  Sales...............................  $52,754     $54,216     $53,944       $ 49,179
  Gross profit(1).....................   35,618      36,190      36,441         33,018
  Loss before extraordinary item......   (5,683)     (5,851)     (6,539)       (19,081)(2)
  Net income (loss)...................   (5,683)     (5,851)     (6,539)       138,538(2)(3)

---------------

(1) Gross profit is computed using cost of sales including depreciation expense.

(2) See Note 11 Special Charges and Credits.

(3) See Note 2 Restructuring.

10. RELATED PARTY TRANSACTIONS

     The Company had receivables from the general partner of $157 and $28 at December 31, 1996 and January 2, 1996, respectively.

     On June 7, 1996, the Parent, the Company and Kevin E. Lewis entered into the Consulting and Indemnity Agreement and General Release (the "Consulting Agreement") pursuant to which, among other things, Mr. Lewis would resign as President and Chief Executive Officer effective September 30, 1996 and would resign his position as Chairman of the Board on December 31, 1996, unless requested by the Board of Directors to continue until December 31, 1997. On September 17, 1996, at the request of the Board of Directors, Mr. Lewis agreed to remain President and Chief Executive Officer beyond September 30, 1996 with no change to the financial terms of the Consulting Agreement. On December 24, 1996, Mr. Lewis resigned as President and Chief Executive Officer effective December 31, 1996 and was requested by the Board to continue as Chairman of the Board into 1997. After his resignation as President and Chief Executive Officer, Mr. Lewis will serve as a consultant to the Company until December 31, 1997. Pursuant to the Consulting Agreement, Mr. Lewis will receive an annual base salary of $350 pro-rated through the end of 1996 and $250 through the end of 1997. Mr. Lewis received $75 upon the execution of the Consulting Agreement, $75 on September 30, 1996 and $100 on December 31, 1997. In addition, Mr. Lewis is entitled to receive $100 if requested to assist in certain negotiations on behalf of the Parent and additional compensation based upon the success of such negotiations. Furthermore, the Parent agreed to pay, among other things, certain legal expenses of Mr. Lewis incurred in connection with the negotiation of the Consulting Agreement and certain travel and moving related expenses. Effective January 1, 1997, Kenneth Reimer assumed the duties of President and Chief Executive Officer of the Parent on an interim basis. Mr. Reimer will receive $25 per month for each full or partial month of service and an additional $25 upon his resignation, if after March 31, 1997, or removal. The Board of Directors is conducting a search for an individual to serve as a permanent President and Chief Executive Officer of the Parent.

     Since February 1996, Cactus Enterprises, Inc., a company wholly owned by Kenneth Reimer, has performed certain management consulting services for the Board. Compensation for such services has been paid by the Parent at a rate of $2 per day. Total fees and expenses paid in 1996 were approximately $68.

11. SPECIAL CHARGES AND CREDITS

     Operating income for the thirteen week period ended October 1, 1996 includes a special credit of $709 for the proceeds received from the sale of certain trademarks and the termination of a trademark royalty agreement and the modification and extension of a lease related to the Parent's former El Paso Bar-B-Que Company restaurants. In addition, the Company recognized $174 of charges related to the Consulting Agreement and the search for a new President and Chief Executive Officer for the thirteen week period ended

                   CAFETERIA OPERATORS, L.P. AND SUBSIDIARIES
 (A DELAWARE LIMITED PARTNERSHIP WHOLLY OWNED BY FURR'S/BISHOP'S, INCORPORATED)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

October 1, 1996 and $96 for the thirteen week period ended July 2, 1996. Operating income for the thirteen week period ended July 2, 1996 includes a special credit of $699 for insurance proceeds received related to a fire loss incurred in February 1994.

     Operating loss for the thirteen week period ended January 2, 1996 includes special charges of $12,273, which includes $4,501 related to the reserve for store closings. Also included in the special charges is $7,772 to recognize the write-down of certain assets in property, plant and equipment to estimated fair values in accordance with the adoption of SFAS 121.

     Operating income for the fifty-three week period ended January 3, 1995 includes special charges to reserves of $2,656 for the estimated costs of closing five cafeteria locations and one specialty restaurant, including approximately $1,164 for the write-down of certain assets in property, plant and equipment to estimated fair value. Also included is a credit of $442 related to the settlement of a lawsuit by the Internal Revenue Service.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" ("SFAS 107"). The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

     At December 31, 1996 and January 2, 1996, the carrying amount and the fair value of the Company's financial instruments, as determined under SFAS 107, were as follows:

                                                                DECEMBER 31,    JANUARY 2,
                                                                    1996           1996
                                                                ------------    ----------
Long-term debt, including current portion and interest
  accrued through maturity:
  Carrying amount...........................................       $74,640        $80,951
  Estimated fair value......................................        45,773         47,538

     The Parent's long-term debt is held by a limited number of holders and is not publicly traded, and as a result, market quotes are not readily available. The fair value of the long-term debt at December 31, 1996 and January 2, 1996 is based upon the face amount of the debt resulting from the Restructuring described in Note 2 as management believes that this is most indicative of the fair value. The carrying values of accounts receivable, receivable from affiliates and accounts payable approximate fair value due to the short maturity of these financial instruments.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid in connection with the sale of the Notes being registered, all of which will be paid by the registrant. All amounts are estimates except the registration fee.

Registration Fee............................................  $15,784
Accounting Fees and Expenses................................  $10,000
Legal Fees and Expenses.....................................  $50,000
Trustee's Fees and Expenses.................................  $ 5,000
Printing and Engraving Fees and Expenses....................  $ 7,500
Miscellaneous...............................................  $ 7,500
          Total.............................................  $95,784

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102(b)(7) of the Delaware General Corporation Law enables a Delaware corporation to provide in its certificate of incorporation, and the Parent has so provided in its Restated Certificate of Incorporation, for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that a director's liability is not eliminated or limited: (1) for any breach of the director's duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve an intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law (which imposes liability on directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or (4) for any transaction from which the director derived an improper personal benefit. The Restated Certificate of Incorporation further provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as amended.

     Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party or witness or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. If the person indemnified is not wholly successful in such action, suit or proceeding, but is successful, on the merits or otherwise, in one or more but less than all claims, issues or matters in such proceeding, he or she may be indemnified against expenses actually and reasonably incurred in connection with each successfully resolved claim, issue or matter. In the case of an action or suit by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or manner therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

     The By-laws of the Parent provide that, to the fullest extent permitted by the Delaware General Corporation Law, the Parent shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding of the type described above by reason of the fact that he or she is or was a director or officer of the Parent or is or was serving at the request of the Parent as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. No expenses will be paid in advance except, as authorized by the Board of Directors, to a director or officer for expenses incurred while acting in his or her capacity as a director or officer, who has delivered an undertaking to the corporation to repay all amounts advanced if it should be later determined that such director or officer was not entitled to indemnification. The By-laws further provide that the above rights of indemnification are not exclusive of any other rights of indemnification that a director or officer may be entitled to from any other source.

     In addition, the Partnership Agreement of the Company provides that the Company shall indemnify and hold harmless each general partner, and any former general partner, of the Company, their respective affiliates and all officers, directors, partners, employees and agents of each general partner, former general partner and their respective affiliates (individually, an "Indemnitee"; provided, however, under no circumstances shall Michael J. Levenson or any of his affiliates be considered an Indemnitee) from and against all losses, claims, demands, costs, damages, liabilities, joint and several, expenses (including attorneys' fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits, or proceedings, civil, criminal, administrative or investigative, in which an Indemnitee may be involved, or threatened to be involved, as a party or otherwise, relating to or arising out of the Company, its property, business or affairs, regardless of whether the Indemnitee continues to be a general partner, an affiliate or an officer, director, partner, employee or agent of a general partner or an affiliate at the time any such liability or expense is paid or incurred, if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in the best interest of the Company and the Indemnitee's course of conduct does not constitute actual fraud, gross negligence or willful or wanton misconduct; provided, however, that such indemnification will be recoverable only out of the assets of the Company. The indemnification provided by the Partnership Agreement of the Company is in addition to any other rights to which the Indemnitee may be entitled to under any agreement with the Company or by vote of the partners, as a matter of law, or otherwise, as to both an action in the Indemnitee's capacity and any action in another capacity, and shall continue as to Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, administrators, and personal representatives of the Indemnitee. An Indemnitee shall not be denied indemnification because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was not prohibited by the terms of the Partnership Agreement of the Company.

     Expenses incurred (including legal fees and expenses) by, or on behalf of, the Indemnitee shall, from time to time, be paid by the Company in advance of any final disposition upon the approval of the general partner and the receipt of a written undertaking by, or on behalf of, the Indemnitee to repay such amounts if it shall ultimately be determined by a final, non-appealable judgment of a court of competent jurisdiction that the Indemnitee is not entitled to be indemnified by the Company. The Company may purchase and maintain insurance on behalf of any Indemnitee, enter into indemnity contracts with Indemnitees and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of indemnification obligations.

     Each current director of the Parent has entered into an Indemnification Agreement by and between the Parent and such director pursuant to which the Parent will indemnify such director and hold such director harmless from any and all losses, expenses and fines to the fullest extent authorized, permitted or not prohibited by the Delaware General Corporation Law or any other applicable law (including judicial, regulatory or administrative interpretations or readings thereof), the Parent's Certificate of Incorporation or By-laws as in effect on the date of execution of the agreement or other statutory provision authorizing such indemnification adopted after the date of execution of such agreement. In the event that after the date of the agreements the Parent provides any greater right of indemnification, in any respect, to any other person serving as an officer or director of the Parent, then such greater right of indemnification shall inure to the benefit of the respective director and shall be deemed to be incorporated in the relevant agreement as a basis for indemnity, at each director's election, together with the indemnity expressly set forth therein.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     On November 30, 1995, as part of the Restructuring, the Company issued to former 11% Noteholders $40.0 million aggregate principal amount of 12% Notes in exchange for $40.0 million aggregate principal amount of 11% Notes in reliance upon the exemptions provided by Sections 4(2) and 3(a)(9) of the Securities Act.

     On January 2, 1996, as part of the Restructuring, the Company issued to former 11% Noteholders an aggregate of 95% of the limited partnership interests of the Company in exchange for approximately $153 aggregate principal amount (plus approximately $46.6 million in accrued and unpaid interest) of 11% Notes in reliance upon the exemptions provided by Sections 4(2) and 3(a)(9) of the Securities Act.

     On January 2, 1996, as part of the Restructuring, the Company issued a 12%
Note in the principal amount of $1.7 million to the Trustees of General Electric Pension Trust in settlement of a $5.4 million, plus interest, judgment against Furr's/Bishop's Cafeterias, L.P. in reliance upon the exemption provided by
Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

        EXHIBIT                                  DESCRIPTION
        -------                                  -----------
          *3.1           -- Certificate of Amendment to the Certificate of Limited
                            Partnership of Cafeteria Operators, L.P dated July 11,
                            1995.
         **3.2           -- Second Amended and Restated Agreement of Limited
                            Partnership of Cafeteria Operators, L.P. (included as
                            Exhibit I to the Exchange Agreement filed as Exhibit
                            10.1)
         **4.1           -- Amended and Restated Indenture, dated as of November 15,
                            1995, by and between Cafeteria Operators, L.P. and Fleet
                            National Bank of Massachusetts (f/k/a Shawmut Bank,
                            N.A.).
        ***4.2           -- First Supplemental Indenture dated as of January 24, 1996 by and between Cafeteria Operators, L.P. and Fleet
                            National Bank of Massachusetts (f/k/a Shawmut Bank,
                            N.A.).
          *4.3           -- General Security Agreement dated March 27, 1992 by and
                            between Cafeteria Operators, L.P. and Shawmut Bank, N.A.
          *4.4           -- Security Agreement dated March 27, 1992 by and between
                            Cafeteria Operators, L.P. and Shawmut Bank, N.A.
          *4.5           -- Form of Assignment and Security Agreements relating to
                            deposits at Amarillo National Bank and Carlsbad National
                            Bank dated March 27, 1992 by and between Cafeteria
                            Operators, L.P. and Shawmut Bank, N.A.
          *4.6           -- General Security Agreement dated March 27, 1992 by and
                            between Furr's/Bishop's Specialty Group, L.P. and Shawmut
                            Bank, N.A.
          *4.7           -- Assignment for Security (Trademarks) dated March 27, 1992 by Cafeteria Operators, L.P. filed with the Patent and
                            Trademark Office.
          *4.8           -- Assignment for Security (Trademarks) dated as of December
                            28, 1995 by Cafeteria Operators, L.P. filed with the
                            Patent and Trademark Office.
          *4.9           -- Assignment for Security (Trademarks) dated as of December
                            28, 1995 by Furr's/Bishop's Specialty Group, L.P. filed
                            with the Patent and Trademark Office.

        EXHIBIT                                  DESCRIPTION
        -------                                  -----------
          *4.10          -- Amended and Restated Security Agreement and
                            Mortgage-Trademarks and Patents dated as of December 31,
                            1995 by and among Cafeteria Operators, L.P.,
                            Furr's/Bishop's Specialty Group, L.P. and Fleet National
                            Bank of Massachusetts (f/k/a Shawmut Bank, N.A.).
          *4.11          -- Special Power of Attorney dated March 27, 1992 by
                            Cafeteria Operators, L.P.
          *4.12          -- Special Power of Attorney dated as of December 28, 1995 by Cafeteria Operators, L.P.
          *4.13          -- Special Power of Attorney dated as of December 28, 1995 by Furr's/Bishop's Specialty Group, L.P.
         **4.14          -- Omnibus Agreement dated November 15, 1996 by and among
                            Cafeteria Operators, L.P., Specialty Group, L.P. and
                            Fleet National Bank of Massachusetts (f/k/a Shawmut Bank,
                            N.A.) (included as Exhibit E to the Exchange Agreement
                            filed as Exhibit 10.1).
          *4.15          -- First Amendment to Deed of Trust, dated as of November
                            15, 1995 by and between Cafeteria Operators, L.P. and
                            Fleet National Bank of Massachusetts (f/k/a Shawmut Bank,
                            N.A.) for premises located at Pima County, Arizona.
          *4.16          -- First Amendment to Deed of Trust, dated as of November
                            15, 1995 by and between Cafeteria Operators, L.P. and
                            Fleet National Bank of Massachusetts (f/k/a Shawmut Bank,
                            N.A.) for premises located at Jefferson County, Colorado.
          *4.17          -- First Amendment to Deed of Trust, dated as of November
                            15, 1995 by and between Cafeteria Operators, L.P. and
                            Fleet National Bank of Massachusetts (f/k/a Shawmut Bank,
                            N.A.) for premises located at Clark County, Nevada.
          *4.18          -- First Amendment to Deed of Trust, Security Agreement,
                            Financing Statement, Fixture Filing and Assignment of
                            Rents and Leases, dated as of November 15, 1995 by and
                            between Cafeteria Operators, L.P. and Fleet National Bank
                            of Massachusetts (f/k/a Shawmut Bank, N.A.) for premises
                            located at San Bernardino County, California.
          *4.19          -- First Amendment to Mortgage, Security Agreement and
                            Assignment of Leases and Rents, dated as of November 15,
                            1995 by and between Cafeteria Operators, L.P. and Fleet
                            National Bank of Massachusetts (f/k/a Shawmut Bank, N.A.)
                            for premises located at Johnson County, Kansas.
          *4.20          -- First Amendment to Deed of Trust, Security Agreement and
                            Assignment of Leases and Rents, dated as of November 15,
                            1995 by and between Cafeteria Operators, L.P. and Fleet
                            National Bank of Massachusetts (f/k/a Shawmut Bank, N.A.)
                            for premises located at St. Louis County, Missouri.
          *4.21          -- First Amendment to New Mexico Deed of Trust, of November
                            15, 1995 by and between Cafeteria Operators, L.P. and
                            Fleet National Bank of Massachusetts (f/k/a Shawmut Bank,
                            N.A.). for premises located at Bernalillo County, New
                            Mexico.
          *4.22          -- First Amendment to Mortgage with Power of Sale, dated as of November 15, 1995 by and between Cafeteria Operators,
                            L.P. and Fleet National Bank of Massachusetts (f/k/a
                            Shawmut Bank, N.A.) for premises located at Tulsa County,
                            Oklahoma.
          *4.23          -- First Amendment to Deed of Trust, Security Agreement and
                            Assignment of Leases, dated as of November 15, 1995 by
                            and between Cafeteria Operators, L.P. and Fleet National
                            Bank of Massachusetts (f/k/a Shawmut Bank, N.A.) for
                            premises located at Taylor County, Texas.

        EXHIBIT                                  DESCRIPTION
        -------                                  -----------
          *4.24          -- First Amendment to Deed of Trust, Security Agreement and
                            Assignment of Leases, dated as of November 15, 1995 by
                            and between Cafeteria Operators, L.P. and Fleet National
                            Bank of Massachusetts (f/k/a Shawmut Bank, N.A.) for
                            premises located at Cameron County, Texas.
          *4.25          -- First Amendment to Deed of Trust, Security Agreement and
                            Assignment of Leases, dated as of November 15, 1995 by
                            and between Cafeteria Operators, L.P. and Fleet National
                            Bank of Massachusetts (f/k/a Shawmut Bank, N.A.) for
                            premises located at Dallas County, Texas.
          *4.26          -- First Amendment to Deed of Trust, Security Agreement and
                            Assignment of Leases, dated as of November 15, 1995 by
                            and between Cafeteria Operators, L.P. and Fleet National
                            Bank of Massachusetts (f/k/a Shawmut Bank, N.A.) for
                            premises located at Lubbock County, Texas.
          *4.27          -- First Amendment to Deed of Trust, Security Agreement and
                            Assignment of Leases, dated as of November 15, 1995 by
                            and between Cafeteria Operators, L.P. and Fleet National
                            Bank of Massachusetts (f/k/a Shawmut Bank, N.A.) for
                            premises located at Grayson County, Texas.
          *4.28          -- First Amendment to Deed of Trust, Security Agreement and
                            Assignment of Leases, dated as of November 15, 1995 by
                            and between Cafeteria Operators, L.P. and Fleet National
                            Bank of Massachusetts (f/k/a Shawmut Bank, N.A.) for
                            premises located at Hopkins County, Texas.
           5.1           -- Opinion of Fulbright & Jaworski L.L.P.
        **10.1           -- Exchange Agreement, dated as of November 15, 1995, among
                            Furr's/Bishop's, Incorporated, Cafeteria Operators, L.P.
                            and holders of the 11% Senior Secured Notes.
         +10.2           -- Consulting and Indemnity Agreement and General Release,
                            dated as of June 7, 1996 by and between Kevin E. Lewis,
                            Furr's/Bishop's, Incorporated and Cafeteria Operators,
                            L.P.
        ++10.3           -- First Amendment to Consulting and Indemnity Agreement and
                            General Release, dated as of September 17, 1996 by and
                            between Kevin E. Lewis, Furr's/Bishop's, Incorporated and
                            Cafeteria Operators, L.P.
       +++10.4           -- Employment Letter Agreement, dated as of March 24, 1997, by and among Theodore J. Papit and Furr's/Bishop's,
                            Incorporated.
         *12.1           -- Statement re Computation of Ratios.
        ++21.1           -- Subsidiaries of the Registrant.
          23.1           -- Consent of KPMG Peat Marwick LLP, as independent
                            certified public accountants.
          23.2           -- Consent of Deloitte & Touche LLP, as independent
                            certified public accountants.
          23.3           -- Consent of Fulbright & Jaworski L.L.P. (included in their opinion filed as Exhibit 5.1).
          24.1           -- Power of Attorney (included in the Signature Page to this
                            Registration Statement).
         *25.1           -- Statement of Eligibility of Trustee.


     (b) Financial Statement Schedules

SCHEDULE                       DESCRIPTION                        PAGE
--------                       -----------                        ----
 II         Consolidated Valuation and Qualifying Accounts        S-1

---------------

  * Previously filed.

  ** Incorporated by reference from Furr's/Bishop's, Incorporated's Registration
     Statement on Form S-4, File No. 33-38978.

 *** Incorporated by reference from Furr's/Bishop's, Incorporated Form 10-K for the year ended January 2, 1996.


   + Incorporated by reference from Furr's/Bishop's, Incorporated Registration
     Statement on Form S-1, File No. 333-4576.


   ++ Incorporated by reference from Cafeteria Operators, L.P. Form 10-K for the year ended December 31, 1996.

 +++ Incorporated by reference from Furr's/Bishop's, Incorporated Form 10-Q for the interim period ended April 1, 1997.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold as of the termination of the offering.

     The undersigned Registrant hereby undertakes that:

          (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lubbock, State of Texas, on November 12, 1997.


                                            CAFETERIA OPERATORS, L.P.

                                            By: FURR'S/BISHOP'S, INCORPORATED

                                                By: /s/ THEODORE J. PAPIT
                                                --------------------------------
                                                       Theodore J. Papit
                                                 President and Chief Executive
                                                              Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----

                /s/ THEODORE J. PAPIT                  President, Chief Executive    November 12, 1997
-----------------------------------------------------    Officer and Director
                  Theodore J. Papit

                          *                            Chairman of the Board and     November 12, 1997
-----------------------------------------------------    Director
                   Kevin E. Lewis

                          *                            Director                      November 12, 1997
-----------------------------------------------------
                 E.W. Williams, Jr.

                          *                            Director                      November 12, 1997
-----------------------------------------------------
                   Suzanne Hopgood

                          *                            Director                      November 12, 1997
-----------------------------------------------------
                  Gilbert C. Osnos

                          *                            Director                      November 12, 1997
-----------------------------------------------------
                  Kenneth R. Reimer

                 /s/ ALTON R. SMITH                    Principal Accounting and      November 12, 1997
-----------------------------------------------------    Principal Financial
                   Alton R. Smith                        Officer

               By: /s/ KEVIN E. LEWIS
  -------------------------------------------------
                   Kevin E. Lewis
                  Attorney-in-Fact

                                                                     SCHEDULE II

                 CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS
                             (DOLLARS IN THOUSANDS)

                                                                ADDITIONS
                                                         ------------------------
                                            BALANCE AT   CHARGED TO    CHARGED TO                BALANCE AT
                                            BEGINNING    COSTS AND       OTHER                     END OF
               DESCRIPTION                  OF PERIOD     EXPENSES      ACCOUNTS    DEDUCTIONS     PERIOD
               -----------                  ----------   ----------    ----------   ----------   ----------
TWENTY-SIX WEEKS ENDED JULY 1, 1997
  Reserve for store closing...............    $3,548       $  565         $ --        $  664(a)    $3,449
                                              ======       ======         ====        ======       ======
  Allowance for doubtful accounts
     receivable                               $   20       $    7         $ --        $    2       $   25
                                              ======       ======         ====        ======       ======
YEAR ENDED DECEMBER 31, 1996:
  Reserve for store closing...............    $5,839       $  226         $160        $2,677(a)    $3,548
                                              ======       ======         ====        ======       ======
  Allowance for doubtful accounts
     receivable...........................    $   27       $   (1)(b)     $ --        $    6(c)    $   20
                                              ======       ======         ====        ======       ======
YEAR ENDED JANUARY 2, 1996
  Reserve for store closing...............    $3,479       $4,155         $ --        $1,795(a)    $5,839
                                              ======       ======         ====        ======       ======
  Allowance for doubtful accounts
     receivable...........................    $   64       $  (16)(b)     $ --        $   21(c)    $   27
                                              ======       ======         ====        ======       ======
YEAR ENDED JANUARY 3, 1995
  Reserve for store closing...............    $4,749       $1,083         $ --        $2,353(a)    $3,479
                                              ======       ======         ====        ======       ======
  Allowance for doubtful accounts
     receivable...........................    $   35       $   29         $ --        $   --       $   64
                                              ======       ======         ====        ======       ======

---------------

(a) Includes costs and expenses incurred during the year on closed units and severance payments.

(b) Net adjustment reflects $12 reversal of expense in 1996 and $16 in 1995.

(c) Related asset account was written off.

                               INDEX TO EXHIBITS

        EXHIBIT                                  DESCRIPTION
        -------                                  -----------
          *3.1           -- Certificate of Amendment to the Certificate of Limited
                            Partnership of Cafeteria Operators, L.P dated July 11,
                            1995.
         **3.2           -- Second Amended and Restated Agreement of Limited
                            Partnership of Cafeteria Operators, L.P. (included as
                            Exhibit I to the Exchange Agreement filed as Exhibit
                            10.1)
         **4.1           -- Amended and Restated Indenture, dated as of November 15,
                            1995, by and between Cafeteria Operators, L.P. and Fleet
                            National Bank of Massachusetts (f/k/a Shawmut Bank,
                            N.A.).
        ***4.2           -- First Supplemental Indenture dated as of January 24, 1996 by and between Cafeteria Operators, L.P. and Fleet
                            National Bank of Massachusetts (f/k/a Shawmut Bank,
                            N.A.).
          *4.3           -- General Security Agreement dated March 27, 1992 by and
                            between Cafeteria Operators, L.P. and Shawmut Bank, N.A.
          *4.4           -- Security Agreement dated March 27, 1992 by and between
                            Cafeteria Operators, L.P. and Shawmut Bank, N.A.
          *4.5           -- Form of Assignment and Security Agreements relating to
                            deposits at Amarillo National Bank and Carlsbad National
                            Bank dated March 27, 1992 by and between Cafeteria
                            Operators, L.P. and Shawmut Bank, N.A.
          *4.6           -- General Security Agreement dated March 27, 1992 by and
                            between Furr's/Bishop's Specialty Group, L.P. and Shawmut
                            Bank, N.A.
          *4.7           -- Assignment for Security (Trademarks) dated March 27, 1992 by Cafeteria Operators, L.P. filed with the Patent and
                            Trademark Office.
          *4.8           -- Assignment for Security (Trademarks) dated as of December
                            28, 1995 by Cafeteria Operators, L.P. filed with the
                            Patent and Trademark Office.
          *4.9           -- Assignment for Security (Trademarks) dated as of December
                            28, 1995 by Furr's/Bishop's Specialty Group, L.P. filed
                            with the Patent and Trademark Office.
          *4.10          -- Amended and Restated Security Agreement and Mortgage
                            -Trademarks and Patents dated as of December 31, 1995 by
                            and among Cafeteria Operators, L.P., Furr's/Bishop's
                            Specialty Group, L.P. and Fleet National Bank of
                            Massachusetts (f/k/a Shawmut Bank, N.A.).
          *4.11          -- Special Power of Attorney dated March 27, 1992 by
                            Cafeteria Operators, L.P.
          *4.12          -- Special Power of Attorney dated as of December 28, 1995 by Cafeteria Operators, L.P.
          *4.13          -- Special Power of Attorney dated as of December 28, 1995 by Furr's/Bishop's Specialty Group, L.P.
         **4.14          -- Omnibus Agreement dated November 15, 1996 by and among
                            Cafeteria Operators, L.P., Specialty Group, L.P. and
                            Fleet National Bank of Massachusetts (f/k/a Shawmut Bank,
                            N.A.) (included as Exhibit E to the Exchange Agreement
                            filed as Exhibit 10.1).
          *4.15          -- First Amendment to Deed of Trust, dated as of November
                            15, 1995 by and between Cafeteria Operators, L.P. and
                            Fleet National Bank of Massachusetts (f/k/a Shawmut Bank,
                            N.A.) for premises located at Pima County, Arizona.
          *4.16          -- First Amendment to Deed of Trust, dated as of November
                            15, 1995 by and between Cafeteria Operators, L.P. and
                            Fleet National Bank of Massachusetts (f/k/a Shawmut Bank,
                            N.A.) for premises located at Jefferson County, Colorado.

        EXHIBIT                                  DESCRIPTION
        -------                                  -----------
          *4.17          -- First Amendment to Deed of Trust, dated as of November
                            15, 1995 by and between Cafeteria Operators, L.P. and
                            Fleet National Bank of Massachusetts (f/k/a Shawmut Bank,
                            N.A.) for premises located at Clark County, Nevada.
          *4.18          -- First Amendment to Deed of Trust, Security Agreement,
                            Financing Statement, Fixture Filing and Assignment of
                            Rents and Leases, dated as of November 15, 1995 by and
                            between Cafeteria Operators, L.P. and Fleet National Bank
                            of Massachusetts (f/k/a Shawmut Bank, N.A.) for premises
                            located at San Bernardino County, California.
          *4.19          -- First Amendment to Mortgage, Security Agreement and
                            Assignment of Leases and Rents, dated as of November 15,
                            1995 by and between Cafeteria Operators, L.P. and Fleet
                            National Bank of Massachusetts (f/k/a Shawmut Bank, N.A.)
                            for premises located at Johnson County, Kansas.
          *4.20          -- First Amendment to Deed of Trust, Security Agreement and
                            Assignment of Leases and Rents, dated as of November 15,
                            1995 by and between Cafeteria Operators, L.P. and Fleet
                            National Bank of Massachusetts (f/k/a Shawmut Bank, N.A.)
                            for premises located at St. Louis County, Missouri.
          *4.21          -- First Amendment to New Mexico Deed of Trust, of November
                            15, 1995 by and between Cafeteria Operators, L.P. and
                            Fleet National Bank of Massachusetts (f/k/a Shawmut Bank,
                            N.A.). for premises located at Bernalillo County, New
                            Mexico.
          *4.22          -- First Amendment to Mortgage with Power of Sale, dated as of November 15, 1995 by and between Cafeteria Operators,
                            L.P. and Fleet National Bank of Massachusetts (f/k/a
                            Shawmut Bank, N.A.) for premises located at Tulsa County,
                            Oklahoma.
          *4.23          -- First Amendment to Deed of Trust, Security Agreement and
                            Assignment of Leases, dated as of November 15, 1995 by
                            and between Cafeteria Operators, L.P. and Fleet National
                            Bank of Massachusetts (f/k/a Shawmut Bank, N.A.) for
                            premises located at Taylor County, Texas.
          *4.24          -- First Amendment to Deed of Trust, Security Agreement and
                            Assignment of Leases, dated as of November 15, 1995 by
                            and between Cafeteria Operators, L.P. and Fleet National
                            Bank of Massachusetts (f/k/a Shawmut Bank, N.A.) for
                            premises located at Cameron County, Texas.
          *4.25          -- First Amendment to Deed of Trust, Security Agreement and
                            Assignment of Leases, dated as of November 15, 1995 by
                            and between Cafeteria Operators, L.P. and Fleet National
                            Bank of Massachusetts (f/k/a Shawmut Bank, N.A.) for
                            premises located at Dallas County, Texas.
          *4.26          -- First Amendment to Deed of Trust, Security Agreement and
                            Assignment of Leases, dated as of November 15, 1995 by
                            and between Cafeteria Operators, L.P. and Fleet National
                            Bank of Massachusetts (f/k/a Shawmut Bank, N.A.) for
                            premises located at Lubbock County, Texas.
          *4.27          -- First Amendment to Deed of Trust, Security Agreement and
                            Assignment of Leases, dated as of November 15, 1995 by
                            and between Cafeteria Operators, L.P. and Fleet National
                            Bank of Massachusetts (f/k/a Shawmut Bank, N.A.) for
                            premises located at Grayson County, Texas.
          *4.28          -- First Amendment to Deed of Trust, Security Agreement and
                            Assignment of Leases, dated as of November 15, 1995 by
                            and between Cafeteria Operators, L.P. and Fleet National
                            Bank of Massachusetts (f/k/a Shawmut Bank, N.A.) for
                            premises located at Hopkins County, Texas.

            5.1           -- Opinion of Fulbright & Jaworski L.L.P.
         **10.1           -- Exchange Agreement, dated as of November 15, 1995, among Furr's/Bishop's, Incorporated,
                             Cafeteria Operators, L.P. and holders of the 11% Senior Secured Notes.
          +10.2           -- Consulting and Indemnity Agreement and General Release, dated as of June 7, 1996 by and between Kevin E. Lewis, Furr's/Bishop's, Incorporated and Cafeteria Operators, L.P.
         ++10.3           -- First Amendment to Consulting and Indemnity Agreement and General Release, dated as of
                             September 17, 1996 by and between Kevin E. Lewis, Furr's/Bishop's, Incorporated and
                             Cafeteria Operators, L.P.
        +++10.4           -- Employment Letter Agreement, dated as of March 24, 1997, by and among Theodore J. Papit and Furr's/Bishop's, Incorporated.
          *12.1           -- Statement re Computation of Ratios.
         ++21.1           -- Subsidiaries of the Registrant.
           23.1           -- Consent of KPMG Peat Marwick LLP, as independent certified public accountants.
           23.2           -- Consent of Deloitte & Touche LLP, as independent certified public accountants.
           23.3           -- Consent of Fulbright & Jaworski L.L.P. (included in their opinion filed as Exhibit
                             5.1).
           24.1           -- Power of Attorney (included in the Signature Page to this Registration Statement).
          *25.1           -- Statement of Eligibility of Trustee.


---------------

   * Previously filed.

  ** Incorporated by reference from Furr's/Bishop's, Incorporated's Registration
     Statement on Form S-4, File No. 33-38978.

 *** Incorporated by reference from Furr's/Bishop's, Incorporated Form 10-K for the year ended January 2, 1996.


   + Incorporated by reference from Furr's/Bishop's, Incorporated Registration
     Statement on Form S-1, File No. 333-4576.


   ++ Incorporated by reference from Cafeteria Operators, L.P. Form 10-K for the year ended December 31, 1996.

 +++ Incorporated by reference from Furr's/Bishop's, Incorporated Form 10-Q for the interim period ended April 1, 1997.